REVOLVING CREDIT AGREEMENT

                              dated as of May 10, 1994

                                        among

                             AVONDALE INDUSTRIES, INC.,

                                   as the Company

                           VARIOUS FINANCIAL INSTITUTIONS,

                                    as the Banks

                                         and

                                CONTINENTAL BANK N.A.

          as the Agent for the Banks

                    This REVOLVING CREDIT AGREEMENT dated as of May 10, 1994, by and among AVONDALE INDUSTRIES, INC., a Louisiana corporation (the "Company"), the various financial institutions signatory hereto (collectively, the "Banks," and, individually, a "Bank"), and CONTINENTAL BANK N.A. as agent for the Banks (the "Agent").

                                 W I T N E S S E T H:

                    WHEREAS, the Company wishes to repay certain of its existing Indebtedness, obtain a revolving credit facility to provide financing for the Company's reimbursement obligations under Letters of Credit and for general corporate purposes, including the Company's ongoing working capital requirements;

                    WHEREAS, the Company wishes to obtain a letter of credit facility (i) to refinance and replace certain existing letters of credit issued for the account of the Company and
          (ii) for the Company's ongoing letter of credit requirements; and

                    WHEREAS, upon the terms and subject to the conditions set forth herein, the Agent is willing to cause the LC Issuer to issue letters of credit for the account of the Company and the Banks are willing to (i) make loans and advances to the Company and (ii) purchase participations in letters of credit issued by the LC Issuer for the account of the Company.

                    NOW, THEREFORE, the Company, the Banks and the Agent hereby agree as follows:


                                      SECTION I
                                     DEFINITIONS

                    Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such definitions, and the definitions of all other terms defined herein, to be equally applicable to both their singular and plural forms):

                    "Account Debtor" shall mean, with respect to any Account, the Person who is obligated on such Account.

                    "Accounts" shall mean (i) any right to payment for goods sold, delivered or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance and (ii) any right to payment due under any and all contracts for the construction of ships or other vessels.

                    "Acquisition" shall mean any transaction or series of transactions by which the Company acquires, either directly or through an Affiliate or Subsidiary or otherwise, (x) any or all of the stock or other securities of any class of any Person or
          (y) a substantial portion of the assets, or a division or line of business of any Person.

                    "Adjusted Consolidated Net Income - Cash Flow Coverage" shall mean, for any period, the sum of:

                    (a)  Consolidated Net Income for such period;

               plus

                    (b) depreciation and amortization of the Company and its Subsidiaries for such period;

               plus

                    (c) extraordinary losses (or minus extraordinary gains) on the sale or other transfer of assets or adjustment of the carrying value of any assets, in each case, of the Company or its Subsidiaries for such period;

               less

                    (d) Capital Expenditures of the Company or its Subsidiaries for such period; and

               less

                    (e) cash dividends paid with respect to the capital stock of the Company for such period.

                    "Adjusted Consolidated Net Income - Interest Coverage" shall mean, for any period the sum of:

                    (a)  Consolidated Net Income for such period;

               plus

                    (b) depreciation and amortization of the Company and its Subsidiaries for such period;

               plus

                    (c) extraordinary losses (or minus extraordinary gains) on the sale or other transfer of assets or adjustment of the carrying value of any assets, in each case, of the Company or its Subsidiaries for such period;

               plus

                    (d) Consolidated Cash Interest Expense of the Company
               and its Subsidiaries for such period; and

               plus

                    (e) income tax expense of the Company and its
               Subsidiaries during such period.

                    "Affiliate" of any Person shall mean any other Person who, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to be "controlled by" any other Person who possesses, directly or indirectly, power: (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                    "Agent" shall mean Continental Bank N.A. and its successors, or such other Bank or financial institution as shall have been subsequently appointed as successor Agent pursuant to
          Section 9.3 of this Agreement.

                    "Agreement" shall mean this Revolving Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

                    "Alternate Base Rate" shall mean, for any day, a fluctuating rate of interest per annum equal to the greater of
          (i) the Base Rate in effect on such day or (ii) the Federal Funds Effective Rate in effect on such day plus .50%. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Base Rate shall be effective on the date such change in the Base Rate is announced, any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be a fluctuating rate per annum equal to the Base Rate in effect from time to time until the circumstances giving rise to such inability no longer exist.

                    "Applicable Margin" shall mean in respect of any Eurodollar Rate Loan, two and one-half (2.5%) percent.

                    "Articles of Incorporation" shall mean the Articles of Incorporation of the Company dated March 16, 1990 and March 20, 1990, as filed with the Louisiana Secretary of State as the same may be amended or supplemented from time to time.

                    "Assessed Value" shall mean the fair market value as determined from time to time by an independent appraiser acceptable to the Agent, of a piece of property or equipment, less the amount of any Indebtedness secured by the property or equipment.
                    Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by an assigning Bank and an assignee Bank, and accepted by the Agent, in accordance with Section 10.7, substantially in the form of Exhibit A.

                    "Assignment of Claims Notice (Company)" shall mean, collectively, the Notices of Assignment with respect to the Navy Contracts of the Company sent to the United States government by the Agent, pursuant to the Assignment of Claims Act of 1940 as amended (31 U.S.C. 3727, 41 U.S.C. 15) and acknowledged by the appropriate administrative contracting officer, and disbursing officer, and if applicable, any surety on any bond applicable to the Navy Contracts.

                    "Available Commitment" shall mean, at any particular time, for each Bank, an amount equal to the excess, if any, of
          (a) the amount of such Bank's Commitment at such time over (b) the sum of the aggregate unpaid principal amount at such time of all Loans made by such Bank pursuant to this Agreement plus the amount of such Bank's Percentage of the Letter of Credit Outstandings at such time.

                    "Avondale Cash Debit" shall have the meaning assigned to such term in the Preferred Stock Purchase Agreement.

                    "Avondale Drydock" shall mean that certain floating drydock named AVONDALE DRYDOCK, Official Number 568190.

                    "Bank Party" shall have the meaning given to said term in Section 10.5.

                    "Base Rate" shall mean, at any time and from time to time, the rate per annum then most recently announced by the Agent at its head office as its base or reference rate. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Agent in connection with extensions of credit. The Agent shall give notice promptly to the Company and the Banks of changes in the Base Rate.

                    "Base Rate Loans" shall mean a Loan bearing interest at a fluctuating rate of interest determined by reference to the Alternate Base Rate.

                    "Borrowing Base" shall have the meaning given to said term in Section 2.3(a).

                    "Borrowing Base Certificate" shall mean a certificate substantially in form of Exhibit B executed by a Responsible Officer of the Company and delivered to the Agent.

                    "Borrowing Date" shall mean any Business Day specified in a notice pursuant to Sections 2.4 or 3.1 as a date on which the Company requests the Banks to make Loans hereunder or the LC Issuer to issue a Letter of Credit.

                    "Borrowing Request" means a loan request and certificate duly executed by a Responsible Officer of the Company on behalf of the Company and substantially in the form of Exhibit C.

                    "Business Day" shall mean:

                         (a) a day other than a Saturday, Sunday or other
                    day on which commercial banks in Chicago, Illinois, are authorized or required by law to close; and

                         (b) relative to the date of:

                              (i) making or continuing any Loans as, or
                         converting any Loans from or into, Eurodollar Rate
                         Loans,

                              (ii) making any payment or prepayment of
                         principal of or payment of interest on any portion of the principal amount of any Loans being maintained as Eurodollar Rate Loans, or

                              (iii) the Company's giving notice (or the
                         number of Business Days to elapse prior to the effectiveness thereof) in connection with any matter referred to in clause (b)(i) or (b)(ii),

                    any day on which dealings in Dollars are carried on in the interbank market of the Agent's Eurodollar Office.

                    "Capital Expenditures" shall mean, as to any Person, without duplication and for any period, the cost attributed in accordance with GAAP consistent with those applied in preparation of the financial statements referred to in Section 4.1 to acquisitions during such period by such Person of any asset, tangible or intangible, or replacements or substitutes therefor or additions thereto which such Person treated as a noncurrent asset on such Person's financial statements, including, without limitation, the acquisition or construction of assets having a useful life of more than one year.

                    "Cash Equivalent Investments" shall mean (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit or other deposit arrangements with maturities of not more than one year from the date acquired issued by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $200,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Corporation and at least P-1 or the equivalent by Moody's Investors Services, Inc.; (iii) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause
          (ii) above; (iv) commercial paper, master notes, or corporate debt obligations other than those issued by the Company or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation, at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., or at least D-1 or the equivalent thereof by Duff & Phelps Credit Rating Company, in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses
          (i) through (iv) above.

                    "Cash Flow Coverage Ratio" shall mean, for any period, the ratio of (i) Adjusted Consolidated Net Income - Cash Flow Coverage during such period to (ii) Total Funded Debt as of the last day of such period (subject to adjustment as provided below). The Cash Flow Coverage Ratio shall be calculated as of the last day of each fiscal quarter of the Company as follows:
          (i) for the Company's fiscal quarters ending on June 30 and September 30, 1994 Adjusted Consolidated Net Income - Cash Flow shall be calculated for the period beginning on January 1, 1994 and ending on such date and shall be multiplied by 2 and 1- 1/3, respectively, and (ii) for the Company's fiscal quarters ending on and after December 31, 1994, Adjusted Consolidated Net Income
          - Cash Flow shall be calculated for the four quarter period ending on such date and no adjustment shall be made thereto.

                    "Cash Management Letter" shall mean a letter substantially in the form of Exhibit D.

                    "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                    "CERCLIS" shall mean the Comprehensive Environmental Compensation Liability Information System List.

                    "Change of Control" shall mean any of the following events:

                    (i) less than a majority of the members of the Company's Board of Directors shall be persons who either (A) were serving as directors on the date of this Agreement or (B) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (A) above or this clause (B);
                    (ii) the failure of the Company to own 100% of the
                         capital stock of any Subsidiary Guarantor; or

                    (iii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

                    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                    "Code Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company is treated as a "single employer" under subsection (b), (c), (m) or
          (o) of Section 414 of the Code.

                    "Collateral" shall mean all of the property in respect of which a Lien has been granted by the Company or any Subsidiary Guarantor in favor of the Agent for the benefit of the Banks and the LC Issuer under the terms of the Collateral Documents.

                    "Collateral Access Agreement" shall mean any landlord waivers, mortgagee waivers, bailee letters or similar acknowledgment agreements of any warehouseman or processor in possession of any Inventory, in each case, in form and substance acceptable to the Agent.

                    "Collateral Documents" shall mean all of the contracts, instruments and other documents now or hereafter executed and delivered in connection with this Agreement, pursuant to which Liens are granted to the Agent in the Collateral for the benefit of the Banks and the LC Issuer, including, without limitation the 900 Foot Floating Drydock Mortgage, Security Agreement (Company), Subsidiary Guarantees, Stock Pledge Agreement (Company), Subsidiary Security Agreements, each Assignment of Claims Notice (Company) and Stock Pledge Agreement (ATS).

                    "Commitment" shall mean, for each Bank, for the period from and including the Effective Date to but excluding the Expiration Date the amount set forth in Schedule I under the heading "Commitment" as such amount may be adjusted pursuant to
          Section 2.5, Section VIII or Section 10.7.

                    "Consent Notice" shall have the meaning given to said term in Section 2.17.

                    "Consolidated Net Income" shall mean, for any period, the consolidated net income (or net loss) of the Company and its Subsidiaries for such period, determined in accordance with GAAP.

                    "Consolidated Net Worth" shall mean, at a particular date, all amounts which would be included under shareholders' equity (except amounts relating to the then outstanding principal balance of any Preferred Stock) on a consolidated balance sheet of the Company and its Subsidiaries determined in accordance with GAAP as at such date.

                    "Consolidated Cash Interest Expense" shall mean, for any period, the amount of any cash interest paid by the Company and it Subsidiaries during such period, determined in accordance with GAAP.

                    "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or to permit the primary obligor to meet financial covenants, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, including, without limitation contingent obligations with respect to performance and other similar bonds and instruments whether secured or unsecured; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

                    "Continental" shall mean Continental Bank N.A. and its successors.

                    "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by a Responsible Officer of the Company and substantially in the form of Exhibit E.

                    "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                    "Credit Extension" shall mean (i) the making of any Loan hereunder; or (ii) the issuance, renewal, modification or extension of any Letter of Credit.
                    "Credits" shall have the meaning set forth in the Preferred Stock Purchase Agreement.

                    "Customary Permitted Liens" shall mean (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the appropriate Subsidiary, as the case may be, in accordance with GAAP, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's, vendor's, lessor's, workmen's, refurbisher's, bunkerer's, employee's, crew's, stevedore's or other like Liens or Liens for salvage, in each case, arising in the ordinary course of business by operation of law which are not overdue for a period of more than ninety days or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made and (iii) Liens for salvage and general average which are either unclaimed or fully covered by insurance.

                    "Debits" shall have the meaning set forth in the Preferred Stock Purchase Agreement.

                    "Default" shall mean any of the events specified in
          Section VIII of this Agreement, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                    "Disbursement Date" shall have the meaning given to said term in Section 3.5.

                    "Dividend Calculation Period" shall have the meaning given to said term in Section 7.6.

                    "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

                    "Domestic Office" means, relative to any Bank, the office of such Bank designated as such below its signature hereto (or such other office of such Bank (or any successor or permitted assign of such Bank) within the United States as may be designated from time to time by notice from such Bank to the Agent and the Company.

                    "Effective Date" shall have the meaning given to said term in Section 5.1.

                    "Eligible Billed Commercial Receivables" shall mean at any date, except as hereinafter provided in this definition, the aggregate face amount of all trade Accounts of the Company and the Subsidiary Guarantors, reduced (without duplication for the amounts referred to in clauses (a) through (n) below) by the amount of all returns, discounts, claims, credits, charges, or other allowances and by the aggregate amount of all reserves and limits (including limits on credit exposure to any Account Debtor) required by the Agent pursuant to Section 2.3(b). Unless otherwise approved in writing by the Agent, no Account shall be deemed to be an Eligible Billed Commercial Receivable unless it satisfies each of the following requirements to the satisfaction of the Agent:

                    (a) the Company or the applicable Subsidiary Guarantor has title to such Account;

                    (b) such Account is a valid, binding and legally enforceable obligation of the applicable Account Debtor;

                    (c) such Account is not the subject of any dispute, setoff, counterclaim or other claim or defense on the part of the Account Debtor denying liability under such Account, in each case, in whole or in part; provided that if only a portion of any such Account is the subject of any such dispute, setoff, counterclaim, or other claim or defense on the part of the Account Debtor denying liability under such Account, only the portion of such Account which is subject to such dispute, setoff, counterclaim or defense shall be excluded as an Eligible Billed Commercial Receivable as a result of the requirements specified in this clause (c);

                    (d) the Company or a Subsidiary Guarantor has the right to assign and grant Liens in such Account to the Agent as security for the Obligations (or, in the case of a Subsidiary Guarantor, as security for its obligations under the Subsidiary Guarantee executed by it);

                    (e) such Account is subject to a fully perfected Lien in favor of the Agent for its benefit and the ratable benefit of the Banks, which Lien is fully perfected and, subject only to Customary Permitted Liens, prior to the rights of, and enforceable as such against, all other Persons;

                    (f) such Account is not subject to any Lien in favor of any Person other than the Liens created by the applicable Collateral Documents and Customary Permitted Liens;

                    (g) such Account is a bona fide Account arising from the delivery, charge or sale (on an absolute basis and not on a consignment, approval, or sale-and-return basis) of goods or the rendering of services by the Company or a Subsidiary Guarantor in the ordinary course of its business, which goods have been shipped, delivered or charged and made available to, or which services have been performed for, the Account Debtor for such Account; provided that, subject to the other terms and conditions of this Agreement, up to $3,000,000 of the aggregate face amount of Accounts of the Company and the Subsidiary Guarantors may constitute Eligible Billed Commercial Receivables regardless of whether the goods or services with respect to which such Account relates have been delivered or fully performed;
                    (i)  with respect to such Account, no Account Debtor is

                         (i)  incorporated in or primarily conducting
                    business in any jurisdiction located outside the United States unless (A) such sale is either on an irrevocable letter of credit acceptable to the Agent or acceptance terms acceptable to the Agent or (B) such Account and the related Account Debtor is otherwise approved by the Agent in writing; provided that, the provisions of this clause (i) shall not apply to the extent that such Account Debtor is British Petroleum or any of its Subsidiaries to the extent such Account is guaranteed by British Petroleum, or Holland America or any of its Subsidiaries to the extent such Account is guaranteed by Holland America,

                         (ii) an Affiliate of the Company or any of its Subsidiaries,

                         (iii)  a foreign government or any agency,
                    department or instrumentality thereof unless such sale is on an irrevocable letter of credit acceptable to the Agent or acceptance terms acceptable to the Agent,

                         (iv)  the subject of any reorganization,
                    bankruptcy, debt arrangement, receivership, custodianship, insolvency or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding (and such Account Debtor has not become insolvent or generally failed to pay, or admitted in writing its inability or unwillingness to pay, debts as they become due), or

                         (v) an agency, department or instrumentality of the United States or any state or local governmental authority in the United States;

                    (j) such Account is not outstanding more than 90 days after the date of the original applicable invoice related thereto;

                    (k) such Account is not an Account owing by an Account Debtor as to which, at the time of any determination of Eligible Billed Commercial Receivables, more than 50% of the aggregate amount owing by such Account Debtor to the Company or any Subsidiary Guarantor under Accounts has been outstanding more than 90 days after the date of the original applicable invoice related thereto;

                    (l) no warranty or representation contained in this Agreement or any Loan Document applicable either to Accounts in general or to such Account has been breached in any material respect with respect to such Account;
                    (m) such Account is denominated in Dollars and is payable within the United States; and

                    (n) the sale represented by such Account is not on terms longer than 60 days (or in the case of sales to Lykes Lines Incorporated, on terms longer than 90 days).

                    "Eligible Billed U.S. Government Receivables" shall mean at any date, except as hereinafter provided in this definition, the aggregate face amount of all trade Accounts of the Company and the Subsidiary Guarantors, reduced (without duplication for the amounts referred to in clauses (a) through
          (m) below) by the amount of all returns, discounts, claims, credits, charges, or other allowances and by the aggregate amount of all reserves and limits required by the Agent pursuant to
          Section 2.3(b). Unless otherwise approved in writing by the Agent, no Account shall be deemed to be an Eligible Billed U.S. Government Receivable unless it satisfies each of the following requirements to the satisfaction of the Agent:

                    (a) the Company or the applicable Subsidiary Guarantor has title to such Account;

                    (b) such Account is a valid, binding and legally enforceable obligation of the applicable Account Debtor;

                    (c) such Account is not the subject of any dispute, setoff, counterclaim or other claim or defense on the part of the Account Debtor denying liability under such Account, in each case, in whole or in part; provided that if only a portion of any such Account is the subject of any such dispute, setoff, counterclaim, or other claim or defense on the part of the Account Debtor denying liability under such Account, only the portion of such Account which is subject to such dispute, setoff, counterclaim or defense shall be excluded as an Eligible Billed Commercial Receivable as a result of the requirements specified in this clause (c);

                    (d) the Company or a Subsidiary Guarantor has the right to assign and grant Liens in such Account to the Agent as security for the Obligations (or, in the case of a Subsidiary Guarantor, as security for its obligations under the Subsidiary Guarantee executed by it);

                    (e) such Account is subject to a fully perfected Lien in favor of the Agent for its benefit and the ratable benefit of the Banks, which Lien is fully perfected and, subject only to Customary Permitted Liens, prior to the rights of, and enforceable as such against, all other Persons;

                    (f) such Account is not subject to any Lien in favor of any Person other than the Liens created by the applicable Collateral Documents and Customary Permitted Liens;
                    (g) such Account is a bona fide Account arising from the delivery, charge or sale (on an absolute basis and not on a consignment, approval, or sale-and-return basis) of goods or the rendering of services by the Company or a Subsidiary Guarantor in the ordinary course of its business, which goods have been shipped, delivered or charged and made available to, or which services have been performed for, the Account Debtor for such Account;

                    (h) such Account arises under a Government Contract with, and the Account Debtor with respect to such Account is, the United States or any agency or instrumentality thereof, including, without limitation, the United States Navy;

                    (i) such Account is not outstanding more than 30 days after the date of the original applicable invoice related thereto;

                    (j) no warranty or representation contained in this Agreement or any Loan Document applicable either to Accounts in general or to such Account has been breached in any material respect with respect to such Account;

                    (k) the Company or the applicable Subsidiary Guarantor has assigned its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. 3727, 41 U.S.C. 15), to the satisfaction of the Agent;

                    (l) such Account is denominated in Dollars and is payable within the United States; and

                    (m) the sale represented by such Account is payable upon presentation of the applicable invoice related thereto to the contracting officer specified in the related Government Contract.

                    "Eligible Commercial Inventory" shall mean, at any date, except as hereinafter provided in this definition, the value of Inventory of the Company and the Subsidiary Guarantors that consists of raw materials or finished goods. In determining such value such Inventory shall be valued at the lower of cost (determined on an average cost basis) or market, less any goods in transit to third parties (other than to the Company's or a Subsidiary Guarantor's agents and warehouses for which the Company has obtained the documentation referred to in clause (b) below). The Borrowing Base shall also be reduced by the amount of any reserves required by the Agent pursuant to Section 2.3(b). Unless otherwise approved in writing by the Agent, no Inventory shall be deemed Eligible Commercial Inventory unless it satisfies each of the following requirements to the satisfaction of the
          Agent:

                    (a) the Company or the applicable Subsidiary Guarantor has title to such Inventory;

                    (b)  with respect to any Inventory located on property
               (i) owned by the Company or any Subsidiary Guarantor which is subject to a mortgage, deed of trust or similar Lien in favor of a Person other than the Agent, or (ii) which is not owned by the Company or any Subsidiary Guarantor, if requested by the Agent, the Company shall have delivered to the Agent a Collateral Access Agreement executed, as applicable, by the mortgagee, landlord, warehouseman or processor with respect thereto;

                    (c) the Company or its applicable Subsidiary Guarantor has the right to assign and grant a Lien in such Inventory to the Agent as security for the Obligations;

                    (d) all of such Inventory is subject to a Lien in favor of the Agent for its benefit and the ratable benefit of the Banks, which Lien is fully perfected and, subject only to Customary Permitted Liens, prior to the rights of, and enforceable as such against, all other Persons;

                    (e) none of such Inventory is subject to any Lien in favor of any Person other than the Liens created by the applicable Collateral Documents and Customary Permitted Liens;

                    (f)  none of such Inventory is supplies and packaging;

                    (g) none of such Inventory is subject to any consignment with any Person;

                    (h) such Inventory meets in all material respects all material standards imposed by any Person having regulatory authority over such goods or their use and/or sale;

                    (i) such Inventory is located in one of the plants or shipyards operated by the Company or a Subsidiary Guarantor;

                    (j)  such Inventory has not been charged to a contract;
               and

                    (k) none of such Inventory has given rise to any Account

                    "Environmental Laws" means:

                    (a)  CERCLA;

                    (b) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment Act of 1984, 42 U.S.C.A. Section 6901 et seq.;

                    (c) the Clean Air Act, 42 U.S.C.A. Section 7401 et seq.;

                    (d) the Clean Water Act of 1977, 33 U.S.C.A. Section 1251 et seq.;

                    (e)  the Toxic Substances Control Act, 15 U.S.C.A.
          Section 2601 et seq.; and

                    (f) all other Federal, state and local laws, rules and regulations relating to air pollution, water pollution, noise control and/or the handling, discharge, existence, disposal or recovery of on-site or off-site hazardous, toxic or dangerous waste, substances or materials, as each of the foregoing may be amended from time to time.

                    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company would be deemed to be a "single employer" within the meaning of
          Section 4001 of ERISA.

                    "ESOP" shall have the meaning given to said term in
          Section 4.12.

                    "Eurodollar Office" shall mean, relative to any Bank, the office of such Bank designated as such below its signature hereto (or, in the case of an assignee pursuant to Section 10.7, in the assignment executed by it) or such other office of such Bank as designated from time to time by notice from such Bank to the Company and the Agent, whether or not outside the United States, which shall be making or maintaining Eurodollar Rate Loans of such Bank hereunder.

                    "Eurodollar Rate" shall mean, relative to the Interest Period for each Eurodollar Rate Loan comprising all or any part of the same borrowing, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to each Reference Bank's Eurodollar Office in the interbank eurodollar market as at or about 10:00 a.m., Chicago time, two Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period, in an amount approximately equal or comparable to the amount of such Reference Bank's Eurodollar Rate Loan comprising part of such borrowing and for a period equal to such Interest Period.

                    "Eurodollar Rate (Adjusted)" means, relative to any portion of a Loan to be made, continued or maintained as, or converted into, a Eurodollar Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

                    Eurodollar Rate     =           Eurodollar Rate
                    (Adjusted)                    1 - the Eurodollar
                                                      Reserve Percentage

                    "Eurodollar Rate Loan" shall mean a Loan bearing interest, at all times during the Interest Period applicable to such Loan, at a rate of interest determined by reference to the Eurodollar Rate (Adjusted).

                    "Eurodollar Reserve Percentage" shall mean, relative to any Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

                    "Event of Default" shall mean any of the events specified in Section VIII of this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

                    "Excess Subsidiary Borrowing Base Amount" shall mean, with respect to any Subsidiary Guarantor the excess, if any, of
          (i)(A) seventy-five percent (75%) of such Subsidiary Guarantor's Eligible Billed Commercial Receivables, plus (B) sixty percent (60%) of such Subsidiary Guarantor's Eligible Billed U.S. Government Receivables, plus (C) forty percent (40%) of such Subsidiary Guarantor's Eligible Commercial Inventory over (ii) the maximum liability of such Subsidiary Guarantor under, and determined pursuant to the provisions of, the Subsidiary Guaranty executed by it.

                    "Existing Credit Facility" shall mean the loans and other financial accommodations made to the Company pursuant to that certain Amended and Restated Credit Agreement dated as of April 16, 1992, as amended, among the Company, various financial institutions party thereto and Canadian Imperial Bank of Commerce, New York Agency, as agent.

                    "Expiration Date" shall mean the earlier to occur of
          (i) May 10, 1996; provided, however that in the event the "Expiration Date" is extended pursuant to Section 2.17 the date in this clause (i) shall be extended to such extended Expiration Date, or (ii) the earliest date on which all of the following shall have occurred: (x) the Letter of Credit Outstandings is zero, (y) all Obligations (including, without limitation, all Reimbursement Obligations) have been indefeasibly paid in full in cash and have otherwise been satisfied and discharged in full and
          (z) all Commitments have been reduced to zero.

                    "Extension Date" shall mean the date which is one year prior to the then current Expiration Date.

                    "Extension Notice" shall mean a notice to the Agent from the Company substantially in the form of Exhibit F.

                    "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the next preceding Business Day.

                    "Fee Letter" shall mean that certain letter dated March 22, 1994 between Continental and the Company providing for, among other things, the payment of certain fees in connection with this Agreement.

                    "Financing Lease" shall mean any lease obligation which is capitalized on a balance sheet of a Person prepared in accordance with GAAP.

                    First Preferred Ship Mortgage shall mean that certain First Preferred Ship Mortgage dated October 21, 1975, granted on the Avondale Drydock by Avondale Shipyards, Inc., a Louisiana corporation and predecessor-in-interest to the Company, in favor of the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, and recorded in the office of the Vessel Documentation Officer, U.S. Coast Guard (the "Documentation Officer") in New Orleans, Louisiana, in Preferred Mortgage Book No. 100, Instrument No. 1, on October 21, 1975, at 10:30 a.m., as amended and supplemented by that certain Assumption Agreement and Supplement No. 1 to First Preferred Ship Mortgage dated September 27, 1985, made and executed by Avondale Industries, Inc., a Delaware corporation and predecessor-in-interest to Mortgagor, and recorded in the office of the Documentation Officer in New Orleans, Louisiana, in Preferred Mortgage Book 177, Instrument 71, on September 27, 1985, at 10:50 a.m., and as further assumed and supplemented by that certain Assumption Agreement and Supplement No. 2 to First Preferred Ship Mortgage dated March 13, 1991, made and executed by Company, and recorded in the office of the Documentation Officer in New Orleans, Louisiana, in Preferred Mortgage Book No. 228, Instrument No. 116, on March 13, 1991, at 10:39 a.m.
                    "Fixed Asset Property" shall mean property, plant and equipment listed on the Company's consolidated balance sheet at any time and which does not constitute Collateral.

                    "F.R.S. Board" shall mean the Board of Governors of the Federal Reserve System.

                    "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

                    "Government Contract" shall have the meaning given to said term in Section 4.18.

                    Governmental Authority" shall mean any sovereign state or nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the United States Department of Defense and the United States Navy.

                    "Gulfport" means Avondale Gulfport Marine, Inc., a Delaware corporation.

                    "Hazardous Material" shall mean and includes (a) any asbestos, PCBs, or dioxins, or insulation or other material composed of or containing asbestos, PCBs or dioxins, (b) any petroleum product, and (c) any hazardous, toxic, or dangerous waste, substance, or material defined as such in (or for purposes of) CERCLA, any so-called "Superfund" or "Superlien" law, or any other applicable federal, state, local, or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, or material, as now or at any time hereafter in effect.

                    "Impermissible Qualification" shall mean, relative to the opinion or certification of any independent public accountant as to any financial statement of any Person, any qualification or exception to such opinion or certification which:

                         (a) is of a "going concern" or similar nature;

                         (b) relates to the limited scope of examination or
               matters relevant to such financial statement.

                    "Indebtedness" of a Person, shall mean, at a particular date, the sum (without duplication and in conformity with GAAP) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, all notes payable and all obligations evidenced by bonds, debentures, notes or other similar instruments but excluding trade payables incurred in the ordinary course of business), (b) obligations with respect to any installment sale or conditional sale agreement or title retention agreement, (c) indebtedness arising under acceptance facilities,
          (d) unpaid reimbursement obligations arising in connection with surety, performance or other similar bonds and in connection with standby letters of credit issued in lieu of such bonds, (e) the outstanding amount of all other letters of credit (other than those referred to in clause (d)) issued for the account of such Person and, without duplication, all unpaid reimbursement obligations thereunder, (f) Financing Leases, (g) payment obligations with respect to interest rate swap, cap, collar, floating rate or similar agreements, (h) any withdrawal liability obligation of such Person or an ERISA Affiliate to a Multiemployer Plan, (i) any Preferred Stock of such Person to the extent that such Preferred Stock is convertible at the option of such Person or the holder thereof into Indebtedness of a type described in another clause of this definition, and (j) Contingent Obligations of such Person, including, without limitation Contingent Obligations with respect to performance and other similar bonds and instruments whether secured or unsecured, but excluding any Contingent Obligations of the Company under the Preferred Stock Purchase Agreement.

                    "Indemnified Liabilities" shall have the meaning given to such term in Section 10.5.

                    "Initial Credit Event" shall mean the initial Credit Extension hereunder.

                    "Interest Coverage Ratio" shall mean, for any period, the ratio of (i) Adjusted Consolidated Net Income - Interest Coverage during such period to (ii) Consolidated Cash Interest Expense during such period. The Interest Coverage Ratio shall be calculated as of the last day of each fiscal quarter of the Company as follows: (i) for the Company's fiscal quarters ending on June 30 and September 30, 1994 Adjusted Consolidated Net Income - Interest Coverage and Consolidated Cash Interest Expense shall be calculated for the period beginning on January 1, 1994 and ending on such date and (ii) for the Company's fiscal quarters ending on or after December 31, 1994, Adjusted Consolidated Net Income - Interest Coverage Ratio and Consolidated Cash Interest shall be calculated for the four quarter period ending on such date.

                    "Interest Period" shall mean the period from the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to Section 2.4 or 2.7, and, unless the maturity of such Eurodollar Rate Loan is accelerated, the day which numerically corresponds to such date one, two or three months thereafter as the Company may select in its irrevocable notice of borrowing to the Agent as provided in
          Section 2.4 or in its notice of conversion as provided in Section
          2.7 of this Agreement as the case may be; provided that, the foregoing provisions relating to Interest Periods are subject to the following:
                         (a) the Company shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than 4 different dates;

                         (b) if there exists no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month;

                         (c) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is a Business Day falling in a new calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

                         (d) the Company shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Expiration Date.

                    "Inventory" shall mean all of the Company's "inventory" as that term is defined in Section 9-109(4) of the UCC, and shall include, without limitation: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the Company's business; (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (iii) all goods returned or repossessed by the Company.

                    "Investment" means, relative to any Person:

                         (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

                         (b)  any Contingent Obligation of such Person; and

                         (c) any ownership or similar interest held by such Person in any other Person.

                    "Issuance Fee" shall have the meaning given to said term in Section 3.3.

                    "Issuance Request" shall mean a certificate duly executed by a Responsible Officer of the Company in substantially the form of Exhibit G, and delivered to the LC Issuer (with a copy to the Agent) requesting its issuance of the Letter of Credit described therein.

                    "Jo Ann Agreements" shall mean, collectively, (i) the Trust Indenture dated July 1, 1981, between Board of Commissioners of the Port of New Orleans (the "Port") and First National Bank of Commerce as Trustee (the "Bond Trustee"), as supplemented by that certain First Supplemental Indenture dated June 1, 1983 (the "First Supplemental Indenture"), and the Series 1983 Industrial Revenue Bonds outstanding and issued pursuant to the terms thereof (the "Jo Ann Bonds"), (ii) the Installment Sales Agreement dated July 1, 1981, between the Port and the Company, as supplemented by that certain First Supplemental Installment Sales Agreement dated June 1, 1983 (as so supplemented, the "Installment Sales Agreement"), (iii) the Reimbursement Agreement dated as of March 18, 1993 (the "Ogden Reimbursement Agreement"), between Chemical Bank as successor by merger to Manufacturers Hanover Trust Company ("Chemical Bank") and Ogden, (iv) the Irrevocable Letter of Credit No. SC016860 (prior to any amendment, the "Original Letter of Credit"), as amended by an Amendment to Irrevocable Letter of Credit No. SC016860 issued by Chemical Bank for the account of Ogden in the original face amount of $37,994,532 in favor of First National

          Bank of Commerce, as Bond Trustee (as so amended, the "Ogden Letter of Credit"), (v) the Guaranty Agreement dated as of July 1, 1981, made by Ogden Management Corporation in favor of the Bond Trustee, as supplemented by that certain First Supplemental Guaranty Agreement dated as of June 1, 1983, and (vi) the Guaranty and Indemnity Agreement dated July 1, 1981, made by Ogden in favor of the Port, as supplemented by that certain First Supplemental Guaranty and Indemnity Agreement dated June 1, 1983, in the case of each of the agreements and documents referenced in the foregoing clauses, as the same may be amended, supplemented or otherwise modified from time to time.

                    "Jo Ann Drydock" shall mean that certain floating drydock named JO ANN DRYDOCK, Official Number 982958.

                    "Jo Ann Drydock Assets" shall mean the Jo Ann Drydock and the other property and assets of the Company which were purchased and/or constructed with the proceeds of the Jo Ann Bonds.

                    "Jo Ann Refinancing Indebtedness" shall mean the Indebtedness of the Company incurred to refinance the Jo Ann Bonds as contemplated by the first sentence of Section 7.17.

                    "LC Issuer" shall mean Continental in its individual capacity and not as Agent and, with the consent of the Agent, the Company and such Bank, any other Bank. With respect to Letters of Credit issued by the LC Issuer, the LC Issuer shall have the benefits of each provision of this Agreement as if it were a Bank, and provisions of this Agreement and the other Loan Documents which are for "the benefit of the Banks" shall also be for the benefit of the LC Issuer. If there shall be more than one LC Issuer at any time, to the extent relevant, the term "LC Issuer" shall mean both LC Issuers.

                    "Letter of Credit" shall have the meaning given to said term in Section 3.1.
                    "Letter of Credit Availability" shall mean, at any time, the lesser of (a) $25,000,000 minus any Letter of Credit Outstanding(s) and (b) the aggregate amount of then Available Commitments.

                    "Letter of Credit Commission" shall mean one and seven-eighths percent (1.875%) per annum.

                    "Letter of Credit Fee" shall have the meaning given to said term in Section 3.3.

                    "Letter of Credit Outstandings" shall mean, at any time, an amount equal to the sum of (a) the aggregate undrawn, available amount at such time of all Letters of Credit then outstanding plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

                    "Lien" shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease, and the filing of any financing statement (but only to the extent any such financing statement purports to record the grant of a security interest and not including any financing statements filed for notice purposes only) under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

                    "Line of Credit" shall mean the aggregate revolving credit line extended by the Banks to the Company for Loans and Letters of Credit pursuant to and in accordance with the terms of this Agreement, in the amount of $35,000,000.00 as such amount may be reduced from time to time in accordance with Section 2.5 or Section VIII.

                    "Loan Documents" shall mean this Agreement, the Revolving Notes, the Letters of Credit, the Collateral Documents, and all instruments, agreements and documents now or hereafter executed and delivered in connection herewith or therewith.

                    "Loans" shall have the meaning given to said term in
          Section 2.1.

                    "Material Adverse Effect" shall mean, a material adverse effect on the business, operations, property or financial or other condition of the Company or the Company and its Subsidiaries, taken as a whole, or on the ability of the Company or any Subsidiary to perform its obligations under this Agreement, the Revolving Notes or the other Loan Documents.

                    "Maximum Cash Debit Amount": means the difference between $1,000,000 and any cash amount(s) previously paid by the Company in satisfaction of Debits under the Preferred Stock Purchase Agreement.

                    "Multiemployer Plan" shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                    "Navy Contracts" shall mean any and all contracts between the Company and/or any Subsidiary Guarantor and the United States Navy, including, but not limited to those listed on
          Schedule II, which Schedule lists each Navy Contract in excess of $5,000,000 in effect as of the date of this Agreement, and all contracts entered into after the date hereof between the Company (and/or any Subsidiary Guarantor) and the United States Navy.

                    "900 Foot Floating Drydock Mortgage" shall mean the Second Preferred Ship Mortgage dated as of the date hereof made by the Company in favor of the Agent for the benefit of the Agent and the Banks, covering the Avondale Drydock, as the same may be amended, supplemented or otherwise modified from time to time.

                    "Non-United States Person" shall mean a Person who is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

                    "Obligations" shall mean all obligations (monetary or otherwise) of the Company to the Agent and/or the Banks arising under or in connection with this Agreement, the Revolving Notes (including, without limitation, the Reimbursement Obligations and the Letters of Credit) and the other Loan Documents, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred.

                    "Ogden" shall mean Ogden Corporation, a Delaware corporation, in its own right and as successor by merger to Ogden American Corporation.

                    "Ogden Cash Credit" shall have the meaning assigned to such term in the Preferred Stock Purchase Agreement.

                    "Ogden Letter of Intent " shall mean that certain letter agreement dated as of April 29, 1994, between the Company and Ogden, pursuant to which, and subject to the terms and conditions set forth therein, the Preferred Stock Purchase Agreement and the Tax Sharing Agreement will be terminated in certain circumstances, and shall include any definitive agreement embodying the terms of such letter of intent.

                    "Payment Office" shall have the meaning given to said term in Section 2.11.

                    "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor to PBGC.

                    "Percentage" of any Bank shall mean, at any time, the percentage set forth opposite such Bank's name on Schedule I as the same may be adjusted pursuant to Section 10.7.

                    "Permitted Liens" shall have the meaning given to said term in Section 7.2.

                    "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                    "Plan" shall mean any employee benefit plan which is covered by ERISA and in respect of which the Company or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                    "Preferred Stock" shall mean any shares of stock of the Company designated as Preferred Stock in the Articles of Incorporation of the Company.

                    "Preferred Stock Purchase Agreement" shall mean that certain Amended and Restated Preferred Stock Purchase Agreement dated as of March 18, 1993 (the "Amended and Restated Preferred Stock Purchase Agreement"), as amended, supplemented or modified from time to time with the prior written consent of the Agent.

                    "PSPA Guaranteed Obligations" shall mean, at any time prior to the termination of the Preferred Stock Purchase Agreement pursuant to the Ogden Letter of Intent or otherwise with the prior written consent of the Agent, the obligations of the Company or any Subsidiary which are guaranteed by Ogden and are referenced in Section 5(a) or 5(b) of the Preferred Stock Purchase Agreement.

                    "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December.

                    "Reference Bank" shall mean Continental.

                    "Register" shall have the meaning given to said term in
          Section 10.7(e).

                    "Reimbursement Obligation" shall have the meaning given to said term in Section 3.6.

                    "Related Parties" shall have the meaning given to said term in Section 9.2.

                    "Release" means a "release" as such term is defined in CERCLA.

                    "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

                    "Required Banks" shall mean Banks holding 51% of the aggregate Commitments, if no Loans are outstanding and there are no Letter of Credit Outstandings, and, otherwise, Banks holding 51% of outstanding Loans and Letter of Credit Outstandings.

                    "Requirement of Law" shall mean as to any Person, the certificate or articles of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                    "Responsible Officer" shall mean the chief executive officer or the chief financial officer of the Company and/or any Subsidiary Guarantor, or any other officer of any such Person designated as a "Responsible Officer" for purposes of this Agreement and the other Loan Documents and for whom the Agent has received a certificate of incumbency in form satisfactory to the Agent.

                    "Revolving Note" shall have the meaning given to said term in Section 2.2.

                    "Security Agreement (Company)" shall mean the Security Agreement dated as of the date hereof made by the Company in favor of the Agent, for the benefit of the Banks, covering certain of the personal property of the Company, as amended, supplemented or otherwise modified from time to time.

                    "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                    "Solvent" means, with respect to any Person at any time, a condition under which:

                    (a) the fair saleable value of such Person's assets on the date of determination is greater than the present value of the total amount of such Person's liabilities (including contingent and unliquidated liabilities) at such time;

                    (b) such Person is able to pay all of its liabilities as such liabilities mature; and

                    (c) such Person does not have unreasonably small capital with which to conduct its business.

          For purposes of this definition:

                    (d)  the amount of a Person's contingent or
          unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

                    (e) the "fair saleable value" of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value; and

                    (f) the "regular market value" of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions.

                    "Stated Expiry Date" shall have the meaning given to said term in Section 3.1(b).

                    "Stock Pledge Agreement (ATS)" shall mean the Stock Pledge Agreement dated as of the date hereof made by Avondale Technical Services, Inc., a Louisiana corporation, in favor of the Agent for the benefit of the Banks, as the same may be amended, supplemented or modified from time to time.

                    "Stock Pledge Agreement (Company)" shall mean the Stock Pledge Agreement dated as of the date hereof made by the Company in favor of the Agent for the benefit of the Banks, as the same may be amended, supplemented or modified from time to time.

                    "Subordinated Debentures" has the meaning given such term in the Preferred Stock Purchase Agreement. As set forth in the Preferred Stock Purchase Agreement, the Subordinated Debentures shall contain subordination provisions acceptable to the Agent.

                    "Subsidiary" shall mean any Person (including each Subsidiary Guarantor) as to which the Company shall at the time, directly or indirectly through a Subsidiary, (i) have sufficient voting power to entitle it to elect immediately or to have had elected a majority of the board of directors or similar governing body of such Person, or (ii) own 50% or more of the equity interests issued by such Person.

                    "Subsidiary Guarantee" shall mean a Guarantee substantially in the form of Exhibit H executed by each Subsidiary Guarantor of the Company and each Subsidiary of the Company created or acquired after the date of this Agreement in favor of the Agent for the benefit of the Banks, as the same may be amended, supplemented or otherwise modified from time to time.

                    "Subsidiary Guarantor" shall mean the following Subsidiaries of the Company: (i) Gulfport, (ii) Avondale Technical Services, Inc., a Louisiana corporation, (iii) Crawford Technical Services, Inc., a Louisiana corporation, and (iv) Genco Industries, Inc., a Texas corporation.

                    "Subsidiary Security Agreement" shall mean a Security Agreement substantially in the form of Exhibit I executed by each Subsidiary Guarantor in favor of the Agent for the benefit of the Banks, covering certain of the personal property of the Subsidiary Guarantor party thereto, as amended, supplemented or otherwise modified from time to time.

                    "Taxes" shall have the meaning given to said term in
          Section 2.14.

                    "Tax Sharing Agreement" shall mean the Tax Sharing Agreement dated as of September 24, 1985, by and between Ogden and the Company, as amended by the Preferred Stock Purchase Agreement, and as further amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Agent.

                    "Total Funded Debt" shall mean, at any time, the sum of
          (i) all Indebtedness of the Company and each of its Subsidiaries (including any reimbursement obligations with respect to any letters of credit, including the Letters of Credit, but exclusive of the undrawn face amount of any such letters of credit) at such time plus (ii) the greater of (A) $0 or (B) the difference between (1) the aggregate undrawn face amount of all letters of credit issued for the account of or guaranteed by the Company or any or its Subsidiaries and (2) cash balances of the Company and its Subsidiaries in excess of $5,000,000, in each case at such time.

                    "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of Illinois.

                    "Unbilled Accounts" shall mean at any time all accounts receivable arising out of or in connection with the sale of goods or the rendering of services which have been performed by the Company under contracts between the Company and the United States Navy or another agency, department or instrumentality of the United States, but which have not, at such time, been billed or invoiced to (and accepted by) the United States Navy or such other agency, department or instrumentality pursuant to the terms of such contracts.

                    Section 1.2  Other Definitional Provisions.

                    (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings given to said terms in Section 1.1 or the preamble of this Agreement when used in the Loan Documents or any certificate or other documents made or delivered pursuant hereto.

                    (b) Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Section, Schedule, Exhibit and like references are references to this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition, in each case, unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 10.2. References in this Agreement to any Person shall include such Person's successors and permitted assigns.

                    Section 1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Company's auditors and except that unaudited interim financial statements are subject to audit and normal year-end adjustments (including absence of footnote disclosure)) with the most recent audited financial statements of the Company delivered to the Banks; provided that, if the Company notifies the Agent and the Banks that the Company wishes to amend any covenant in
          Section VII or any related definition to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Agent or the Required Banks wish to amend Section VII or any related definition for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective (and without giving effect to any previous change in GAAP subject to a notice contemplated by this sentence), until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

                                     SECTION II
                                   REVOLVING LOANS

                    Section 2.1  Revolving Loan Commitment.

                    Subject to the terms and conditions set forth in this Agreement, on and after the Effective Date and to and excluding the Expiration Date, each of the Banks severally agrees to make revolving loans and advances to the Company (the "Loans").


                    Section 2.2  Revolving Note.

                    (a) The Loans made by each Bank pursuant hereto shall be evidenced by a promissory note of the Company substantially in the form of Exhibit J (each a "Revolving Note" and collectively the "Revolving Notes"), made payable to the order of such Bank in a principal amount equal to such Bank's Commitment as of the Effective Date (or such other amount as may otherwise be relevant as a result of any assignments permitted by this Agreement).

                    (b) The Company hereby irrevocably authorizes each Bank to make (or cause to be made) appropriate notations on such Bank's books and records (including its computer records), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, the interest rate on and Interest Period, if any, applicable from time to time to, the Loans evidenced thereby. Any such notations indicating the outstanding principal amount of such Bank's Loans shall (absent manifest error) be rebuttably presumptive evidence of the principal amount thereof owing and unpaid, but the failure to record any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under such Revolving Note to make payments of principal of or interest on such Loans when due.

                    Section 2.3  Determination of Borrowing Base.

                    (a) Subject to Section 2.3(b), the principal amount of Revolving Loans shall not in the aggregate at any time exceed the lesser of:

                    (i) the Line of Credit then in effect minus the Letter of Credit Outstandings; and

                    (ii)  the amount then equal to:

                         (A) seventy-five percent (75%) of the Eligible Billed Commercial Receivables, plus

                         (B) sixty percent (60%) of Eligible Billed U.S. Government Receivables, plus

                         (C) forty percent (40%) of Eligible Commercial Inventory, plus

                         (D) sixty-five percent (65%) of the Assessed Value of the Avondale Drydock, minus

                         (E) the aggregate Excess Subsidiary Borrowing Base Amount with respect to each of the Subsidiary Guarantors, and minus

                         (F)  the Letter of Credit Outstandings.

          The sum of the amounts calculated in accordance with clauses
          (ii)(A) through (E) is hereinafter referred to as the "Borrowing
          Base".

                    (b)  The Agent at any time shall be entitled to
          (i) establish and increase or decrease reserves against Eligible Billed Commercial Receivables, Eligible Billed U.S. Government Receivables and Eligible Commercial Inventory, to reflect any Liens or claims on or with respect to any of the foregoing, including, without limitation Customary Permitted Liens, and any other costs and expenses which the Agent could reasonably be expected to expend or incur in connection with a liquidation of, or foreclosure on, the Collateral and (ii) impose limits on credit exposure to any Account Debtor, in each case, in its discretion. The Agent may, but shall not be required to, rely on each Borrowing Base Certificate and any other schedules or reports delivered to the Agent in connection herewith in determining the then eligibility of Accounts and Inventory.

                    Section 2.4  Procedure for Borrowing.

                    (a) A Loan may be made on any Business Day; provided that the Company shall give the Agent an irrevocable Borrowing Request (i) at or before 10:00 a.m. Chicago time at least three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Rate Loans, and (ii) at or before 10:00 a.m. Chicago time at least one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether the borrowing is to be a Eurodollar Rate Loan or a Base Rate Loan, (D) in the case of Eurodollar Rate Loans, the requested Interest Period applicable thereto and (E) the bank and account number of the Company to which the Agent should wire the proceeds of such Loan. The Agent shall promptly notify the Banks of its receipt of any such irrevocable notice of borrowing from the Company. Each Loan shall be in an aggregate principal amount equal to (i) if a Base Rate Loan, the lesser of (A) $1,000,000 or an integral multiple of $250,000 in excess thereof or (B) the sum of the then Available Commitments and (ii) in the case of Eurodollar Rate Loans, $1,000,000 or an integral multiple of $250,000 in excess thereof.

                    (b) On or before 12:00 p.m. Chicago time on the Business Day specified in the Company's Borrowing Request, each Bank shall provide the Agent with funds at the Payment Office in an amount equal to such Bank's Percentage of the requested borrowing. The proceeds of each borrowing shall be made available by the Agent to the Company by wire transferring such funds to such account as shall be designated by the Company to the Agent in the notice of borrowing. No Bank's obligation to make any Loan shall be affected by any other Bank's failure to make any Loan. Neither the Agent nor any Bank shall have any liability for the failure of any Bank (other than itself) to fund a Loan.
                    (c) With respect to any Loan, unless the Agent shall have been notified in writing by any Bank prior to the date of making such Loan that such Bank does not intend to make available to the Agent such Bank's portion of the Loan to be made on such date, the Agent may (but shall not be obligated to) assume that such Bank has made such amount available to the Agent on that date and, in reliance on such assumption, the Agent may make available to the Company a corresponding amount. If such amount is not made available by such Bank to the Agent on the date of making such Loan, such Bank shall be obligated to pay such amount to the Agent and shall pay to the Agent on demand interest on such amount at the Federal Funds Effective Rate for the number of days from and including the date of making such Loan to the date on which such Bank's portion of the Loan becomes immediately available to the Agent, together with such other compensatory amounts (including, but not limited to, administrative fees) as may be required to be paid by such Bank to the Agent pursuant to the Rules for Interbank Compensation of the Council of International Banking or of the New York Clearing House Compensation Committee, as the case may be, as in effect from time to time. The Agent (but not the defaulting Bank) shall also be entitled to recover such amount, with interest thereon at the rate per annum then applicable to the Loans comprising such borrowing, upon demand, from the Company. A statement of the Agent submitted to any Bank with respect to any amounts owing under this Section 2.4(c) shall be conclusive and binding in the absence of manifest error. Nothing in this Section 2.4(c) shall be deemed to relieve any Bank from its obligation to fulfill its Commitments hereunder. If any Loan shall not be funded on the applicable borrowing date because any condition precedent herein specified shall not have been met, the Agent shall return the amounts so received to the respective Bank as soon as practicable.

                    Section 2.5  Reduction of Commitments.

                    (a) The Company shall have the right from time to time, upon not less than five Business Days' irrevocable notice to the Agent, to reduce the amount of the Commitments, provided that at no time may the Commitments be reduced by the Company to an amount less than the sum of the outstanding principal amount of Loans and the Letter of Credit Outstandings. Any such voluntary reduction shall be in an amount of $1,000,000, or an integral multiple thereof.

                    (b) Each reduction in the Commitments shall be permanent and irrevocable. All reductions in Commitments shall be made pro rata to the Commitments of the Banks. The Agent shall promptly notify each Bank of the amount of any reduction of its Commitment.

                    Section 2.6  Optional Prepayments.

                    (a) Base Rate Loans. The Company may, from time to time, on any Business Day, prepay the Base Rate Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Agent by the Company of at least two Business Days, specifying the date and amount of prepayment. If such notice is given, the Company shall make such prepayment to the Agent at the Payment Office for the account of and pro rata disbursement to the Banks, and the principal payment amount specified in such notice shall be due and payable on the date specified therein with accrued interest to such date on such amount being due on the next succeeding Quarterly Payment Date. Partial prepayments of the Base Rate Loans shall be in an aggregate principal amount of $250,000 or integral multiples thereof.

                    (b) Eurodollar Rate Loans. The Company may, from time to time, on the last Business Day of the relevant Interest Period, prepay the Eurodollar Rate Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Agent by the Company of at least three Business Days, specifying the date and amount of prepayment. The Company may, from time to time, on any Business Day prior to the last Business Day of the relevant Interest Period, prepay the entire amount (and not less than the entire amount) of a Eurodollar Rate Loan, upon irrevocable notice to the Agent by the Company of at least three Business Days, specifying the date and amount of prepayment; provided, however, that the Company shall pay to the Agent for the account of the Banks in addition to the prepayment amount the sum of the amounts required to be paid in accordance with Section
          2.15. If either such notice is given, the Company shall make such prepayment and payment of such other amounts to the Agent at the Payment Office for the account of and disbursement to the Banks, and the payment amount specified in such notice shall be due and payable on the date specified therein together with accrued interest to such date on the amount prepaid. With respect only to the prepayment of Eurodollar Rate Loans on the last Business Day of the relevant Interest Period, partial prepayments shall be in an aggregate principal amount of $250,000, or integral multiples thereof.

                    Section 2.7 Continuation and Conversion Elections. At the election of the Company pursuant to a Continuation/Conversion Notice delivered by telephone and confirmed by either delivering or faxing to the Agent a duly completed and executed Continuation/Conversion Notice, at or before 10:00 a.m., Chicago time, on any Business Day, the Company may elect from time to time on not less than three Business Days' prior notice:

                    (a) that all, or any portion in a minimum aggregate
               principal amount of $1,000,000 and an integral multiple of $250,000 in excess thereof, of any Base Rate Loans be converted into Eurodollar Rate Loans or, all or any portion in a minimum aggregate amount of $1,000,000 and an integral multiple of $250,000 in excess thereof, of any Eurodollar Rate Loan be converted into Base Rate Loans;

                    (b) on the expiration of the Interest Period applicable
               to any Eurodollar Rate Loans, that all, or any portion in an aggregate minimum principal amount of $1,000,000 and an integral multiple of $250,000 in excess thereof, of such Eurodollar Rate Loans be continued as Eurodollar Rate Loans (in the absence of delivery of such notice under this clause prior to the expiration if any Interest Period, the Company will be deemed to have elected that such Eurodollar Rate Loans be converted to Base Rate Loans), provided that:

                    (x) no portion of the outstanding principal amount of
               any Loans may be continued as, or be converted into, Eurodollar Rate Loans when any Default or Event of Default has occurred and is continuing; and

                    (y) no portion of the outstanding principal amount of
               any Loans may be made or continued as, or converted into, Eurodollar Rate Loans if, after giving effect to such action, the aggregate principal amount of any Eurodollar Rate Loans having a particular Interest Period is less than $1,000,000 or an integral multiple of $250,000 in excess thereof.

                    Section 2.8 Interest Rate and Payment Dates. Interest on Loans shall be payable in accordance with this Section 2.8.

                    (a) From the date any Loan is made to the date the principal amount of such Loan is repaid in full, interest shall accrue on the outstanding principal amount of such Loan at a rate per annum:

                    (i) on that portion of the outstanding principal amount thereof maintained from time to time as a Base Rate Loan, equal to the Alternate Base Rate; and

                    (ii) on that portion of the outstanding principal amount thereof maintained from time to time as a Eurodollar Rate Loan, during each Interest Period applicable thereto, equal to the Eurodollar Rate (Adjusted) for such Interest Period plus the Applicable Margin.

                    (b) Notwithstanding the provisions of Section 2.8(a), after the occurrence of any Event of Default until such time when such Event of Default shall have been waived, the Company shall pay interest on the principal amount of all Loans outstanding, to the fullest extent permitted by applicable law, at a per annum rate equal to the rates set forth in Section 2.8(a) plus 2% per annum.
                    (c) Interest accrued on each Loan shall be payable, without duplication:

                    (i) on the maturity date of such Loan (including the
               maturity date resulting from a reduction of the Commitments hereunder or the acceleration of the Loans in accordance with Section VIII),

                    (ii) with respect to any portion of any Loan prepaid
               pursuant to Section 2.6, on the date specified in Section
               2.6,

                    (iii)(A) on that portion of the outstanding principal
               amount thereof maintained as a Base Rate Loan, on each Quarterly Payment Date, commencing with the first such Quarterly Payment Date following the date of the initial Loan hereunder, and (B) on that portion of the outstanding principal amount thereof maintained as a Eurodollar Rate Loan, on the last day of each applicable Interest Period.

                    Section 2.9  Fees.

                    (a) Commitment Fee. The Company agrees to pay to the Agent for the account of and disbursement to the Banks a commitment fee from and including the Effective Date to but excluding the Expiration Date, equal to one-half of one percent (0.50%) per annum (based on a year of 360 days for the actual number of days elapsed) on the average daily amount of the aggregate Available Commitments of the Banks during the period for which payment is made, payable in arrears on each Quarterly Payment Date, commencing on the first Quarterly Payment Date to occur after the date of this Agreement and on the Expiration Date or such earlier date as the Commitments shall terminate as provided herein.

                    (b) Other Fees. The Company agrees to pay to Continental, for its own account, such other fees in the amounts and at the times specified in the Fee Letter.

                    Section 2.10  Computation of Interest.

                    (a) Interest in respect of all Loans shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Any change in the interest rate on a Base Rate Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is established. The Agent shall notify the Company and the Banks as soon as practicable of the effective date and the amount of each such change.

                    (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

                    (c) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, any of the Revolving Notes or any other Loan Document, in no event shall this Agreement, any Revolving Note or any other Loan Document require or permit the payment, charging, taking, reserving, or receiving of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is contracted for, charged, taken, reserved, or received in documents securing the payment of the Obligations or otherwise relating hereto, or in any communication by the Agent, any Bank or any other Person to the Company or any other Person, or in the event all or part of the principal or interest hereunder shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement, the Revolving Notes or any Loan Document shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this Section shall govern and control, (ii) any such excess shall be deemed an accidental and bona fide error and canceled automatically to the extent of such excess, and shall not be collected or collectible, (iii) any such excess which is or has been paid or received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Obligations and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this Section shall be deemed to be incorporated in every Loan Document and every communication relating thereto. The term "applicable usury law" shall mean such laws of the State of Illinois or the laws of the United States, whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest, then the applicable usury laws shall be the laws allowing the higher rates, to be effective as of the effective date of such laws.

                    Section 2.11 Payments. All payments (including prepayments) to be made by the Company on account of principal, Reimbursement Obligations, interest and fees, or by the Banks, shall be made without set off or counterclaim in Dollars and in immediately available funds on the date due hereunder and shall be made to the Agent to its account at such address as the Agent shall give notice to the Company and the Banks (the "Payment Office"). If any payment hereunder (other than payments on the Eurodollar Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Except as otherwise provided in this Agreement, payments due hereunder with respect to Eurodollar Rate Loans shall be made on the final Business Day of an Interest Period as determined by reference to the definition of "Interest Period". Except for payments received by the Agent for the account of the Agent in its capacity as such, or for the account of a specific Bank in accordance with the provisions of this Agreement, the Agent shall forthwith distribute like funds relating to the payment of principal, interest or fees or Reimbursement Obligations pro rata to the Banks (based on their Percentages) to which such payment is due and payable for their accounts and at the addresses as each such Bank shall specify in its notice to the Agent made in accordance with Section 10.1 of this Agreement.

                    Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Agent may (but shall not be obligated to) assume that the Company has made such payment in full to the Agent on such date, and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand the amount distributed to such Bank together with interest thereon, at the rate equal to the Federal Funds Effective Rate, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent.

                    Section 2.12 Inability to Determine Interest Rate. In the event that the Agent shall have determined (which determination shall be conclusive and binding upon the Company and the Banks) that, (i) Dollar deposits are not available to the Reference Bank in the interbank eurodollar market or (ii) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, in either case, with respect to (a) proposed Loans that the Company has requested be made as Eurodollar Rate Loans, (b) Eurodollar Rate Loans that will result from the requested conversion of Base Rate Loans into Eurodollar Rate Loans or (c) the continuation of Eurodollar Rate Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give notice of such determination to the Company and the Banks at least one Business Day prior to, as the case may be, the requested Borrowing Date for such Eurodollar Rate Loans, the conversion date of such Base Rate Loans or the last day of such Interest Period. If such notice is given (x) any requested Eurodollar Rate Loans shall be made as Base Rate Loans, unless the Company has provided notice to the Agent that, based upon such unavailability, the Company elects not to make the borrowing, (y) any Base Rate Loans that were to have been converted to Eurodollar Rate Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Rate Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Rate Loans shall be made or continued as such nor shall the Company have the right to convert Base Rate Loans to Eurodollar Rate Loans.

                    Section 2.13 Illegality. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of such Bank hereunder to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be cancelled,
          (b) all requests to make or continue Eurodollar Rate Loans shall in the case of such Bank, be deemed to be requests to make Base Rate Loans and (c) the Loans made by such Bank then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective next succeeding date(s) on which interest is due with respect to such Loans or within such earlier period as is required by law. If any such prepayment of a Eurodollar Rate Loan is made on a day which is not the last day of the Interest Period therefor, the Company shall pay to the Agent for the account of and disbursement to such Bank such amounts as may be required pursuant to Section 2.15.

                    Section 2.14  Requirements of Law.

                    (a) In the event that by reason of any change in any Requirement of Law (including, without limitation, the lapse or termination of any treaty) or in the interpretation thereof, or the adoption of any new law, regulation or requirement by any Governmental Authority, or the imposition of any requirement of any central bank whether or not having the force of law, (i) the Agent or any Bank shall, with respect to this Agreement, the Loans, the Letters of Credit (or risk participations therein), the Reimbursement Obligations (or risk participations therein), the Revolving Notes or its obligation to make Loans or issue and/or own risk participations in Letters of Credit under this Agreement, be subjected to any withholding or other tax, levy, impost, charge, fee, duty or deduction of any kind whatsoever (other than franchise taxes imposed by the jurisdiction in which the Agent or such Bank is domiciled and other than any tax generally imposed or based upon the net income or branch profits of the Agent or such Bank) (collectively, "Taxes") or (ii) any change shall occur in the taxation of the Agent or such Bank with respect to any Loan, any Reimbursement Obligation (or any risk participation therein), the interest payable thereon or any fees payable hereunder or referred to herein (other than franchise taxes imposed by the jurisdiction in which the Agent or such Bank is domiciled and other than any change which affects, and to the extent that it affects, the taxation of the net income or branch profits of the Agent or such Bank), and if any such measures or any other similar measure shall result in an increase in the cost to the Agent or such Bank of making or maintaining any Loan or any Letter of Credit or a reduction in the amount of principal, interest or fees receivable by the Agent or such Bank in respect thereof, the Agent or such Bank promptly after learning of the imposition of such cost or reduction in any amount shall notify the Company and the Agent (if applicable) stating the reasons therefor. The Company shall thereafter pay to the Agent or such Bank, upon demand from time to time, as additional consideration hereunder, such additional amounts as will fully compensate the

          Agent or such Bank for such increased costs or reduced amounts and shall promptly provide the Agent or such Bank, as the case may be, with official tax receipts or other evidence of the payment of any taxes paid by the Company. A certificate as to the increased costs or reduced amounts setting forth the calculations therefor, shall be submitted promptly by the Agent or such Bank to the Company and the Agent (if applicable) and, in the absence of manifest error, shall be conclusive and binding as to the amount thereof. If the Agent or Bank receives any additional amounts from the Company pursuant to this subsection
          (a) the Agent or such Bank shall use its best efforts to obtain a refund, reduction, deduction or credit for any Taxes with respect to the additional amounts paid under this subsection (a). If the Agent or such Bank actually receives or enjoys the benefit of any such refund, reduction, deduction or credit for any such Taxes, the Agent or such Bank shall reimburse the Company if and to the extent, but only the extent, that the Agent or such Bank determines that it has actually received (i) a refund of taxes or other amounts (together with any interest actually received thereon from the respective Governmental Authority) which refund is attributable to the Taxes with respect to which such additional amounts were paid; or (ii) an effective net reduction (through a reduction, deduction, credit or otherwise) in any taxes or other amounts otherwise payable by the Agent or such Bank (including any taxes imposed on or measured by the net income of the Agent or such Bank), which reduction is attributable to the Taxes with respect to such additional amounts were paid. If, at any time after the Agent or such Bank makes a payment to the Company pursuant to the preceding sentence, the Agent or such Bank determines that it was not entitled to the full amount of any refund (together with the interest thereon) reimbursed to the Company as aforesaid or that its taxes are not reduced by a credit or deduction for the full amount of Taxes reimbursed to the Company as aforesaid, the Company upon the demand of the Agent or such Bank will promptly pay to the Agent or such Bank the amounts so refunded to which the Agent or such Bank was not so entitled, or the amount by which the taxes of the Agent or such Bank were not so reduced, as the case may be.

                    (b) In the event that any Bank (including any Bank in its capacity as LC Issuer) shall have determined that any Requirement of Law regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Bank or any parent of such Bank with any request or directive regarding capital adequacy (whether or not having the force of law, so long as such Bank reasonably believes that compliance therewith is necessary) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Bank's capital or the capital of its parent as a consequence of its obligations hereunder to a level below that which such Bank or any parent of such Bank could have achieved but for such law or change or compliance (taking into consideration such Bank's policies or the policies of any parent of such Bank, as the case may be, with respect to capital adequacy) by an amount deemed by such Bank or any parent of such Bank to be material, then from time to time, upon submission by such Bank to the Agent and the Company of a written request therefor, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or any parent of such Bank for such reduction.

                    (c) To the extent any reserve and/or special deposit requirement imposed by the adoption of any new law, treaty or regulation or any change therein or in any existing law, treaty or regulation (including, without limitation, Regulation D of the F.R.S. Board) or the interpretation thereof by any Governmental Authority charged with the administration thereof, or by any central bank or other fiscal, monetary or other authority against assets held by, or deposits in or for the amount of any Loans by, any Bank, imposes a cost (whether by incurring a cost or adding to a cost) on a Bank in making or maintaining hereunder a Eurodollar Rate Loan or reduces the amount of principal or interest received by such Bank with respect to such Loans, then upon demand by such Bank to the Company, which demand shall be made promptly after the Bank learns of the imposition of such cost or reduction in amount, the Company shall (to the extent compensation is not made therefor pursuant to the calculation of the Eurodollar Rate) pay to the Bank from time to time at the end of each Interest Period with respect to such Eurodollar Rate Loans, as additional consideration hereunder, additional amounts sufficient to fully compensate such Bank for such increased cost or reduced amount. A certificate as to the increased cost or reduced amount setting forth the calculations therefor shall be promptly submitted by such Bank to the Company and the Agent and, in the absence of manifest error, shall be conclusive and binding as to the amount thereof.

                    (d) In the event that a Bank makes a demand for additional compensation pursuant to this Section 2.14, such Bank agrees to designate a different lending office of said Bank if such designation will avoid the need for, or reduce the amount of, such additional consideration and will not, (i) in the judgment of the Agent and such Bank, be otherwise disadvantageous to the Agent and the Banks or such Bank, as the case may be, and
          (ii) in the judgment of the Company, be otherwise disadvantageous to the Company.

                    Section 2.15 Funding Losses. In the event any Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

                    (a) repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

                    (b) any conversion of all or any portion of the outstanding principal amount of any Eurodollar Rate Loans to Base Rate Loans pursuant to Section 2.7 prior to the expiration of the Interest Period applicable thereto;

                    (c) any Loans not being made as Eurodollar Rate Loans in accordance with a request therefor; or

                    (d) any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with a notice applicable thereto,

          then, upon the request of such Bank to the Company (with a copy to the Agent), the Company shall pay directly to such Bank such amount as will (in the reasonable determination of such Bank) reimburse such Bank for such loss or expense. A statement as to any such loss or expense (including calculations thereof in reasonable detail) shall be submitted by such Bank to the Agent and the Company and shall, in the absence of manifest error, be binding on the Company as to the matters set forth therein.

                    Section 2.16 Use of Proceeds. The Company shall apply the proceeds of each Loan to general corporate purposes including, without limitation, payment of any unpaid Reimbursement Obligations; provided, however, that no proceeds of any Loan shall be applied directly or indirectly to, or used as collateral for, (i) any of the obligations of the Company or any of its Subsidiaries with respect to the Jo Ann Bonds other than with respect to the payment of interest on such bonds and fees and expenses incurred in connection with the refunding of the Jo Ann Bonds pursuant to Section 7.17; provided that the proceeds of Loans used to pay such fees and expenses shall not exceed $2,000,000, (ii) except for the payments to Ogden which are permitted by Section 6.10 (other than Section 6.10(c)(iii)) and
          Section 7.15, any of the obligations of the Company or any of its Subsidiaries to Ogden or any of its subsidiaries or (iii) any Indebtedness incurred by the Company or any of its Subsidiaries in violation of this Agreement or any other Loan Document.

                    Section 2.17 Extensions of Expiration Date. The Company may, by giving the Agent an Extension Notice not more than 90 days, but not less than 60 days, prior to the then current Extension Date, request that the Banks consent to an extension of the then current Expiration Date for a period of one year. Each Bank may, by an irrevocable notice (a "Consent Notice") to the Company and the Agent given within 30 days after receipt of such request by the Agent, consent to such request of the Company, which consent may be given or withheld by each Bank in its absolute and sole discretion. Failure by any Bank to give its consent in writing within such 30 day period shall be deemed a refusal by such Bank of such request. If less than all of the Banks consent to the request for extension, the Company's request shall be denied and the Expiration Date shall remain unchanged. However, if a Consent Notice is subsequently obtained from all of the Banks party to this Agreement prior to the then current Extension Date (even if not within the time period specified above), the Expiration Date shall be so extended and all references in the Loan Documents to "Expiration Date" shall refer to the Expiration Date, as so extended.

                                     SECTION III
                                  LETTERS OF CREDIT

                    Section 3.1  Requests.

                    (a) By delivering to the Agent and the LC Issuer an Issuance Request on a Business Day prior to the Expiration Date and not less than three Business Days prior to the requested date of issuance, the Company may request that the LC Issuer issue an irrevocable standby letter of credit or a documentary letter of credit each in such form as may be approved by the LC Issuer and the Agent (each, a "Letter of Credit"), in support of financial obligations of the Company incurred in the ordinary course of business and which are described in such Issuance Request. Upon receipt of each Issuance Request, the Agent shall promptly notify the Banks thereof. The stated amount of any Letter of Credit requested to be issued pursuant to an Issuance Request shall be denominated in Dollars.

                    (b) Each Letter of Credit shall by its terms: (i) be issued in a stated amount which (A) is at least $100,000, (B) when added to the Letter of Credit Outstandings does not exceed (or would not exceed) the then Letter of Credit Availability, (C) does not exceed the aggregate amount of the then Available Commitments, and (D) when added to all Loans and Letter of Credit Outstandings does not exceed the Borrowing Base; (ii) initially be stated to expire on a date (its "Stated Expiry Date") no later than the earlier of 12 months from its date of issuance or the Expiration Date, whichever occurs first; and (iii) prior to its Stated Expiry Date (A) terminate immediately upon notice to the LC Issuer thereof from the beneficiary thereunder that all obligations covered thereby have been terminated, paid, or otherwise satisfied in full and delivery of the original Letter of Credit to the LC Issuer or (B) reduce in part immediately and to the extent the beneficiary thereunder has notified the LC Issuer thereof that the obligations covered thereby have been paid or otherwise satisfied in part.

                    Section 3.2 Issuance. Subject to the terms and conditions of this Agreement, the LC Issuer shall issue Letters of Credit in accordance with the Issuance Requests made therefor. Prior to the issuance of any Letter of Credit, the Company shall have properly completed all of the LC Issuer's required standard letter of credit documentation. The LC Issuer will make available the original of each Letter of Credit which it issues in accordance with the Issuance Request therefor to the beneficiary thereof (and will promptly provide each of the Banks and the Agent with a copy of such Letter of Credit).

                    Section 3.3 Fees and Expenses. (a) Letter of Credit Fee. The Company agrees to pay to the Agent for the account of the Banks, with respect to each Letter of Credit a per annum fee (the "Letter of Credit Fee") equal to the product of (i) the average daily undrawn amount of the Letters of Credit and (ii) the Letter of Credit Commission. Such Letter of Credit Fee shall be payable in arrears with respect to each Letter of Credit on each Quarterly Payment Date during the term of each respective

          Letter of Credit and on the termination thereof (whether at its Stated Expiry Date or earlier). The Company further agrees to pay to the Agent for the account of the LC Issuer all reasonable administrative expenses of the LC Issuer in connection with the issuance, maintenance, modification (if any) and administration of each Letter of Credit and standard negotiation charges upon demand from time to time. After the occurrence of an Event of Default until such time as such Event of Default shall be waived, the Letter of Credit Fee described in this Section 3.3 shall be calculated by increasing the Letter of Credit Commission by two percent (2%).

                    (b) Issuance Fee. The Company agrees to pay to the Agent for the account of the LC Issuer with respect to each Letter of Credit a per annum "Issuance Fee" equal to the product of (i) the average daily undrawn amount of the Letters of Credit and (ii) one-eighth of one percent (0.125%). Such Issuance Fee shall be payable in arrears with respect to each Letter of Credit on each Quarterly Payment Date during the term of each respective Letter of Credit and on the termination thereof (whether at its Stated Expiry Date or earlier).

                    Section 3.4  Banks' Participation.

                    (a) To the extent of its Percentage, each Bank agrees to and shall be deemed to have irrevocably purchased a participation in each Letter of Credit on the date of issuance thereof and shall be entitled to receive from the Agent a ratable portion of the Letter of Credit Fees received by the Agent pursuant to Section 3.3(a) hereof. Each Bank shall make available to the LC Issuer, regardless of whether any Default or Event of Default shall have occurred and is continuing, an amount equal to its respective Percentage of each drawing on each Letter of Credit in same day or immediately available funds not later than 11:00 a.m. Chicago time on each Disbursement Date (as hereinafter defined) for each such drawing. In the event that any Bank fails to make available to the LC Issuer the amount of such Bank's Percentage of any drawing on a Letter of Credit as provided herein, the LC Issuer shall be entitled to recover such amount on demand from such Bank together with interest at the daily average Federal Funds Effective Rate for the first three Business Days after the Disbursement Date (together with such other compensatory amounts, including, but not limited to, administrative fees, as may be required to be paid by such Bank to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or of the New York Clearing House Compensation Committee, as the case may be, as in effect from time to time) and thereafter at the Base Rate.

                    (b) The Agent shall distribute to each Bank that has paid all amounts payable by it under this Section 3.4(a) with respect to any Letter of Credit issued by the LC Issuer such Bank's Percentage of all payments received by the Agent from the Company in reimbursement of drawings honored by the LC Issuer under such Letter of Credit when such payments are received.

                    Section 3.5 Disbursements. The LC Issuer will notify the Company and the Agent promptly of the presentment for payment of any Letter of Credit (on the date of presentment, if possible, and otherwise on the next Business Day, it being agreed that such notice may be made by phone), together with notice of the date (the "Disbursement Date") such payment shall be made, and the Agent promptly will notify the Banks of such matters. Subject to the terms and provisions of such Letter of Credit, the LC Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m. Chicago time on the Disbursement Date the Company shall (by payment to the Payment Office for distribution by the Agent) reimburse the LC Issuer and the Banks for all amounts which have been disbursed under such Letter of Credit. To the extent the LC Issuer and the Banks are not reimbursed in full in accordance with this Section 3.5, the Reimbursement Obligation shall accrue interest at the Alternate Base Rate plus a margin of 2% per annum, payable on demand.

                    Section 3.6 Reimbursement. The Company's obligation (a "Reimbursement Obligation") under Section 3.5 to reimburse the LC Issuer and the Banks with respect to each drawing under each Letter of Credit (including interest thereon), and each Bank's b* bobligation to fund each drawing shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim, or defense to payment which the Company or any Bank may have or have had against any Bank, the LC Issuer, the Company or any beneficiary of a Letter of Credit, including, without limitation, any defense based upon the occurrence of any Default or Event of Default, any draft, demand or certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient, or any failure to apply or misapplication by the beneficiary of the proceeds of any disbursement, or the legality, validity, form, regularity, or enforceability of such Letter of Credit.

                    Section 3.7  Deemed Disbursements; Other Cash
          Collateral Requirements. (a) Upon the occurrence and during the continuation of an Event of Default, then:

                    (i) automatically in the case of any Event of Default described in Section VIII(h), and at the election of the Required Banks in the case of any other Event of Default, an amount equal to that portion of the Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all outstanding Letters of Credit shall, without demand upon or notice to the Company, be deemed to have been paid or disbursed by the LC Issuer (notwithstanding that such amount may not in fact have been so paid or disbursed); and

                    (ii) upon notification by the Agent to the Company of
               its obligations under this Section, the Company shall be immediately obligated to reimburse the LC Issuer for the amount deemed to have been so paid or disbursed by the LC Issuer; provided, that to the extent the LC Issuer is not reimbursed for the amounts deemed to have been paid or disbursed by the LC Issuer under this Section 3.7, such Reimbursement Obligation shall not accrue interest until such time as the LC Issuer makes actual payment to the beneficiary (or its designee) of the Letter of Credit and until the Letter of Credit is actually drawn, the fees payable under Section 3.3 with respect thereto shall continue to accrue.

          Any amounts so payable by the Company pursuant to this Section shall be deposited in cash with the Agent (or, upon the direction of the Agent, with the LC Issuer) and held as collateral security for the Obligations in connection with any Letter of Credit and shall be invested by the Agent (or, if applicable, the LC Issuer) in Cash Equivalent Investments the interest on which shall be held as collateral security for such Obligations and applied to pay such Obligations then due and unpaid. At such time when all Events of Default shall have been waived, the Agent (or, if applicable, the LC Issuer) shall return to the Company all amounts then on deposit with the Agent (or, if applicable, the LC Issuer) pursuant to this Section (including any income from Cash Equivalent Investments), net of any amounts applied to the payment of any such Obligations and net of any account set-up expenses.

                    (b) In addition to the other requirements of this Section, in the event after giving effect to any payments of the outstanding Loans required pursuant to Section 2.3(a), the Letter of Credit Outstandings shall exceed the Borrowing Base, the Company shall promptly deposit with the Agent as cash collateral for such Letter of Credit Outstandings an amount equal to the difference between the Borrowing Base and the Letter of Credit Outstandings. The Agent shall release such cash collateral when and if the Loans plus Letter of Credit Outstandings shall equal or be less than the Borrowing Base and no Default or Event of Default shall have occurred and be continuing.

                    Section 3.8 Nature of Reimbursement Obligations. The Company shall assume all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Except to the extent of its own gross negligence or willful misconduct, the LC Issuer shall not be responsible for:

                    (a) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

                    (b) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part;

                    (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

                    (d) errors, omissions, interruptions, or delays in transmission or delivery of any information or messages, by mail, cable, facsimile, telegraph, telex, or otherwise;

                    (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a disbursement under a Letter of Credit or of the proceeds thereof;

                    (f)  errors in interpretation of technical terms;

                    (g) any misapplication by a beneficiary of the proceeds of any disbursement under any Letter of Credit; or

                    (h) any consequences arising from causes beyond the control of the LC Issuer including, without limitation, acts of any Governmental Authority.

                    None of the foregoing shall affect, impair, or prevent the vesting of any of the rights or powers granted to the LC Issuer hereunder.

                    Section 3.9 Indemnity. In addition to amounts payable as elsewhere provided in this Section III, the Company hereby agrees to protect, indemnify, pay and save LC Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which LC Issuer may incur or be subject to as a consequence, direct or indirect, of the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of the LC Issuer as determined by a court of proper jurisdiction.


                                     SECTION IV
                           REPRESENTATIONS AND WARRANTIES

                    To induce the Agent and the Banks to enter into this Agreement and to make each Loan and the LC Issuer to issue the Letters of Credit herein provided for, the Company hereby represents and warrants to the Agent, the Banks and the LC Issuer that:

                    Section 4.1 Financial Condition. The consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1993, and the related consolidated statements of operations and the related consolidated statement of shareholders' equity for the fiscal year ended on such date (certified by Deloitte & Touche), and the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 1994, and the related consolidated statements of operations and statement of stockholders' equity for the period ended on such date, copies of which have heretofore been furnished to the Agent, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations for the fiscal year and the interim period then ended. All such audited financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). All unaudited financial statements, including the related schedules and notes thereto, have been prepared on a basis consistent with those financial statements prepared as of December 31, 1993. Neither the Company nor any of its consolidated Subsidiaries had, at the date of the balance sheet for the period ended March 31, 1994, referred to above, any material Contingent Obligation, contingent liability or liability for taxes, long term lease or unusual forward or long term commitment, which is not reflected in the foregoing statements or in the notes thereto.

                    Section 4.2 No Change. Since December 31, 1993, there has been no material adverse change in the business, operations, business prospects, property or financial or other condition of the Company and its Subsidiaries, taken as a whole, as such business, operations, property, or financial or other condition of the Company and its Subsidiaries existed on such date.

                    Section 4.3 Corporate Existence: Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

                    Section 4.4  Corporate Power: Authorization:
          Enforceable Obligations. The Company has the corporate power and authority to make, deliver and perform this Agreement and the other Loan Documents, to borrow and cause the issuance of Letters of Credit hereunder and to grant the Liens or make the pledges provided in the Collateral Documents and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the other Loan Documents and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents and to authorize the grant of the Liens or the pledge of stock provided in the Collateral Documents. No shareholder vote is necessary to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents or to authorize the grant of the Liens or the pledge of stock provided in the Collateral Documents, except for (i) the filing of the UCC financing statements, (ii) notices or filings required with respect to the Eligible Billed U.S. Government Receivables (including, without limitation, the Navy Contracts) and (iii) certain consents, notices or filings in connection with the 900 Foot Floating Drydock Mortgage, all of which filings, notices and consents referred to in the foregoing clauses have been made, obtained or given, as appropriate, and all of which are in full force and effect. Each of the Loan Documents has been duly executed and delivered on behalf of the Company. This Agreement constitutes, and each of the other Loan Documents constitutes, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                    Section 4.5 No Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings and issuance of Letters of Credit hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company or of any of its Subsidiaries, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or assets pursuant to any Requirement of Law or Contractual Obligation except for the Liens granted pursuant to the Collateral Documents.

                    Section 4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement or the other Loan Documents or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                    Section 4.7 No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to have a Material Adverse Effect.

                    Section 4.8 Ownership of Property: Liens. Each of the Company and its Subsidiaries has good recordable and marketable title in fee simple to or valid leasehold interests in all its real property, and good title to or valid leasehold interests in all its other property (other than property held under Financing Leases) material to its business, and none of such property is subject to any Lien, except as permitted in Section 7.2 of this Agreement.

                    Section 4.9  No Burdensome Restrictions.  No
          Contractual Obligation of the Company or any of its Subsidiaries and no Requirement of Law to which the Company or any of its Subsidiaries is subject could reasonably be expected to have a Material Adverse Effect.

                    Section 4.10 Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and, if applicable, with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); and no tax Liens have been filed and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges other than with respect to Customary Permitted Liens.

                    Section 4.11 Regulations G, T, U and X. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and less than 25% of the assets of the Company, individually and on a consolidated basis with its Subsidiaries, consists of margin stock. The proceeds of any Loans made hereunder will not be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulations G, T, U or X. Terms for which meanings are provided in F.R.S. Board Regulations G, T, U and X have such meanings when such terms are used in this Section 4.11.

                    Section 4.12  ERISA.

                    (a) Prohibited Transactions. Neither the Company nor any Subsidiary has engaged in a transaction in connection with which the Company or any Subsidiary could be subject to a material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                    (b) Plan Termination; Material Liabilities. There has been no termination of a Plan or trust created under any Plan that would give rise to a material liability to the PBGC on the part of the Company or an ERISA Affiliate. No material liability to the PBGC has been or is expected to be incurred with respect to any Plan by the Company or an ERISA Affiliate. The PBGC has not instituted proceedings to terminate any Plan which is maintained or is to be maintained by the Company or an ERISA Affiliate. There exists no condition or set of circumstances which presents a material risk of termination or partial termination of any Plan by the PBGC. The Company and each Code Affiliate have paid all premiums to the PBGC when due.

                    (c) Accumulated Funding Deficiency. Full payment has been made of all amounts which are required under the terms of each Plan to have been paid as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended on or before the date of this Agreement, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan or any employee pension benefit plan (as defined in ERISA) maintained by a Code Affiliate. The aggregate contributions the Company must pay to the Plans under the minimum funding rules of
          Section 412 of the Code will not exceed $4,000,000 in 1994 and $1,000,000 in 1995. Neither the Company nor any Code Affiliate has failed to make a required installment under Section 412(m) of the Code or any other payment required under Section 412 of the Code on or before the due date.

                    (d) Relationship of Benefits to Pension Plan Assets. As of January 1, 1994, the current value of the benefit liabilities of each Single Employer Plan does not exceed the fair market value of the assets of such Plan based on valuing the liabilities using a 7.5% discount rate. Neither the Company nor a Code Affiliate is required to provide security to a Plan or an employee pension benefit plan (as defined in ERISA) maintained by a Code Affiliate under Section 401(a)(29) of the Code.

                    (e) Withdrawal Liability. Neither the Company nor any ERISA Affiliate has incurred withdrawal liability with respect to any Multiemployer Plan. To the best knowledge of the Company, the liability to which the Company and any ERISA Affiliate would become subject under ERISA if the Company and any ERISA Affiliate were to withdraw completely from all Plans which are Multiemployer Plans as of the most recent valuation date, together with any secondary liability for withdrawal liability the Company and any ERISA Affiliate may have as of the date hereof with respect to any Multiemployer Plan, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no such Multiemployer Plan is in reorganization (as such term is defined in Section 4241 of ERISA) or is insolvent (as such term is defined in Section 4245 of ERISA). Neither the Company nor any ERISA Affiliate contributes to or has any liability with respect to any Multiemployer Plan.

                    (f) Retiree Welfare Benefits. The excess of the present value of the projected liability in respect of post-retirement health, medical and other welfare benefits for retired employees of the Company and its Subsidiaries determined using assumptions which are reasonable in the aggregate over the fair market value of any fund, reserve or other asset segregated for the purpose of satisfying such liability, does not exceed $2,500,000 as of December 31, 1993 based on the valuation performed as of January 1, 1993.

                    (g) ESOP. The stock of the Company held in the Avondale Industries, Inc. Employee Stock Ownership Plan (the "ESOP") is "readily tradeable on an established market" within the meaning of Section 409(h) of the Code: therefore, participants in the ESOP do not have the right to require that the Company repurchase such shares when distributed from the ESOP.

                    Section 4.13 Subsidiaries. At the date of this Agreement the Company has no Subsidiaries except those listed on
          Schedule 4.13, and the Company owns the percentage of outstanding voting shares of each such Subsidiary indicated on such Schedule.

                    Section 4.14 Government Regulation. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", or of a "subsidiary company" or a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                    Section 4.15 Environmental Matters. Except as set forth in Schedule 4.15:

                    (a) all facilities and property (including underlying groundwater) owned or leased by the Company or any of its Subsidiaries are in material compliance with all Environmental Laws the non-compliance with which could reasonably be expected to have a Material Adverse Effect;

                    (b) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

                    (c) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

                    (d) there are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

                    (e) as of the date of this Agreement, to the knowledge of the Company, no conditions exist at, on or under any property now of previously owned or leased by the Company or any of its Subsidiaries which, with the passage of time or the giving of notice or both, would give rise to liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

                    Section 4.16 Preferred Stock Purchase Agreement. Either (i) the Preferred Stock Purchase Agreement is in full force and effect, and has not been amended, supplemented or otherwise modified without the prior written consent of the Agent, and no right, power, privilege or remedy of the Company under the Preferred Stock Purchase Agreement has been waived, released or otherwise impaired without the prior written consent of the Agent, or (ii) the Preferred Stock Purchase Agreement has been terminated pursuant to the Ogden Letter of Intent (without the Agent's consent) or otherwise with the prior written consent of the Agent.

                    Section 4.17 Judgments or Litigation. No judgments, orders, writs or decrees are outstanding against the Company or any of the Subsidiaries nor is there now pending or, to the best of the Company's knowledge, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Company or any of the Subsidiaries in which there is a reasonable possibility of an adverse decision which (taking into account insurance coverage) could reasonably be expected to have a Material Adverse Effect.

                    Section 4.18 Government Contracts. Neither the Company nor any Subsidiary has ever been debarred or suspended from contracting (as a first tier or any other level of subcontractor) for or bidding on any Governmental Contract (as such term is defined below) or had a Government Contract cancelled or terminated for default by the Company or a Subsidiary, as the case may be. Neither the Company nor any of its Subsidiaries is currently debarred or suspended from (or has received notice that it is under investigation with respect to a possible debarment or suspension from) bidding on or entering into any contract with or for any Governmental Authority (together with each Navy Contract, a "Government Contract"). Neither the Company nor any of its Subsidiaries has been given notice (i) that any Government Contract may be or will be terminated for the convenience of a Governmental Authority or by virtue of a default by the Company or any of its Subsidiaries, as the case may be, (ii) that a major program or Contract of the Company or any Subsidiary will be eliminated or substantially reduced or suspended, (iii) requiring or resulting in, loss of use or substantial impairment or interference of use by the Company or any of its Subsidiaries, as the case may be, of any facilities owned by a Governmental Authority, or (iv) that any relevant budget authority or contract authority has been exceeded with respect to any Government Contract which in any such case could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries anticipates incurring cost overruns on any Government Contracts which could reasonably be expected to have a Material Adverse Effect.

                    Section 4.19 Modular Construction. The Company has full right to use the modular construction technology used (or needed to be used) in the completion of its Government Contracts subject to no patent, technology or other license from any Person. No Person has made a written claim against the Company that such use is in violation of any patent rights or proprietary inflation and there is no pending or, to the best knowledge of the Company, threatened litigation, or arbitration in which it is alleged that the Company's use of such technology violates any patent or proprietary right.

                    Section 4.20 Licenses, Permits. The Company and each of its Subsidiaries have all permits, certificates, licenses (including patent and copyright licenses), approvals and other authorizations required in connection with the operation of their businesses, except those which could not reasonably be expected to have a Material Adverse Effect.

                    Section 4.21  Navy Contracts.  Except as set forth on
          Schedule 4.21, the Company has the right under the Navy Contracts to assign the Company's right, title and interest to the proceeds thereof to the Agent for the benefit of the Banks, in each case, free of any contractual right of set-off. The Company has not released any Governmental Authority from any liability or claim of entitlement under any Navy Contract except in the ordinary course of business in respect of change orders. There are no offsets, and there are not currently threatened or pending any claims or offsets against the Company or any of its Subsidiaries by any Governmental Authority which claim or offsets may be used to reduce amounts owing by any Governmental Authority under the Navy Contracts, which claims or offsets could reasonably be expected to have a Material Adverse Effect.

                    Section 4.22 Loan Documents. etc. All of the representations and warranties made by the Company in the other Loan Documents are true and correct.

                    Section 4.23 No Federal Tax or ERISA Liens. No notice of or any other document or instrument creating any federal tax Lien or Lien under Section 412 of the Code or Section 4068 of ERISA has been issued, recorded or filed with respect to the assets of the Company of any of its Subsidiaries.

                    Section 4.24 No Bonds. There are no payment or performance bonds applicable to the Navy Contracts.

                    Section 4.25 Labor Controversies. (a) Except as disclosed on Schedule 4.25, there are no controversies pending or, to the best of the Company's knowledge after diligent inquiry, threatened between the Company or any of the Subsidiaries and any of their respective employees which could reasonably be expected to have a Material Adverse Effect.

                    (b) Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice. Except as set forth on
          Schedule 4.25, there is (i) no unfair labor practice complaint pending against the Company or any of the Subsidiaries or, to the best knowledge of the Company, threatened against any of them, before the National Labor Relations Board, and no grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against the Company or any of the Subsidiaries or, to the best knowledge of the Company, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against either of the Company or any of the Subsidiaries or, to the best knowledge of the Company, threatened against any of them and (iii) no union representation question with respect to the employees of the Company or any Subsidiaries and no union organizing activities.

                    Section 4.26  Capitalization; Existing Indebtedness.
          Schedule 4.26 ("Ownership of the Company") sets forth, as of the Effective Date, each record and, to the knowledge of the Company, beneficial owner of 5% or more of the outstanding shares of each class of outstanding equity securities of the Company. As of the Effective Date, Schedule 7.13 sets forth all outstanding Indebtedness of the Company and its Subsidiaries.

                    Section 4.27 Patents, Trademarks, etc. Each of the Company and each of its Subsidiaries owns and possesses all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights required in connection with the conduct of their business as now conducted without, to the best of its knowledge, any material infringement upon rights of other Persons.

                    Section 4.28 Collateral Documents. The provisions of the Collateral Documents executed or to be executed by the Company and its Subsidiaries in favor of the Agent will be, on and after the due execution and delivery thereof in accordance herewith (and after giving effect to the Initial Credit Event), effective to create, in favor of the Agent for the benefit of the Agent and the Banks, legal, valid and enforceable Liens in all right, title and interest of the Company and its Subsidiaries in any and all of the Collateral described therein, securing the Revolving Notes, Reimbursement Obligations and all other Obligations from time to time outstanding, and upon all filings and recordings being duly made in the locations referred to in the applicable Collateral Documents or the taking of possession of the Collateral by the Agent in accordance with the provisions of such Collateral Documents or the taking of such other action by the Agent as is contemplated by the Collateral Documents, each of such Collateral Documents shall constitute, as of and after the Effective Date (and after giving effect to the Initial Credit Event), a fully perfected first priority Lien in all right, title and interest of the Company and its Subsidiaries in such Collateral superior in right to any Liens, existing or future, which the Company or any creditors thereof or purchasers therefrom, or any other Person, may have against such Collateral or interests therein, other than interests of Persons with respect to Customary Permitted Liens.

                    Section 4.29 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Company in writing to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Company to the Agent or any Bank in connection with this Agreement or any transaction contemplated hereby will be, true and accurate in every material respect on the date as of which such information is dated or certified and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading; provided that in the case of any projections hereafter so furnished by or on behalf of the Company, such projections shall represent the reasonable expectations of the management of the Company or future performance, based upon historical financial information and reasonable assumptions.

                    Section 4.30 Solvency. Each of the Company and each Subsidiary with assets included in the calculation of the Borrowing Base is Solvent.


                                      SECTION V
                               CONDITIONS PRECEDENT TO
                               EFFECTIVE DATE AND EACH
                                 EXTENSION OF CREDIT

                    Section 5.1  Initial Credit Extensions.
          Notwithstanding any other provision of this Agreement, the obligations of the Banks to make the initial Credit Extension hereunder shall be subject to the prior or concurrent satisfaction of each of the following conditions precedent set forth in this Section 5.1 (the date on which all of the following conditions are satisfied by the Company or waived by the Required Banks is referred to as the "Effective Date");

                    (a)  Documents.

                         (i)  Each of the Banks shall have executed
               and delivered a counterpart of this Agreement to the Agent and the Agent shall have received a counterpart of this Agreement conforming to the requirements hereof and executed by a Responsible Officer of the Company.

                         (ii) The Agent shall have received the Loan
               Documents to be executed by the Company (and all documents related thereto) duly executed by a Responsible Officer of the Company except as otherwise specifically provided herein and for the 900 Foot Floating Drydock Mortgage which shall be executed and delivered by the Company on or prior to June 15, 1994.

                         (iii)     Each of the Banks shall have
               received a Revolving Note and a counterpart of this Agreement conforming to the requirements hereof and executed by a Responsible Officer of the Company.

                         (iv) The Agent shall have received a Borrowing
               Base Certificate of the Company and the Subsidiary

               Guarantors, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Agent, and executed by a Responsible Officer of the Company.

                         (v) The Agent shall have received an Assignment of Claims Notice (Company) acknowledged by the appropriate administrative contracting officer, disbursing officer and, if applicable, any surety or bonding company applicable to the Government Contracts providing for aggregate payments to the Company and the Subsidiary Guarantors of $1,000,000 or more (other than the contract specified in the last sentence of Section 6.14), including, without limitation, the Navy Contracts listed on Schedule II hereto.

                         (vi) The Agent shall have received the Subsidiary
               Guarantees executed by each of the Subsidiary Guarantors executed by a Responsible Officer of the Subsidiary party thereto.

                         (vii) The Agent shall have received Subsidiary
               Security Agreements executed by each of the Subsidiary Guarantors executed by a Responsible Officer of the Subsidiary party thereto.

                         (viii) The Agent shall have received confirmation satisfactory to the Agent that proper financing statements (Form UCC-1) have been duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Liens and security interests created by the Collateral Documents.

                         (ix) Certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports, which certified copies or reports shall list all effective financing statements which name each grantor under the Collateral Documents as debtor and which are filed in the jurisdictions referred to in clause (viii) above, together with copies of such financing statements (none of which shall cover the Collateral purported to be covered by any of the Collateral Documents, except with respect to Liens with respect to which the Company shall have delivered to the Agent a duly executed Uniform Commercial Code termination statement).

                         (x)  The Agent shall have received all stock
               certificates (together with stock powers duly executed in blank) which are required to be delivered to the Agent pursuant to the terms of the Stock Pledge Agreement (Company) and the Stock Pledge Agreement (ATS).

                         (xi) Evidence that all other actions that, in the opinion of the Agent, are advisable to perfect and protect the Liens in the Collateral created or purported to be created by the Collateral Documents have been taken.

                         (xii) The Agent shall have received evidence that all insurance policies, coverages and riders (including loss payable endorsements in favor of and in form and substance satisfactory to the Agent) required pursuant to the requirements of this Agreement and the other Loan Documents are in full force and effect.

                    (b) Fees and Expenses. The Agent and each of the Banks shall have received payment in full of those fees and expenses referred to in the Fee Letter which are due on or prior to the Effective Date (or an irrevocable authorization to pay such fees or expenses out of the proceeds of the Loans).

                    (c) Initial Credit Event. The Initial Credit Event shall have occurred on or before June 1, 1994.

                    (d) Corporate Action of the Company. The Agent shall have received (i) certified copies of all corporate action taken by the Company to authorize the execution, delivery and performance, in accordance with their respective terms, of this Agreement and the other Loan Documents and any other documents required or contemplated hereunder or thereunder; (ii) a certificate of incumbency with respect to the officers of the Company authorized and directed to execute and deliver this Agreement and the other Loan Documents, and other documents required or contemplated thereunder; (iii) certified copies of the Articles of Incorporation and by-laws of the Company, amended to the date hereof; and (iv) certificate(s) of good standing for the Company from the appropriate authority in its jurisdiction of incorporation and in each other jurisdiction in which it is required to qualify to do business.

                    (e)  Corporate Action of the Subsidiary Guarantors.
          The Agent shall have received in respect of each of the Subsidiary Guarantors party to any Loan Documents (i) certified copies of all corporate action taken by such Subsidiary Guarantor to authorize the execution, delivery and performance, in accordance with their respective terms, of the Loan Documents to which it is a party and any other documents required or contemplated thereunder; (ii) a certificate of incumbency with respect to the officers of such Subsidiary Guarantor authorized and directed to execute and deliver the Loan Documents to which it is a party, and other documents required or contemplated thereunder; (iii) certified copies of the articles of incorporation and by-laws of such Subsidiary Guarantor, amended to the date hereof; and (iv) certificate(s) of good standing for such Subsidiary Guarantor from the appropriate authority in its jurisdiction of incorporation and in each other jurisdiction in which it is required to qualify to do business.

                    (f) Consents. The Agent shall have received all of the consents necessary, in the opinion of the Agent, to accomplish the transactions contemplated hereby.

                    (g) Officer's Certificate. The Agent shall have received, as an inducement to the Agent and the Banks to enter into this Agreement, a certificate of the Company executed by a Responsible Officer of the Company and dated the Effective Date certifying that as of such date:

                         (i)  no Default or Event of Default has
               occurred and is continuing; and

                         (ii) the representations and warranties of
               the Company contained in this Agreement and the other Loan Documents and in any certificate, document or financial or other statement furnished by the Company are true and correct.

                    (h) Documentation and Proceedings. All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its counsel and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, governmental approvals and incumbency certificates which it may have reasonably requested in connection with the transactions contemplated by this Agreement such documents where appropriate to be certified by proper officers.

                    (i) Opinions. Each of the Banks shall have received the favorable opinions of (i) Jones, Walker, Waechter, Poitevent, Carrere & Denegre, Louisiana counsel to the Company, (ii) Sonnenschein, Nath & Rosenthal, Government Contracts counsel to the Company, and (iii) Latham & Watkins, special counsel to the Agent, in each case, addressed to the Agent, the LC Issuer and the Banks, and such other opinions of counsel as the Agent may reasonably request, in each case in form and substance satisfactory to the Agent and its counsel.

                    (j) No Material Adverse Effect. No event or events which, individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect shall have occurred since December 31, 1993.

                    (k) Solvency. The Agent shall have received for the benefit of each Bank and the LC Issuer a certificate of the Company executed on its behalf by the chief financial officer of the Company, in form and substance satisfactory to the Agent, relying upon such projections and financial information as may be referred to therein and containing such other information as may be required by, and be acceptable to, the Agent, to the effect that the Company is and will be Solvent after giving effect to the transactions contemplated hereby.
                    (l) Due Diligence. The Agent shall be satisfied with the results of its review and investigations with respect to:

                         (i)  The current financial condition of the
               Company and its Subsidiaries;

                         (ii)  the Navy Contracts;

                         (iii) the three year financial projections of the Company and its Subsidiaries;

                         (iv) the Collateral and other property of the Company and its Subsidiaries pursuant to a field examination of such Collateral and property to be conducted by the Agent or its representative;

                         (v) the terms and conditions of all Indebtedness of the Company or any of the Subsidiary Guarantors that is to remain outstanding after the Effective Date; and

                         (vi)  the prepayment and termination of the
               Existing Credit Facility and the release or termination of all Liens with respect to the Existing Credit Facility.

                    (m) Syndication. The Agent shall have received firm Commitments totalling at least $25,000,000 from financial institutions (including Continental) reasonably acceptable to the Company.

                    (n) Ogden Matters. Execution and delivery by the Company and Ogden of the Ogden Letter of Intent (in form and substance reasonably acceptable to the Agent) relating to the Preferred Stock Purchase Agreement and the Tax Sharing Agreement.

                    (o) Additional Matters. All other documents, and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agent.

                    Section 5.2 Conditions to Initial Letter of Credit Issuance. In the event that the first Loan has not been made, the obligation of the LC Issuer to issue the initial Letter of Credit shall be subject to its receipt of an Issuance Request and the satisfaction of the conditions precedent set forth in Section 5.1.

                    Section 5.3 Conditions to Each Extension of Credit. The obligation of the Banks to make any Loan and of the LC Issuer to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing
          Date:

                    (a)  Representations and Warranties.  The
          representations and warranties made by the Company herein or which are contained in any certificate, document or financial or other statement furnished by the Company at any time under or in connection herewith shall be correct in all material respects on and as of such Borrowing Date as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date).

                    (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the Loan to be made or issuance of the Letter of Credit to be issued on such Borrowing Date.
                    (c) Borrowing Certificate. The Agent shall have received Borrowing Request in accordance with Section 2.4 or an Issuance Request in accordance with Section 3.2, as the case may be.

                    (d) Fees. The Agent and the Banks shall have received all fees due and owing pursuant to Section 2.9 and Section 3.3.

                    (e) No Federal Tax or ERISA Liens. No notice of or any other document or instrument creating any federal tax Lien or Lien under Section 412 of the Code or Section 4068 of ERISA shall have been issued, recorded or filed with respect to the assets of the Company or any of its Subsidiaries and no Bank shall have informed the Agent or the Company that such Bank has processed any such Lien or has notice thereof.

                    Each Credit Extension hereunder shall constitute a representation and warranty by the Company as of the date of such Credit Extension that the conditions set forth in this Section
          5.3 have been satisfied.


                                     SECTION VI
                                AFFIRMATIVE COVENANTS

                    The Company hereby agrees that, so long as the Commitments remain in effect, any Revolving Note remains unpaid, Letter of Credit Outstandings exist, or any other amount is owing to the Agent, the Banks or the LC Issuer hereunder, the Company shall and shall cause each of its Subsidiaries to:

                    Section 6.1 Financial Statements. Furnish to the Agent with sufficient copies for each of the Banks:

                    (a) as soon as available, but in any event within 95 days after the end of each fiscal year of the Company a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statement of operations, statement of cash flows and statement of stockholders' equity reported on by Deloitte & Touche, or other independent certified public accountants of nationally recognized standing;

                    (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Company the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of each such quarter and the related unaudited consolidated statement of operations and statement of shareholders' equity and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through such date, each certified by a Responsible Officer as fairly presenting the financial condition of the Company and its consolidated Subsidiaries as at such date;

                    (c) as soon as available, but in any event within the time periods specified on Schedule 6.1 after the end of each fiscal month of the Company, the information described on
          Schedule 6.1 with respect to the Company and the Subsidiary Guarantors, prepared in a form acceptable to the Agent; and

                    (d) as soon as available, but in any event within 30 days after the end of each fiscal year of the Company, the Company's profit plan for the then current fiscal year, including without limitation, projections of the Company's financial performance for such year on a quarterly basis, and the assumptions underlying such projections.

                    All such financial statements required by this Section
          6.1 are to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

                    Section 6.2 Certificates: Other Information. Furnish to the Agent (with sufficient copies for the Banks):

                    (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                    (b) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b) above, a certificate of a Responsible Officer stating that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and showing in detail the calculations supporting such statement in respect of Sections 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.13;

                    (c) within 10 Business Days after the same are sent, copies of all financial statements and reports which the Company sends to its public stockholders, if any, and within 10 Business Days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                    (d) as promptly as practicable, and in any event within 10 Business Days after the end of each month (or more frequently as requested by the Agent), a completed Borrowing Base Certificate setting forth the Borrowing Base as of the last day of such month (such day being the "Borrowing Base Calculation Date"), accompanied by supporting calculations in reasonable detail and such new information as the Responsible Officer executing such Borrowing Base Certificate, after making due inquiries, has obtained or is otherwise aware of, certifying:

                    (i) that the information contained in such Borrowing
               Base Certificate is true and complete in all material respects as of the Borrowing Base Calculation Date or the relevant date of any such new information, as appropriate,

                    (ii) that, except as disclosed therein, there has been
               no material adverse change in the Company's Eligible Billed Commercial Receivables, Eligible Billed U.S. Government Receivables, Eligible Commercial Inventory or the Avondale Drydock, since the end of the immediately preceding month,

                    (iii) that, as of the date of such Borrowing Base
               Certificate, the sum of (x) the outstanding principal amount of all Loans and (y) the outstanding amount of all Letter of Credit Outstandings does not exceed the then Borrowing Base, and

                    (iv) a statement as to the agings of Accounts on a
               consolidated basis.

                    (e) as promptly as practicable and in any event within 90 days after the end of each year, a report as of the end of such year signed by the chief accounting or chief financial officer of the Company and setting forth in reasonable detail:

                    (i) any material changes in the reserves made for bad
               Accounts and the amount of Accounts written off during the immediately preceding year, and

                    (ii) any material Inventory write-offs or write-downs
               during such immediately preceding year.

                    (f) within 10 days after the end of each calendar year, a certificate of insurance that evidences the existence of each policy of insurance required to be maintained by the Company and its Subsidiaries in accordance with the requirements of this Agreement or any other Loan Document, and the payment of all premiums therefor.
                    (g) promptly upon learning thereof notice of (i) the occurrence of any event causing loss or depreciation in the value of any of the Company's Inventory in excess of $500,000 and (ii) the amount of such loss or depreciation.

                    (h) promptly upon receipt thereof notice of any proposed suspension or debarment of the Company or any Subsidiary Guarantor from contracting (as a first tier or any other level of subcontractor) for, bidding on, or entering into any Government Contract.

                    (i) promptly, such additional financial and other information as the Agent or any Bank may from time to time reasonably request; the Agent and the Banks severally agreeing to take appropriate measures to protect any proprietary information of the Company and its Subsidiaries.

                    Section 6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or, to the extent permitted by this Agreement, before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except when the amount or validity thereof is currently being contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries.

                    Section 6.4 Maintenance of Property: Insurance. Keep all property useful and necessary in its business in good working order and condition and maintain insurance on all its material property in at least such amounts and against at least such risks as are currently insured against by the Company and Subsidiaries. All policies covering the Collateral are to name the Agent as an additional insured and the loss payee (pursuant to an endorsement in form and substance satisfactory to the Agent) in case of loss, and are to contain such other provisions as the Agent may reasonably require to fully protect the Agent's interest in the Collateral and to any payments to be made under such policies. The Company will furnish to the Agent, upon written request, full information as to the insurance carried by it.

                    Section 6.5 Conduct of Business and Maintenance of Existence. Continue to engage principally in the businesses of the same general type now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply in all material respects with all Contractual Obligations and Requirements of Law (including, without limitation, the Federal Acquisition Regulations (48 CFR Chapters 1 through 63)) except where the failure to comply with this
          Section 6.5 could not reasonably be expected to have a Material Adverse Effect.

                    Section 6.6 Inspection of Property: Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Agent or the Banks, including, without limitation, any consulting/accounting firm, auditors, appraisers or other professionals engaged by the Agent or any of the Banks to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants; it being understood that the Company will not be obligated to reveal the details of its final bid decisions. The Agent and the Banks severally agree to take appropriate measures to protect any proprietary information of the Company and its Subsidiaries. The Agent and the Banks may, from time to time, engage a consulting/accounting firm, auditors, appraisers and/or other professionals to conduct a review of the operations of the Company and Subsidiaries or to assist the Agent and/or the Banks in connection with the exercise or enforcement of any right, power, privilege or remedy under this Agreement, the Loan Documents and/or applicable law. The reasonable costs of any such reviews shall be paid by the Company upon demand.

                    Section 6.7  Notices.  Promptly give notice to the
          Agent of:

                    (a)  the occurrence of any Default or Event of Default;

                    (b) any (i) default or event of default under any other Contractual Obligation of the Company or any of its Subsidiaries, (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority (including, without limitation, the Board of Contract Appeals and the General Accounting Office), and (iii) any other litigation or proceeding affecting the Company or any of its Subsidiaries, in which, in the case of clauses (i), (ii) or (iii), the amount(s) claimed from the Company or any Subsidiary exceeds or is likely to exceed $1,000,000, singularly or $3,000,000 in the aggregate, or where the Company or any Subsidiary is likely to be debarred or suspended from bidding on or entering into Government Contracts generally, or any Government Contracts of the Company or any Subsidiary may be forfeited or cancelled for cause or the convenience of a Governmental Authority, and in addition, will furnish to the Agent within ninety days after the end of each fiscal year of the Company, a summary of all such litigation, investigations or proceedings;

                    (c) the following events, as soon as possible and in any event within thirty days after the Company knows or has reason to know thereof: (1) the occurrence of any Reportable Event with respect to any Plan; (ii) the occurrence of a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, (iii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Company or any ERISA Affiliate to terminate or withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the "Reorganization" or "Insolvency" of such Plan (as such terms are defined in ERISA),
          (iv) the failure of the Company or a Code Affiliate to make a required installment under Section 412(m) of the Code or any other payment required under Section 412 of the Code on or before the due date or (v) the adoption of an amendment with respect to a Plan so that the Company or a Code Affiliate is required to provide security to the Plan under Section 401(a)(29) of the Code, and in addition to such notice, delivery to the Agent of a certificate of a Responsible Officer setting forth details relating thereto, and the action that the Company, ERISA Affiliate or Code Affiliate proposes to take with respect thereto and when known, any action taken or threatened by the Internal Revenue Service or the PBGC, together with a copy of any notice to the PBGC or IRS or any notice delivered by the PBGC or IRS; and

                    (d) a material adverse change in the business, operations, property or financial or other condition of the Company and Subsidiaries as such business, operations, property or financial or other condition of the Company and Subsidiaries existed on December 31, 1993. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company and/or Subsidiary proposes to take with respect thereto.

                    Section 6.8 ERISA. Fulfill its, and cause each Subsidiary to fulfill its, obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, and neither the Company nor any Subsidiary shall take any action that would result in the termination of a Plan by the PBGC.

                    Section 6.9 Additional Title Opinions and Appraisals for the Avondale Drydock. In connection with any appraisal of the Avondale Drydock, whether pursuant to the requirements of
          Section 2.17 or otherwise, the Company shall deliver to the Agent an opinion of counsel satisfactory to the Agent, in form and substance satisfactory to the Agent, as to the Company's title in and to the Avondale Drydock and as to the perfection, priority and validity of the 900 Foot Floating Drydock Mortgage.

                    Section 6.10 Preferred Stock Purchase Agreement. (a) To the extent the Preferred Stock Purchase Agreement has not been terminated pursuant to the Ogden Letter of Intent (without the prior consent of the Agent) or otherwise terminated with the prior written consent of the Agent, the Company shall (i) give notice to Ogden, within the time period specified in Section 1 of the Preferred Stock Purchase Agreement, of any event or circumstance which constitutes, or may reasonably be expected in the future to constitute, a Debit thereunder, and (ii) take all action required by the Preferred Stock Purchase Agreement (including, without limitation, the delivery of a written demand to Ogden pursuant to Section 3(a) of the Preferred Stock Purchase Agreement, in the case of any Avondale Cash Debit, as defined therein) to ensure that any such Debit is satisfied through the issuance of Preferred Stock (as defined in the Preferred Stock Purchase Agreement) or (with the prior written consent of the Agent) Subordinated Debentures (as defined in the Preferred Stock Purchase Agreement) pursuant to the Preferred Stock Purchase Agreement, except the Company may elect to pay cash or issue Subordinated Debentures to Ogden in lieu of issuing Preferred Stock without the consent of the Agent up to the Maximum Cash Debit Amount, and that, in the case of any Avondale Cash Debit, Ogden pays in cash the applicable purchase price for the Preferred Stock and/or Subordinated Debentures issued in satisfaction of such Debit.

                    (b) To the extent the Preferred Stock Agreement has not been terminated pursuant to the Ogden Letter of Intent or otherwise terminated with the prior written consent of the Agent, the Company shall (i) give notice to Ogden, within the period specified in Section 1 of the Preferred Stock Purchase Agreement, of any event or circumstance which constitutes, or may reasonably be expected to constitute, an Ogden Cash Credit (as defined in the Preferred Stock Purchase Agreement), and (ii) take all other action required by the Preferred Stock Purchase Agreement to effectuate the payment of the Ogden Cash Credit pursuant to
          Section 3(f) and other applicable provisions of the Preferred Stock Purchase Agreement.

                    (c) To the extent the Preferred Stock Agreement has not been terminated pursuant to the Ogden Letter of Intent or otherwise terminated with the prior written consent of the Agent, the Company shall (i) issue Preferred Stock, (ii) if permitted under the terms of the Preferred Stock Purchase Agreement and if the Agent has given its prior written consent, issue Subordinated Debentures to Ogden or (iii) pay cash to Ogden to settle and discharge all Debits arising under the Preferred Stock Purchase Agreement except that in the event any Loan has been advanced hereunder and any portion thereof remains outstanding or there exists any unpaid Reimbursement Obligation, then the Company may only elect to pay cash to Ogden in satisfaction of any Avondale Cash Debit instead of issuing Preferred Stock or Subordinated Debentures if (i) (x) no Default or Event of Default has occurred and is continuing and (y) such cash payment, together with all prior cash payments made pursuant to this subsection (and excluding any cash payments authorized under clauses (ii) or
          (iii)), do not exceed in the aggregate the Maximum Cash Debit Amount, (ii) the Agent has given its prior written consent to such cash payment, or (iii) such cash payment is used solely to reimburse Ogden for any payment made by Ogden under the Ogden Reimbursement Agreement to reimburse Chemical Bank to the extent of any draw on the Ogden Letter of Credit for payment of interest on the Jo Ann Bonds.

                    Anything in this Section 6.10 to the contrary notwithstanding, to the extent no Loans or Reimbursement Obligations are outstanding, there shall be no restriction on the right of the Company to pay cash to Ogden pursuant to the terms of the Letter of Intent.

                    Section 6.11 Delivery; Further Assurances. The Company will, and will cause each of the Subsidiary Guarantors to, at their joint and several expense:

                    (a)execute and deliver any and all instruments
               necessary or as the Agent may request to grant and perfect a first priority Lien on all of its Accounts and Inventory, subject to no other Liens other than Customary Permitted Liens, and, without any request by the Agent, immediately deliver or cause to be delivered to the Agent, in due form for transfer (duly endorsed in blank or, if appropriate, accompanied by duly executed blank stock or bond powers), all securities, chattel paper, instruments and documents of title, if any, at any time representing all or any of the Collateral

                    (b) upon the reasonable request of the Agent, furnish or cause to be furnished to the Agent such opinions of counsel in connection with the execution and document delivery contemplated by this Section 6.11;

                    (c) upon request of the Agent, forthwith execute and deliver or cause to be executed and delivered to the Agent, in due form for filing or recording (and pay the cost of filing or recording the same in all public offices deemed necessary by the Agent), such assignments, security agreements, pledge agreements, consents, waivers, financing statements, stock or bond powers, and other documents, and do such other acts and things, all as the Agent may from time to time reasonably request, to establish and maintain to the satisfaction of the Agent valid perfected Liens in all Collateral (free of all other Liens, claims, and rights of third parties other than Customary Permitted Liens); and

                    (d) such other agreements, instruments and documents which the Agent may request from time to time in connection with the foregoing.

                    Section 6.12 Cash Management Letters. On or prior to the Effective Date, the Company will obtain for the benefit of the Agent Cash Management Letters with respect to each of its collection accounts set forth on Schedule 6.12 (or with respect to the account set forth on Schedule 6.12 maintained at Riggs National Bank, an irrevocable letter of direction directing Riggs National Bank to transfers funds contained therein solely to one of the accounts maintained at Whitney National Bank for which a Cash Management Letter has been obtained). From and after such date, the Company will not open any new depositary account into which proceeds of any Accounts or Inventory are deposited in any month, unless it causes to be delivered to the Agent a Cash Management Letter, with such changes as shall be reasonably acceptable to the Agent. In the event a Cash Management Letter is not forthcoming or giving for each account, at the option and discretion of the Agent, the account shall be closed, with the balance or proceeds transferred to an existing or new depository account with respect to which a Cash Management Letter has been obtained. All proceeds of the Collateral shall be deposited solely into accounts with respect to which a Cash Management Letter in favor of the Agent has been obtained.

                    Section 6.13 Updated Appraisal of Avondale Drydock. Whether or not the Company shall deliver any Extension Notice to the Agent, no later than 75 days prior to the then current Extension Date, the Company shall provide the Agent with an updated appraisal of the Assessed Value of the Avondale Drydock from an appraiser reasonably acceptable to the Agent. Upon the Agent's review and approval of such appraisal, the Assessed Value of the Avondale Drydock for purposes of this Agreement shall be adjusted to reflect the results of such appraisal.

                    Section 6.14 Delivery of Assignment of Claims Notices. Within 30 days after executing any contract with any Governmental Authority of the United States, including, without limitation the Department of Navy, providing for aggregate payments to the Company or any Subsidiary Guarantor of $1,000,000 or more, the Company shall, and shall cause each Subsidiary Guarantor party thereto, to assign such contract to the Agent and deliver a Notice of Assignment with respect to such contract which has been sent to the United States government pursuant to the Assignment of Claims Act of 1940 as amended (31 U.S.C. 3727, 41 U.S.C. 15) and acknowledged by the appropriate administrative contracting officer, and disbursing officer, and if applicable, any surety on any bond applicable to such contract. Within 30 days after the request of the Agent, the Company shall deliver Assignment of Claims Notices (Company) with respect to the Navy Contract executed by the Company with respect to the lay berthing of two vessels for the Military Sealift Command which the Company represents and warrants, as of the date of this Agreement, are the only two contracts with any Governmental Authority of the United States to which the Company or any of its Subsidiaries is a party providing for aggregate payments in excess of $1,000,000 for which the Company or any Subsidiary Guarantor has not delivered an Assignment of Claims Notice prior to the date hereof.
                                     SECTION VII
                                 NEGATIVE COVENANTS

                    The Company hereby agrees that, so long as the Commitments remain in effect, any Loan, Revolving Note or Reimbursement Obligation remains unpaid, or any other amount is owing to the Agent, the Banks or the LC Issuer hereunder, the Company shall not, nor shall it permit any of its Subsidiaries (and in the case of Section 7.11, any ERISA Affiliate (or with respect to clauses (c) and (e) of Section 7.11, any Code Affiliate)) to, directly or indirectly:

                    Section 7.1  Financial Condition Covenants.

                    (a) Maintenance of Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (i) $108,000,000 plus (ii) 50% of the cumulative Consolidated Net Income of the Company and its Subsidiaries for all quarters ending after the date of this Agreement in which Consolidated Net Income for such quarter was positive.

                    (b) Maintenance of Debt to Equity Ratio. Permit at any time the ratio of (i) Total Funded Debt at such time to (ii) Total Funded Debt plus Consolidated Net Worth at such time to be greater than .45 to 1.

                    (c) Maintenance of Minimum Government Contract Backlog. Permit the backlog of firm Government Contracts of the Company and Gulfport to be less than $600 million at any time.

                    (d) Maintenance of Debt Coverage Ratio. Permit the Cash Flow Coverage Ratio as of the last day of any of its fiscal quarters to be less than (i) .10 to 1 for any such fiscal quarter ending on or prior to December 31, 1994 or (ii) .20 to 1 for any such fiscal quarter ending thereafter.

                    (e) Maintenance of Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any of its fiscal quarters to be less than (i) 3.0 to 1 for any such fiscal quarter ending on or prior to December 31, 1994 or (ii) 3.5 to 1 for any such fiscal quarter ending thereafter.

                    Section 7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

                    (a)  Customary Permitted Liens;

                    (b) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation;

                    (c) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                    (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary course of the business of the Company or any of its Subsidiaries;

                    (e) Liens on the assets of Subsidiaries securing Indebtedness owing to the Company so long as such Indebtedness and Liens are assigned to the Agent for the benefit of the Banks pursuant to the Security Agreement (Company);

                    (f) Liens granted with respect to real and/or tangible or intangible personal property, which property is acquired after the date hereof (by purchase, construction or otherwise) by the Company or any Subsidiary, each of which Liens were incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided that no such Lien shall extend to or cover any other property of the Company or any such Subsidiary other than the respective property so acquired and improvements thereon or extend to or cover any Collateral;

                    (g) customer's Liens on work in progress incurred in the ordinary course of business;

                    (h) Liens granted pursuant to the terms of the Collateral Documents;

                    (i)  Liens evidenced by the First Preferred Ship
          Mortgage;

                    (j) in addition to and without duplication of the Liens permitted under clause (g) above, Liens securing Indebtedness and other obligations of the Company or any of its Subsidiaries permitted by this Agreement which encumber Fixed Asset Property having a net book value (or if greater, a fair market value) which, in the aggregate, is less than or equal to $12,500,000;

                    (k) to the extent required at the time of the issuance of the Jo Ann Refinancing Indebtedness, Liens granted on the Jo Ann Drydock to secure such Indebtedness; and

                    (l) to the extent not otherwise covered in clauses (a) through (k) above, those Liens which are described on Schedule

          7.2 and any extension, renewal or substitution thereof or therefor; provided that (i) the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and
          (ii) the Lien securing such Indebtedness or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or substitution, secured such Indebtedness or other obligation or liability.

          Clauses (a) through (l) of this Section 7.2 are referred to as the "Permitted Liens."

                    Section 7.3 Limitation on Investments and Intercompany Activity. (a) Make, incur, assume or suffer to exist any Investment in any other Person, except: (i) Investments in any Person existing on the date hereof and set forth on Schedule 7.3,
          (ii) Cash Equivalent Investments, (iii) loans to (w) employees of the Company not in excess of $1,500,000 in the aggregate, and (x) participants in the Company's Performance Share Plan in an amount not in excess of the tax liabilities of such participants in connection with the distribution of shares pursuant to such plan, the calculation of such amount to be made available in writing to the Agent in reasonable detail and in form and substance satisfactory to the Agent, (iv) contributions to the Avondale Industries, Inc. Employee Stock Ownership Plan in accordance with the terms thereof, (v) contributions to the Avondale Pension Plan in accordance with the terms of such plan, and (vi) intercompany accounts between the Company and the Subsidiary Guarantors arising as a result of and in connection with the cash management systems of such Persons operated in accordance with their past practice.

                    (b) Sell, lease, assign, transfer or otherwise dispose of any of its assets to any Subsidiary or Affiliate, or lease any assets, render or receive services or purchase assets from any Subsidiaries or Affiliates, provided that the Company may enter into any such transaction with any Subsidiary or Affiliate in the ordinary course of business consistent with past practices.

                    Section 7.4 Limitation on Fundamental Changes. Enter into any transaction of merger or consolidation or amalgamation; or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

                    Section 7.5 Limitation on Sale of Assets. Other than the sale of those assets set forth on Schedule 7.5 for their respective fair market value and the sale of Inventory in the ordinary course of business, sell, lease, assign, transfer or otherwise dispose of, or give options to purchase (x) any stock or other equity interests in any of the Subsidiaries or (y) any of its other assets (including, without limitation, receivables and leasehold interests but excluding obsolete or worn out property) whether now owned or hereafter acquired, and whether or not leased back in the case of this clause (y) in an amount in excess of $1,000,000 in any fiscal year of the Company.

                    Section 7.6 Limitation on Dividends. Declare any dividends (other than dividends payable solely in stock of the Company) on, or make any payment on account of, any shares of any class of stock of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company, or make any payment on account of, or purchase, redeem or otherwise acquire, any securities of the Company from any Person, except (i) Subsidiaries may pay dividends and make other distributions to the Company and (ii) so long as no Default or Event of Default shall have occurred and be continuing, the Company may pay cash dividends on its capital stock during any Dividend Calculation Period in an amount not to exceed (A) 40% of Consolidated Net Income for such Dividend Calculation Period (but, in the event the Company shall receive net cash proceeds in an amount at least equal to $35,000,000 from the issuance of new Preferred Stock of the Company convertible into common stock of the Company, an amount equal to the greater of (1) $2,650,000 and (2) 40% of Consolidated Net Income, in each case for each such Dividend Calculation Period) minus (B) the amount of all cash dividends paid by the Company pursuant to this clause (ii) during such Dividend Calculation Period. "Dividend Calculation Period" shall mean, for each of the Company's fiscal quarters ending June 30, 1994 and September 30, 1994 the two and three fiscal quarter periods ending on such dates, respectively, and as of the last day of each of the Company's fiscal quarters ending thereafter, the four fiscal quarter period ending on such day.

                    Section 7.7 Limitation on Capital Expenditures. Incur Capital Expenditures which, in the aggregate for the Company and its Subsidiaries taken as a whole, exceed $7,500,000 for the Company's fiscal year ending December 31, 1994 and $9,000,000 for any fiscal year thereafter.

                    Section 7.8 Sale and Leaseback. Enter into any agreement, directly or indirectly, for the sale or transfer of any of its property now owned, or hereafter acquired, with a concurrent or subsequent acquisition by lease or rental of such property or like property if the aggregate rentals paid by the Company and its Subsidiaries, taken as a whole, with respect thereto in any fiscal year would exceed $3,000,000.

                    Section 7.9 Acquisitions. Make any Acquisition unless the following conditions are met at or prior to the time such Acquisition is made: (i) both prior to and after giving effect thereto (and any Loans incurred in connection therewith) no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect thereto the Company would be able to obtain Credit Extensions under, and in accordance with the terms and conditions of, this Agreement in an amount equal to at least $5,000,000 and (iii) the amount of consideration paid (including assumed liabilities) by the Company and its Subsidiaries is less than or equal to $5,000,000 in the aggregate for all such Acquisitions.

                    Section 7.10 Environmental Liabilities. Violate any requirement of law, rule or regulation regarding Hazardous Material; and, without limiting the foregoing, dispose of (or permit any Person to dispose of) any Hazardous Material into or onto, or (except in accordance with applicable law) from, any real property owned or operated by the Company or any of its Subsidiaries, nor allow any Lien imposed pursuant to any Requirement of Law relating to Hazardous Materials or the disposal thereof to be imposed or to remain on such real property, which violation or Lien could reasonably be expected to have a Material Adverse Effect.

                    Section 7.11  Compliance with ERISA.

                    (a) Knowingly engage in any transaction in connection with which the Company or a Subsidiary could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code:

                    (b) terminate any Plan maintained by the Company or an ERISA Affiliate in a manner, or take any other action, which in any case could reasonably be expected to have a Material Adverse Effect;

                    (c) fail to make full payment when due of any amounts which, under the provisions of any Plan or any employee pension benefit plan (as defined in ERISA) maintained by a Code Affiliate, the Company or Code Affiliate is required to pay as contributions thereto under Section 302 of ERISA and Section 412 of the Code, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan or any such employee pension benefit plan where such failure to pay could reasonably be expected to have a Material Adverse Effect;

                    (d) fail to make any payments when due to any Multiemployer Plan which the Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto where such failure to pay could reasonably be expected to have a Material Adverse Effect. The Company agrees (x) upon the request of the Agent to obtain a current statement of withdrawal liability from each Multiemployer Plan to which the Company or an ERISA Affiliate contributes or to which the Company or an ERISA Affiliate has an obligation to contribute and (y) to transmit a copy of such statement to the Agent with sufficient copies for the Banks; or

                    (e) amend a Plan or an employee pension benefit Plan (as defined in ERISA) maintained by a Code Affiliate where such amendment would result in an increase in current liability for the plan year such that either the Company or the Code Affiliate is required to provide security to such plan under Section 401(a)(29) of the Code.

                    Section 7.12 Prepayments. Make any voluntary prepayments of any Indebtedness (other than the Obligations);

          provided that the Company shall be permitted to prepay prior to their stated maturity its obligations with respect to that certain $3,000,000 General Obligation Bond Financing between Harrison County, Mississippi and the Company.

                    Section 7.13 Indebtedness. Incur or permit to exist any Indebtedness except (i) Indebtedness of the Company secured by Permitted Liens; provided, however, that the aggregate principal amount of Indebtedness secured by the Liens permitted pursuant to Section 7.2(j) shall not exceed $12,500,000 in the aggregate, (ii) unsecured Indebtedness of the Company in an aggregate principal amount not to exceed $15,500,000 in the aggregate less the amount of Indebtedness secured by Liens permitted by Section 7.2(j), (iii) Indebtedness constituting an Investment which is permitted pursuant to Section 7.3(vi), (iv) Indebtedness in an original principal amount equal to $8,000,000 issued by the Company pursuant to the requirements of the Ogden Letter of Intent, which Indebtedness shall be on terms and conditions satisfactory to the Agent, and (v) Indebtedness existing on the date hereof and listed on Schedule 7.13 and any extension, renewal or replacement of the Indebtedness listed on
          Schedule 7.13, provided that (A) the aggregate principal amount of Indebtedness issued (or, if such Indebtedness is issued at a price less than the principal amount thereof, the original issue price) to extend, renew or replace such Indebtedness shall not exceed the aggregate principal amount of the Indebtedness being so extended, renewed or replaced (plus accrued interest thereon),
          (B) any such Indebtedness so issued shall not mature prior to the stated maturity of the Indebtedness being extended, renewed or replaced and shall, after giving effect to all of the economic terms thereof, not impact the cash flow of the Company or such Subsidiary any more unfavorably than the terms of the Indebtedness being refinanced and (C) such Indebtedness being so issued shall contain terms no more restrictive vis a vis the Company or such Subsidiary than the Indebtedness being so refinanced.

                    Section 7.14 No Additional Subsidiaries. The Company will not, and shall not permit any of its Subsidiaries to, directly or indirectly, form or acquire any new Subsidiaries after the date hereof.

                    Section 7.15 Debits. To the extent the Company has not terminated the Preferred Stock Purchase Agreement pursuant to the Ogden Letter of Intent or otherwise with the prior written consent of the Agent, (i) satisfy any Debits by the payment of cash other than in accordance with Section 6.10(c) or (ii) issue any Subordinated Debentures pursuant to the Preferred Stock Purchase Agreement that fail to contain subordinated provisions acceptable to the Agent.

                    Section 7.16 Preferred Stock Purchase Agreement and Tax Sharing Agreement. (i) Terminate the Preferred Stock Purchase Agreement and the Tax Sharing Agreement except pursuant to the Ogden Letter of Intent or otherwise with the prior written consent of the Agent, or (ii) if the Preferred Stock Purchase

          Agreement and the Tax Sharing Agreement are not terminated in the manner permitted in clause (i) above, amend or otherwise modify (or agree with Ogden to amend or otherwise modify) any provision of the Preferred Stock Purchase Agreement or the Tax Sharing Agreement or waive or release any right, power, privilege or remedy of the Company thereunder or waive or release Ogden from any liability or obligation thereunder, in any such case without the prior written consent of the Agent.

                    Section 7.17 Jo Ann Agreements. (i) Cause the Jo Ann Bonds to be refunded, refinanced or otherwise repaid except from the proceeds of the issuance of the Board of Commissioners of the Port of New Orleans Industrial Revenue Refunding Bonds (Avondale Industries, Inc. Project) Series 1994 pursuant to the terms and conditions set forth in that certain commitment letter dated March 30, 1994, by Chemical Securities, Inc. and Exhibit A thereto or any other financing containing terms substantially similar thereto, which terms and conditions may not be modified in any material respect without the prior written consent of the Agent, or (ii) to the extent the Jo Ann Bonds are not refunded in the manner permitted in clause (i) above, approve any optional redemption, or purchase in lieu of redemption, of any of the Jo Ann Bonds or purchase, redeem or otherwise make any payments or prepayments of principal in respect of the Jo Ann Bonds (whether pursuant to the Installment Sales Agreement or otherwise) or make payments or prepayments of any other amounts in respect of the Jo Ann Bonds which Ogden is required to pay pursuant to the Preferred Stock Purchase Agreement (if then in effect), in each such case, without the prior written consent of the Agent; provided, however, in the case of clause (ii), the Jo Ann Bonds may be redeemed with funds obtained through a drawing on the Ogden Letter of Credit or through other funds provided by Ogden (without any right of reimbursement or subrogation against the Company except Ogden's right to receive Preferred Stock and/or (with the consent of the Agent) Subordinated Debentures).

                    Section 7.18 PSPA Guaranteed Obligations. Unless the Preferred Stock Purchase Agreement has been terminated pursuant to the Ogden Letter of Intent or has otherwise terminated in accordance with its terms or with the prior written consent of the Agent, and except to the extent permitted in Section 6.10(c), pay, or permit any Subsidiary to pay, any PSPA Guaranteed Obligations (it being represented and warranted by the Company that so long as the Preferred Stock Purchase Agreement remains in effect, pursuant to the terms of the Preferred Stock Purchase Agreement, Ogden is obligated to pay all PSPA Guaranteed Obligations and has no rights of subrogation or reimbursement against the Company in respect of any such payments except its right to receive Preferred Stock and/or (with the prior written consent of the Agent) Subordinated Debentures in accordance with the provisions of the Preferred Stock Purchase Agreement).

                    Section 7.19 Change of Location or Name. Change (a) the location of its principal place of business, chief executive office or major executive office, or its records concerning the Collateral, or (b) its name or the name under or by which it conducts its business,in each case, without first giving the Agent not less than 30 days' prior written notice thereof and taking any and all actions which may be necessary or desirable, or which the Agent may reasonably request, to maintain and preserve all Liens in favor of the Agent granted pursuant to the Collateral Documents, provided that, notwithstanding the foregoing, the Company will not, and will not permit any of its Subsidiaries to, change the location of its principal place of business or chief executive office of its records concerning the Collateral from the contiguous continental United States of America to any place outside the contiguous continental United States of America.

                    Section 7.20 Additional Negative Pledges and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or permit any of the Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Banks) on the creation or existence of any Lien upon the assets of the Company or any of its Subsidiaries,
          (ii) any contractual obligation which may restrict or inhibit the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default or (iii) any encumbrance or restriction on the ability any of the Subsidiaries of the Company to (A) pay dividends or make any other distributions on such Subsidiary's capital stock or pay any Indebtedness owed to the Company or a Subsidiary of the Company, (B) make loans or advances to the Company or a Subsidiary of the Company or (C) transfer any of its properties or assets to the Company; provided that the foregoing shall not prohibit (i) restrictions contained in any agreement evidencing a Lien permitted by Section 7.2 which may restrict the transfer of the property subject to such Liens, (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any of its Subsidiaries and (iii) to the extent required at the time of the issuance of the Jo Ann Refinancing Indebtedness, restrictions in favor of the holders of the Jo Ann Refinancing Indebtedness on the creation or existence of Liens on any of the Jo Ann Drydock Assets.

                                    SECTION VIII
                                  EVENTS OF DEFAULT

                    Upon the occurrence of any of the following events:

                    (a) The Company shall fail to pay any principal of the Loans or any Revolving Notes when due in accordance with the terms thereof or hereof, or the Company shall fail to make any payment to the Agent as required pursuant to Section 2.5; or the Company shall fail to pay any interest on any Loans or Revolving Notes, or any other amount payable hereunder (including, without limitation, any Reimbursement Obligations or any amount owing under any of the Loan Documents) and such failure shall continue for five (5) days; or

                    (b) Any representation or warranty made or deemed made (pursuant to Section 5.3 hereof) by the Company herein or in any of the other Loan Documents or which is contained in any exhibit, schedule, certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any of the other Loan Documents shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                    (c) The Company shall default in the observance or performance of any agreement contained in Section VII or an "Event of Default" under and as defined in any other Loan Document shall occur; or

                    (d) The Company shall default in the observance or performance of any other agreement contained in this Agreement (other than defaults described in other subparagraphs of this Section VIII) or any of the other Loan Documents, and such default shall continue unremedied for a period of thirty days; or

                    (e)  Any Subsidiary shall take any action set forth in
          Section VII which action the Company has undertaken not to permit; or

                    (f) Any Subsidiary shall fail to take any action set forth in Section VI which action the Company has undertaken to cause and such failure shall not be remedied for a period of thirty days after notice thereof is given to the Company by the Agent; or

                    (g) The Company or any Subsidiary shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Revolving Notes and Reimbursement Obligations) or in the payment of any Contingent Obligation, in either case in the aggregate principal amount of more than $3,000,000, in each instance, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee, agent or other Person acting on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; or

                    (h) (i) The Company or any Subsidiary shall commence a case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or
          (B) remains undismissed or undischarged for a period of sixty days; or (iii) there shall be commenced against the Company or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed pending appeal within sixty days from the entry thereof; or (iv) the Company or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                    (i) (i) If any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any employee pension benefit plan (as defined in ERISA) maintained by a Code Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, the continuance of such proceedings for ten days after commencement thereof, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or an ERISA Affiliate shall partially or completely withdraw from, or incur withdrawal liability with respect to, any Multiemployer Plan or
          (vi) any other event or condition shall occur or exist, with respect to any Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of the Subsidiaries to any tax, penalty or other liabilities in excess of $1,000,000; or

                    (j) One or more judgments, decrees, arbitration awards, rulings or decisions (including, without limitation, rulings of the Board of Contract Appeals), shall be entered against the Company or any of the Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $1,000,000 or more and all such judgments, decrees, awards and rulings shall not have been vacated, paid, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or the Company or any Subsidiary fails to timely appeal any final decision of a contracting officer against the Company or any Subsidiary, as the case may be, involving an aggregate liability of at least $1,000,000 or more to the Armed Services Board of Contract Appeals (the "ASBCA") or the U.S. Claims Court and/or the ASBCA or the U.S. Claims Court confirms any such final report or decision; or

                    (k) At any time, the backlog of firm contracts (excluding intercompany contracts and excluding unexercised options or unexercised rights under contracts) of the Company and the Subsidiary Guarantors shall be less than $600,000,000; or

                    (l) If (i) the Company or any of the Subsidiaries is debarred or suspended from contracting (as a first tier or any other level of subcontractor) for, bidding on, or entering into any Government Contract; or (ii) if a material current or material backlogged Government Contract is forfeited or terminated for cause; or

                    (m) The Company or any Subsidiary shall default in the performance of any term or condition contained or applicable to any Preferred Stock of such Person; or

                    (n) The Company or any Governmental Authority challenges the efficacy of the assignments noticed in the Assignment of Claims Notices (Company) or fails to comply with the terms thereof; or

                    (o) Work on any Navy Contract is interrupted for the lesser of (i) 90 days or (ii) the period of time permitted for interruption in such contract, unless in the case of this clause
          (ii) such interruption is at the direction of the United States
          Navy; or

                    (p) The Company or any Subsidiary shall contest the validity or enforceability of, or otherwise disaffirm, or fail to honor, any of its covenants, agreements or obligations under any Loan Document to which it is a party, or any Lien granted or purported to be granted to the Agent pursuant to the terms of the Collateral Documents with respect to property, individually or in the aggregate, having a fair market value in excess of $1,000,000, shall cease to be or shall not be a valid and perfected Lien having the priority contemplated by this Agreement and the Collateral Documents; or

                    (q) The Company shall have failed to deliver to the Agent by no later than June 15, 1994 any of the following items:
          (i) the consent of the Secretary of Transportation to the Liens to be granted to the Agent pursuant to the 900 Foot Floating Drydock Mortgage, (ii) the 900 Foot Floating Drydock Mortgage duly executed by the Company, and (iii) a title opinion from

          Jones, Walker, Waechter, Poitevent, Carrere & Denegre in form and substance satisfactory to the Agent as to the Company's title in and to the Avondale Drydock and as to the perfection, priority and validity of the 900 Foot Floating Drydock Mortgage; or

                    (r)  The occurrence of a Change of Control;

          then, and in any such event, (A) if such event is an Event of Default specified in subsection (h) above with respect to the Company or any Subsidiary, automatically the Commitments shall immediately terminate and the Loans and any Reimbursement Obligations hereunder (with accrued interest thereon) and all other Obligations owing under this Agreement, the Revolving Notes and the other Loan Documents shall immediately become and be due and payable without the giving of any notice of any kind, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Agent may (with the consent of the Required Banks) and shall (upon the request of the Required Banks), by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) the Agent may (with the consent of the Required Banks) and shall (upon the request of the Required Banks), by notice to the Company, declare the Loans and any Reimbursement Obligations hereunder (with accrued interest thereon) and all other Obligations owing under this Agreement, the Revolving Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become and be due and payable. Except as expressly provided above in this Section VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company. If the maturity of the Loans is accelerated, the LC Issuer shall give notice of termination under each Letter of Credit which permits the LC Issuer to cause its termination.


                                     SECTION IX
                                      THE AGENT

                    Section 9.1 Actions. Each Bank authorizes the Agent to act on behalf of such Bank under this Agreement, the other Loan Documents and any other related instruments and, in the absence of other written instructions from the Banks received from time to time by the Agent (with respect to which the Agent agrees that it will, subject to the last two sentences of this
          Section 9.1, comply in good faith except as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Bank agrees (which agreement shall survive any termination of this Agreement) to indemnify the Agent, pro rata according to such Bank's Percentage, from and against any and all liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Revolving

          Notes, the Letters of Credit, any of the other Loan Documents and any other related instruments, including, without limitation, the reimbursement of the Agent for all reasonable out-of-pocket expenses (including, without limitation, syndication costs and attorneys' fees) incurred by the Agent hereunder or in connection herewith or in enforcing the obligations of the Company under this Agreement, under any of the other Loan Documents or any other related instruments, in all cases as to which the Agent is not reimbursed by the Company; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of proper jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or willful misconduct. The Agent shall not be required to take any action hereunder or under any other related instruments, or to prosecute or defend any suit in respect of this Agreement or any such instrument, unless indemnified to its satisfaction by the Banks against costs, liability, and expense. Each Bank's obligation to indemnify the Agent as set forth above shall be unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which such Bank may have or have had against the Agent, the Company, any Subsidiary or any other Person. If any indemnity in favor of the Agent shall become impaired, the Agent may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.
          The Agent may delegate its duties hereunder to affiliates, agents or attorneys-in-fact selected in good faith by the Agent.

                    Section 9.2 Exculpation. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its directors, officers, employees, or agents (collectively, the "Related Parties") shall be liable to any Bank for any action taken or omitted to be taken by it under this Agreement, the other Loan Documents or any other related instrument, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor shall the Agent or any Related Parties be responsible for any recitals or representations or warranties herein or therein, or for the effectiveness, enforceability, validity or due execution of this Agreement, the other Loan Documents or any other related instruments, nor shall the Agent or any Related Parties be obligated to make any inquiry respecting the performance by the Company of its obligations hereunder or thereunder. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which it believes to be genuine and to have been presented by a proper Person. The Agent may at any time request instructions from the Banks with respect to any actions or approvals which, by the terms of this Agreement, the Agent is permitted or required to take or grant, and the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under this Agreement or any of the other Loan Documents until it has received instructions from the Required Banks. No Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the other Loan Documents in accordance with instructions from the (i) Required Banks, or (ii) all of the Banks to the extent required hereunder.

                    Section 9.3 Successor. The Agent may resign as such at any time upon at least ten days' prior notice to the Company and all Banks. If the Agent at any time shall resign or be removed, the Required Banks may appoint another Bank as a successor Agent. If the Required Banks do not make such appointment within thirty days, the resigning or removed Agent shall appoint a new Agent from among the Banks or, if no Bank accepts such appointment, from among commercial banking institutions or trust institutions generally. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon become the Agent hereunder and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request, and the resigning or removed Agent shall (i) be discharged from its duties and obligations under this Agreement and the other related instruments and (ii) entitled to the continued benefit of this Section IX with respect to all actions taken by it prior to its removal or resignation.

                    Section 9.4 Credit Decisions. Each Bank represents and acknowledges to the Agent and each other Bank that it has, independently of the Agent and each other Bank, and based on the financial information referred to in this Agreement and the other Loan Documents and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to enter into this Agreement. Each Bank also acknowledges that it will, independently of the Agent and each Bank, and based on such documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, the Loan Documents or any other related instruments.

                    Section 9.5 Notices, etc. from Agent. The Agent shall give prompt notice to each Bank of each notice or request given to the Agent by the Company pursuant to the terms of this Agreement. The Agent will distribute to each Bank each instrument received for such Bank's account and copies of all other communications received by the Agent from the Company for distribution to the Banks by the Agent in accordance with the terms of this Agreement.

                    Section 9.6 Collateral Documents. Each Bank and the Agent hereby (i) authorizes the Agent to enter into the Collateral Documents and to take all action contemplated thereby and (ii) confirms its appointment of Continental Bank N.A., as Agent under the terms and conditions of the Collateral Documents. Each Bank hereby confirms its agreement to be bound by the terms and conditions of the Collateral Documents. Each Bank and the

          Agent agrees that no Bank shall have any right individually to seek to realize upon the collateral granted for the benefit of the Banks pursuant to any of the Collateral Documents, it being understood and agreed that such rights and remedies may be exercised by the Agent as Agent for the benefit of the Agent and the Banks upon the terms of the Collateral Documents.

                    Section 9.7 Loans by the Agent. The Agent shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates as any Bank and may exercise the same as if it were not the Agent hereunder.

                    Section 9.8 Other Collateral Matters. Each Bank hereby agrees, and each holder of any Obligations by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Agent or the Required Banks in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Agent or the Required Banks of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks. The Agent is hereby authorized on behalf of all of the Banks, without the necessity of any notice to or further consent from any Bank, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens on the Collateral granted pursuant to the Loan Documents. Without limiting the foregoing, the Banks irrevocably authorize the Agent at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all other Obligations payable under this Agreement and under any other Credit Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Company under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness if the Indebtedness evidenced thereby has been paid in full; or (vi) subject to Section 10.2(g), if approved, authorized or ratified in writing by the Required Banks. Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 9.8.


                                      SECTION X
                                    MISCELLANEOUS

                    Section 10.1 Notices. All notices by the Company to the Agent on behalf of the Banks (including, but not limited to, notices relating to borrowings), and by the Agent on behalf of the Banks to the Company shall be sent by telegram, telecopier, telex or letter, or by telephone, which telephoned communication shall be confirmed by telegram, telecopier, telex or letter, and shall be effective (i) when telephoned or, in the case of a telegram, telecopy message, telex or letter when received, if telephoned or received before 10:00 a.m. Chicago time or (ii) on the next Business Day following such telephonic message or receipt of a telegram, telecopy message, telex or letter, if telephoned or received after 10:00 a.m. Chicago time, and all other notices, requests, demands, directions and other communications (collectively, "notices") given to or made upon any party hereto under the provisions of this Agreement shall be in writing (including telexed, telecopied or telegraphed communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by first class mail, certified mail return receipt requested, or overnight mail, or by telex or telegram with confirmation in writing mailed first class, in all cases with postage or charges prepaid, to the applicable party addressed, if to the Agent, at such address and telephone, telex and telecopy numbers as the Agent shall specify to the Company and the Banks in accordance with the provisions of this Section
          10.1. Notwithstanding the provisions of the immediately preceding sentence, any notice sent via certified mail -- return receipt requested, certified fee and normal postage prepaid, shall be deemed to have been received on the earlier of actual receipt thereof or the fifth (5th) day after the postmarked date indicated on the Receipt for Certified Mail (PS Form 3800, June 1985, or any successor form). Notices given to the Company shall be delivered at its offices at 5100 River Road, Avondale, Louisiana 70094, Attention: Mr. Thomas M. Kitchen, telephone:
          504-436-5237, telecopier: 504-436-5304, and if notice is given to any Bank, to its address and telephone, telex and telecopy numbers as such Bank shall specify to the Agent, the Company and the other Banks in accordance with the provisions of this Section
          10.1. Except as otherwise expressly provided herein, any properly given notice hereunder shall be effective when received.

                    Section 10.2 Amendments and Waivers. No amendment or waiver of any provision of this Agreement, or any of the other Loan Documents, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent, unless in writing and signed by all the Banks, shall do any of the following: (a) waive any of the conditions specified in Section V (though the Agent alone may defer the fulfillment of such conditions until the date of the applicable borrowing), (b) increase the amount or extend the term of the Commitments of the Banks or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Loans or any of the Revolving Notes or Reimbursement Obligations, or reduce any fees payable hereunder,
          (d) postpone any date fixed for any payment in respect of principal of, or interest on, the Loans, the Reimbursement Obligations or any of the Revolving Notes, as the case may be, or fees payable hereunder, (e) change any of the components which shall be required for the Banks or any Bank to take any action hereunder, (i.e., the percentage of the Commitments, or the aggregate unpaid principal amount of the Loans, or the number of Banks), (f) amend this Section 10.2, or (g) release all or any substantial portion of the Collateral (other than any Collateral which is permitted to be disposed of pursuant to the terms of this Agreement or the terms of the Collateral Documents) or release any Subsidiary Guarantor from the Subsidiary Guaranty executed by it; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent or the LC Issuer, as applicable, in addition to the Banks hereinabove required to take such action, affect the rights or duties of the Agent or the LC Issuer, respectively, under this Agreement. Without derogating from the foregoing, except as set forth below, no amendment to this Agreement shall be effective unless signed by the Company. Notwithstanding anything in this Agreement to the contrary, the consent of the Company shall not be required for any amendment, modification or waiver of the provisions of Section IX.
                    Notwithstanding the foregoing, without the consent of any Bank or the LC Issuer, the Agent, upon the request of the Company, shall release its Lien, or enter into intercreditor and/or subordination agreements with lenders to the Company's and any Subsidiary Guarantor's customers subordinating the Agent's Lien, on certain Inventory which shall constitute or form a part of work-in-process with respect to which title thereto has passed to customers of the Company or any Subsidiary Guarantor pursuant to the terms of the applicable contract with such customers and, in the case of any release of such Lien, for which an Account has arisen (whether or not such Account has been billed). It is intended and such releases (or such agreements) would only be executed by the Agent in the event any such customer is financing its purchase of a vessel with a third party lender and the related construction agreement contemplates that title will pass from the Company or the applicable Subsidiary Guarantor to such customer with respect to all or a portion of the vessel so financed. Prior to the occurrence of an Event of Default nothing set forth in this Agreement shall limit the right of the Company to release any claim or lien it may have to work in process with respect to which title thereto has been passed to its customers pursuant to the terms of the applicable contract with such customers.

                    Section 10.3 No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                    Section 10.4  Survival of Representations and
          Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents.

                    Section 10.5 Payment of Expenses and Taxes; Indemnity and Release. (a) The Company agrees (a) to promptly pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the structuring, negotiation, preparation, execution, delivery, implementation and administration of, and any amendment, supplement or modification (including, without limitation, proposed amendments, supplements, or modifications whether or not effective) to, this Agreement, and the other Loan Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, including, without limitation, the reasonable fees of any auditors (including in-house auditors), consultants, appraisers or other professionals retained by the Agent or its counsel, (b) to promptly pay or reimburse the Agent, the Banks and the LC Issuer for all their costs and expenses incurred in connection with the monitoring and inspection of the Collateral and the collection of any Obligations or the enforcement or preservation of any rights under this Agreement, the Letters of Credit and any of the other Loan Documents and any such other documents (whether such collection, enforcement or preservation is undertaken in connection with any proceeding described in Section VIII(h) or any refinancing or restructuring of the credit arrangements provided for in this Agreement in the nature of a workout or otherwise), including, without limitation, the reasonable fees and disbursements of counsel to the Agent, the Banks and the LC Issuer including, without limitation, the reasonable fees of any auditors (including in-house auditors), consultants, appraisers or other professionals retained by the Agent or its counsel, and
          (c) to promptly pay, indemnify, and hold the Agent and the Banks harmless from any and all recording and filing fees and any and all liabilities payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any of the other Loan Documents and any such other documents.

                    (b) In consideration of the execution and delivery of this Agreement by the Agent and the Banks, and the Banks' extension of their respective Commitments, the Company hereby indemnifies, exonerates and holds the Agent, each Bank, the LC Issuer, each Affiliate of the Agent, each Affiliate of each Bank, each Affiliate of the LC Issuer and each of their respective officers, directors, employees, and agents, (herein collectively called the "Bank Parties" and individually called a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses actually incurred in connection therewith (irrespective of whether such Bank Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements including allocated costs of staff counsel (collectively, the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to

                         (i)  any transaction financed or to be
               financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

                         (ii) any investigation, litigation, or
               proceeding related to any acquisition (or Acquisition) or proposed acquisition (or proposed Acquisition) by the Company or any of its Subsidiaries of all or any portion of the stock or all or substantially all of the assets of any Person, regardless of whether any Bank Party is a party thereto; or
                         (iii)     the presence on or under, or the
               escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Company or any of its Subsidiaries of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under CERCLA, any so-called "Superfund" or "Superlien" law, or any other federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning, any Hazardous Material), regardless of whether caused by, or within the control of, the Company or any of its Subsidiaries;

          except for any such Indemnified Liabilities arising for the account of a particular Bank Party which a court of competent jurisdiction shall have determined in a final proceeding to have arisen by reason of the relevant Bank Party's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law (the foregoing shall not derogate from any greater requirements contained in any of the Collateral Documents in favor of the Agent and the Banks).

                    The agreements in this Section shall survive repayment of the Revolving Notes and the Obligations and all other amounts payable hereunder and under the other Loan Documents.

                    Section 10.6 Headings: Table of Contents. The Section and other headings contained in this Agreement and the Table of Contents which precedes this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect.

                    Section 10.7 Successors and Assigns. (a) This Agreement shall be binding upon and shall inure to the benefit of the Agent, the Banks, the Company and their respective successors and assigns, except that the Company may not assign or delegate its rights or obligations hereunder or any interest herein without the consent of each Bank.

                    (b) The Banks may grant participations in any part of the Loans, Revolving Notes or their obligations with respect to

          Letters of Credit and the other Loan Documents to any of their affiliates or to any other commercial bank, insurance company, savings and loan, savings bank or other financial institution; provided, however, that (1) such selling Bank's obligations under this Agreement and the other Loan Documents shall remain unchanged, (2) such selling Bank shall remain solely responsible for the performance of such obligations and (3) the Company, the Agent and the other Banks shall continue to deal solely and directly with such selling Bank in connection with all rights and obligations under this Agreement. Any agreement pursuant to which a selling Bank may grant a participation may provide that such Bank will not agree to any amendment or waiver expressed in subsections (b), (c), (d), (f) or (g) of Section 10.2 of this Agreement without the consent of the participant, but shall not require any Bank to take or omit to take any other action hereunder.

                    (c) Each Bank may, with the consent of the Agent and the Company (which consent shall not be unreasonably withheld), but without the consent of any other Bank, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Revolving Notes; provided that (i) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption Agreement, together with any Revolving Note or Revolving Notes subject to such assignment and a processing and recordation fee of $3,000 and (ii) no such assignment shall be for less than $5,000,000 of the Commitments, unless such assignment is to a then-current holder of a Revolving Note or otherwise consented to by the Agent in writing. Upon such execution and delivery of the Assignment and Assumption Agreement to the Agent, from and after the date specified as the effective date in the Assignment and Assumption Agreement (the "Acceptance Date"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, such assignee shall have the rights and obligations of a Bank hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights (other than any rights it may have pursuant to Section 10.5 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                    (d) By executing and delivering an Assignment and Assumption Agreement, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Revolving Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any or its Subsidiaries or the performance or observance by the Company or any of its Subsidiaries of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto, (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement,
          (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                    (e) The Agent shall maintain at its address referred to in Section 10.1 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Assumption shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                    (f) Upon its receipt of an Assignment and Assumption Agreement executed by an assigning Bank, together with the Revolving Note or Revolving Notes subject to such assignment, the Agent shall, if such Assignment and Assumption Agreement has been completed and is in substantially the form of Exhibit A,
          (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. Within five (5) Business Days after its receipt of such notice, the Company shall execute and deliver to the Agent in exchange for the surrendered Revolving Note or Revolving Notes a new Revolving Note or Revolving Notes to the order of the assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Assumption Agreement and, if the assigning Bank has retained a Commitment or Commitments hereunder, a new Revolving Note or Revolving Notes to the order of the assigning Bank in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Revolving Note or Revolving Notes shall re-evidence the Indebtedness outstanding under the old Revolving Note or Revolving Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Note or Revolving Notes, shall be dated the date of the Initial Credit Event and shall otherwise be in substantially the form of the Revolving Note or Revolving Notes subject to such assignments.

                    Section 10.8 Tax Forms. Each Bank which is a Non-United States Person agrees (to the extent it is permitted to do so under the laws and any applicable double taxation treaties of the United States, the jurisdiction of its incorporation and the jurisdictions in which its Domestic Office and its Eurodollar Office are located) to execute and deliver to the Agent for delivery to the Company, before the first scheduled payment date in each taxable year of such Bank, two copies of either (1) a United States Internal Revenue Service Form 1001, (2) a United States Internal Revenue Service Form 4224 together with a United States Internal Revenue Service Form W-9, or (3) a United States Internal Revenue Service Form W-8 together with a certificate substantially in the form of Exhibit K and containing any additional certifications as the Agent may require to establish such Bank's exemption from United States Federal Taxes pursuant to section 881(c) or 871(h) of the Code (or any successor Forms, as appropriate), and such other and further Forms which the Company may reasonably request, in each case properly completed and properly claiming complete or partial, as the case may be, exemption from withholding and deduction of United States Federal Taxes.

                    Section 10.9 Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Agent and each Bank and each participant of each Bank is hereby authorized by the Company at any time or from time to time, without notice to the Company, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by the Bank to or for the credit or the account of the Company against and on account of the Obligations and liabilities of the Company to the Agent or such Bank under this Agreement and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or the other Loan Documents.

                    Section 10.10 Sharing. (a) Each of the Banks agree among themselves that with respect to all amounts received by them which are applicable to the payment or satisfaction of all or part of the Loans or Reimbursement Obligations, interest thereon, any fees or any other amount payable hereunder or under the other Loan Documents, equitable adjustment will be made so that, in effect, all such amounts will be shared among the Banks in proportion to their respective Percentage, whether received by voluntary payment, by the exercise of the right of set off or banker's lien, by counterclaim or by the enforcement of their rights hereunder or under the other Loan Documents.

                    (b) If any Bank shall, through the exercise of any right of counterclaim, set off, banker's lien or otherwise, receive payment or reduction of a proportion of the aggregate amount of the Loans or Reimbursement Obligations or interest thereon due to such Bank, or any other amount payable hereunder, as the case may be, which is greater than the proportion received by any other Bank or Banks in respect to the aggregate amount of any Loan or Reimbursement Obligation and interest thereon due such Bank, or with respect to any other amount payable hereunder, that Bank receiving such proportionately greater payment shall notify the other Banks and the Agent of such receipt and purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such excess payment) in the Loans and Reimbursement Obligations held by the other Bank or Banks so that all such recoveries of principal and interest with respect to the Loans and Reimbursement Obligations shall be proportionate to each Bank's respective Percentage; provided that if all or part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to the purchasing Bank to the extent of such recovery, but without interest. Each participant of any Bank shall have the same rights of set off against the Company set forth in Section 10.9 as if it were a Bank and agrees that, with respect to any setoff made by such participant, the provisions of this Section 10.10 shall similarly apply as if it were a Bank.

                    (c) The Company expressly consents to the arrangement described in this Section 10.10.

                    Section 10.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                    Section 10.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                    Section 10.13 Governing Law. This Agreement and the Revolving Notes and the rights and obligations of the parties under this Agreement and the Revolving Notes shall be governed by, and construed and interpreted in accordance with, the internal laws (as opposed to conflict of laws provisions) of the State of Illinois.

                    Section 10.14 Marshalling; Recapture. Neither the Agent nor any Bank shall be under an obligation to marshall any assets in favor of the Company, any Subsidiary of the Company or any other party or against or in payment of any or all of the Obligations. To the extent any Bank receives any payment by or on behalf of the Company, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Company, its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or Federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has bee paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Company to such Bank as of the date such initial payment, reduction or satisfaction occurred.

                    Section 10.15 Jurisdiction. The Company hereby irrevocably submits to the jurisdiction of any Illinois State or Federal court sitting in Cook County, Illinois in any action or proceeding arising out of or relating to this Agreement and/or the other Loan Documents and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Illinois State court, or to the extent permitted by law, in such Federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Company at its address specified in Section 10.1 hereof. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                    Section 10.16 Waiver of Jury Trial. EACH OF THE BANKS, THE AGENT AND THE COMPANY MUTUALLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, ANY COUNTERCLAIM) IN ANY COURT ARISING ON, OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE RELATED AGREEMENTS OR ANY AMENDMENT OR SUPPLEMENT HERETO OR THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

               [The Remainder Of This Page Is Intentionally Left Blank]

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of year first above written.


                                        AVONDALE INDUSTRIES, INC.



                                        By: \s\ Thomas M. Kitchen
                                        Name:  Thomas M. Kitchen
                                        Title: Vice President


                                        CONTINENTAL BANK N.A.,
                                          as Agent



                                        By: \s\ Laurens F. Schaad, Jr.
                                        Name:  Laurens F. Schaad, Jr.
                                        Title: Vice President


                                        THE BANKS:

                                        CONTINENTAL BANK N.A.,
                                          as a Bank and as LC Issuer



                                        By: \s\ Laurens F. Schaad, Jr.
                                        Name:  Laurens F. Schaad, Jr.
                                        Title: Vice President

                                        Domestic and Eurodollar Office

                                        231 South LaSalle Street
                                        Chicago, Illinois  60697
                                          5

                                        WHITNEY NATIONAL BANK


                                        By: \s\ E. H. Hemphill, Jr.
                                        Name:  E. H. Hemphill, Jr.
                                        Title: Sr. Vice President

                                        Domestic and Eurodollar Office

                                        P.O. Box 61260
                                        New Orleans, Louisiana 70160

                                        FIRST INTERSTATE BANK OF TEXAS,
          N.A.


                                        By: \s\ Frank W. Schageman
                                        Name:  Frank W. Schageman
                                        Title: Assistant Vice President

                                        Domestic and Eurodollar Office

                                        1000 Louisiana
                                        Houston, Texas  77002
                                          7


                                        FIRST NATIONAL BANK OF COMMERCE


                                        By: \s\ Suzanne H. Marquette
                                        Name:  Suzanne H. Marquette
                                        Title: Vice President

                                        Domestic and Eurodollar Office

                                        210 Baronne Street
                                        New Orleans, Louisiana  70112

                                  TABLE OF CONTENTS


                                                                       Page


          SECTION I - DEFINITIONS.......................................   2

               Section 1.1  Defined Terms...............................   2
               Section 1.2  Other Definitional Provisions...............  28
               Section 1.3  Accounting Terms and Determinations.........  29

          SECTION II - REVOLVING LOANS..................................  29

               Section 2.1  Revolving Loan Commitment...................  29
               Section 2.2  Revolving Note..............................  30
               Section 2.3  Determination of Borrowing Base.............  30
               Section 2.4  Procedure for Borrowing.....................  31
               Section 2.5  Reduction of Commitments....................  32
               Section 2.6  Optional Prepayments........................  33
               Section 2.7  Continuation and Conversion Elections.......  33
               Section 2.8  Interest Rate and Payment Dates.............  34
               Section 2.9  Fees........................................  35
               Section 2.10  Computation of Interest....................  35
               Section 2.11  Payments...................................  36
               Section 2.12  Inability to Determine Interest Rate.......  37
               Section 2.13  Illegality.................................  38
               Section 2.14  Requirements of Law........................  38
               Section 2.15  Funding Losses.............................  41
               Section 2.16  Use of Proceeds............................  41
               Section 2.17  Extensions of Expiration Date..............  42

          SECTION III - LETTERS OF CREDIT...............................  42

               Section 3.1  Requests....................................  42
               Section 3.2  Issuance....................................  43
               Section 3.3  Fees and Expenses...........................  43
               Section 3.4  Banks' Participation........................  43
               Section 3.5  Disbursements...............................  44
               Section 3.6  Reimbursement...............................  44
               Section 3.7  Deemed Disbursements; Other Cash
                              Collateral Requirements...................  45
               Section 3.8  Nature of Reimbursement Obligations.........  46
               Section 3.9  Indemnity...................................  47

          SECTION IV - REPRESENTATIONS AND WARRANTIES...................  47
               Section 4.1  Financial Condition.  ......................  47
               Section 4.2  No Change. .................................  48
               Section 4.3  Corporate Existence: Compliance with Law....  48
               Section 4.4  Corporate Power: Authorization:
                            Enforceable Obligations.....................  48
               Section 4.5  No Bar. ....................................  49
               Section 4.6  No Material Litigation. ....................  49
               Section 4.7  No Default..................................  49
               Section 4.8  Ownership of Property: Liens................  49
               Section 4.9  No Burdensome Restrictions..................  49
               Section 4.10  Taxes......................................  49
               Section 4.11  Regulations G, T, U and X..................  50
               Section 4.12  ERISA......................................  50
               Section 4.13  Subsidiaries...............................  52
               Section 4.14  Government Regulation......................  52
               Section 4.15  Environmental Matters......................  52
               Section 4.16  Preferred Stock Purchase Agreement.........  52

               Section 4.17  Judgments or Litigation....................  53
               Section 4.18  Government Contracts.......................  53
               Section 4.19  Modular Construction.......................  53
               Section 4.20  Licenses, Permits. ........................  54
               Section 4.21  Navy Contracts. ...........................  54
               Section 4.22  Loan Documents. etc........................  54
               Section 4.23  No Federal Tax or ERISA Liens..............  54
               Section 4.24  No Bonds...................................  54
               Section 4.25  Labor Controversies........................  54
               Section 4.26  Capitalization.............................  55
               Section 4.27  Patents, Trademarks, etc...................  55
               Section 4.28  Collateral Documents.......................  55
               Section 4.29  Accuracy of Information....................  55
               Section 4.30  Solvency...................................  56

          SECTION V - CONDITIONS PRECEDENT TO EFFECTIVE DATE AND
                      EACH EXTENSION OF CREDIT..........................  56

               Section 5.1  Initial Credit Extensions...................  56
               Section 5.2  Conditions to Initial Letter
                            of Credit Issuance..........................  60
               Section 5.3  Conditions to Each Extension of Credit......  60

          SECTION VI - AFFIRMATIVE COVENANTS............................  61

               Section 6.1  Financial Statements........................  61
               Section 6.2  Certificates: Other Information.............  62
               Section 6.3  Payment of Obligations. ....................  64
               Section 6.4  Maintenance of Property: Insurance. ........  64
               Section 6.5  Conduct of Business and Maintenance
                            of Existence................................  64
               Section 6.6  Inspection of Property: Books
                            and Records; Discussions....................  65
               Section 6.7  Notices.....................................  65

               Section 6.8  ERISA.......................................  66
               Section 6.9  Additional Title Opinions and Appraisals
                            for the Avondale Drydock. ..................  66
               Section 6.10  Preferred Stock Purchase Agreement.........  66
               Section 6.11  Delivery; Further Assurances...............  68
               Section 6.12  Cash Management Letters....................  68
               Section 6.13  Updated Appraisal of Avondale Drydock......  69
               Section 6.14  Delivery of Assignment of Claims Notices...  69

          SECTION VII - NEGATIVE COVENANTS..............................  70

               Section 7.1  Financial Condition Covenants...............  70
               Section 7.2  Limitation on Liens.........................  70
               Section 7.3  Limitation on Investments and
                            Intercompany Activity. .....................  72
               Section 7.4  Limitation on Fundamental Changes. .........  72
               Section 7.5  Limitation on Sale of Assets................  72
               Section 7.6  Limitation on Dividends.....................  73
               Section 7.7  Limitation on Capital Expenditures..........  73
               Section 7.8  Sale and Leaseback..........................  73
               Section 7.9  Acquisitions................................  73
               Section 7.10  Environmental Liabilities. ................  74
               Section 7.11  Compliance with ERISA......................  74
               Section 7.12  Prepayments................................  75
               Section 7.13  Indebtedness. .............................  75
               Section 7.14  No Additional Subsidiaries.................  75
               Section 7.15  Debits.....................................  75
               Section 7.16  Preferred Stock Purchase Agreement
                             and Tax Sharing Agreement..................  76
               Section 7.17  Jo Ann Agreements..........................  76
               Section 7.18  PSPA Guaranteed Obligations................  76
               Section 7.19  Change of Location or Name.................  77

               Section 7.20  Additional Negative Pledges and Other
                             Payment Restrictions Affecting Subsidiaries  77

          SECTION VIII - EVENTS OF DEFAULT..............................  78

          SECTION IX - THE AGENT........................................  82

               Section 9.1  Actions.....................................  82
               Section 9.2  Exculpation. ...............................  83
               Section 9.3  Successor...................................  83
               Section 9.4  Credit Decisions............................  84
               Section 9.5  Notices, etc. from Agent....................  84
               Section 9.6  Collateral Documents........................  84
               Section 9.7  Loans by the Agent..........................  84
               Section 9.8  Other Collateral Matters....................  84

          SECTION X - MISCELLANEOUS.....................................  85

               Section 10.1  Notices....................................  85
               Section 10.2  Amendments and Waivers. ...................  86
               Section 10.3  No Waiver: Cumulative Remedies.............  87
               Section 10.4  Survival of Representations and
                             Warranties.................................  87
               Section 10.5  Payment of Expenses and Taxes;
                             Indemnity and Release......................  87
               Section 10.6  Headings: Table of Contents. ..............  89
               Section 10.7  Successors and Assigns.....................  89
               Section 10.8  Tax Forms. ................................  92
               Section 10.9  Setoff.....................................  92
               Section 10.10  Sharing...................................  92
               Section 10.11  Counterparts..............................  93
               Section 10.12  Severability..............................  93
               Section 10.13  Governing Law. ...........................  93

               Section 10.14  Marshalling; Recapture....................  94
               Section 10.15  Jurisdiction..............................  94
               Section 10.16  Waiver of Jury Trial......................  94



                                EXHIBITS AND SCHEDULES

          Exhibits

          Exhibit A      Form of Assignment and Assumption Agreement
          Exhibit B      Form of Borrowing Base Certificate
          Exhibit C      Form of Borrowing Request
          Exhibit D      Form of Cash Management Letter
          Exhibit E      Form of Continuation/Conversion Notice
          Exhibit F      Form of Extension Notice
          Exhibit G      Form of Issuance Request
          Exhibit H      Form of Subsidiary Guarantee
          Exhibit I      Form of Subsidiary Security Agreement
          Exhibit J      Form of Revolving Note
          Exhibit K      Form of Foreign Lender Certification

          Schedules

          Schedule I     Commitments
          Schedule II    Navy Contracts
          Schedule 4.6   Litigation
          Schedule 4.13  Existing Subsidiaries
          Schedule 4.15  Environmental Disclosure
          Schedule 4.21  Permitted Setoffs Under Navy Contracts
          Schedule 4.25  Labor Disclosure
          Schedule 4.26  Ownership of the Company
          Schedule 6.1   Monthly Reporting Requirements
          Schedule 6.12  Existing Collection Accounts
          Schedule 7.2   Existing Liens
          Schedule 7.3   Existing Investments
          Schedule 7.5   Assets Held for Sale
          Schedule 7.13  Existing Indebtedness

               FIRST AMENDMENT AND WAIVER TO REVOLVING CREDIT AGREEMENT

                    THIS FIRST AMENDMENT AND WAIVER TO REVOLVING CREDIT AGREEMENT (this "Amendment") is entered into as of May 31, 1994, by and among AVONDALE INDUSTRIES, INC., a Louisiana corporation (the "Company"), the various financial institutions signatory hereto (collectively, the "Banks," and, individually, a "Bank"), and CONTINENTAL BANK N.A., as agent for the Banks (the "Agent"). Words and phrases having defined meanings in the Credit Agreement referred to below shall have the same respective meanings when used herein, unless otherwise expressly defined herein.

                                     WITNESSETH:

                    WHEREAS, the parties hereto have entered into a Revolving Credit Agreement, dated as of May 10, 1994 (the "Credit Agreement"), relating to a revolving credit facility in amount not to exceed $35,000,000 for the Company's ongoing working capital and general corporate needs; and

                    WHEREAS, the Company, the Banks and the Agent desire to amend the Credit Agreement on the terms as hereinafter set forth, to permit the Company to make certain deposits pursuant to the requirements of the documents governing the Jo Ann Refinancing Indebtedness;

                    NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and for other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows;

                    1. Amendments to Credit Agreement. Subject to and conditioned upon the fulfillment of each of the conditions precedent set forth in Section 3 hereof, Section 7.2 of the Credit Agreement is hereby amended to delete the terms of clause
          (k) thereof in their entirety and to insert the following therefor:

                         (k) (i) to the extent required at the time of the issuance of the Jo Ann Refinancing Indebtedness, Liens granted on the Jo Ann Drydock to secure such Indebtedness and (ii) deposits made pursuant to the requirements of the documents governing the Jo Ann Refinancing Indebtedness as originally in effect to secure such Indebtedness in an aggregate amount not to exceed $3,625,000 at any one time; and

                    2. Waiver to Credit Agreement. Subject to and conditioned upon the fulfillment of each of the conditions precedent set forth in Section 3 hereof, the provisions of
          Section 7.20 of the Credit Agreement are hereby waived to the extent necessary to permit the Company to agree to a negative pledge clause in favor of the holders of the Jo Ann Refinancing Indebtedness substantially in the form of that set forth on Exhibit A hereto.

                    3. Conditions Precedent to Amendment Effectiveness. The amendments and modifications set forth in Section 1 hereof and the waiver set forth in Section 2 hereof shall become effective upon, and are expressly conditioned upon, the fulfillment of each of the following conditions precedent on or prior to June 1, 1994:

                    (a) Agreement. The Agent shall have received this Amendment, duly executed and delivered by an authorized officer of the Company and the Required Banks.

                    (b) Subsidiary Guarantor Consent. The Agent shall have received (with a copy for each of the other Banks) from each of the Subsidiary Guarantors a reaffirmation of the Subsidiary Guarantee executed by it.

                    (C) Material Adverse Change. In the opinion of the Agent, no event or condition shall have occurred or exist which could reasonably be expected to have a Material Adverse Effect.

                    4. Representations and Warranties. In order to induce the Agent and the Banks to enter into this Amendment, the Company hereby represents and warrants to the Agent and the Banks as follows:

                         (a) The execution, delivery and performance by the Company of this Amendment (i) are within the Company's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of any applicable law, statute, ordinance, regulation, rule, order or other governmental restriction or of the Certificate or Articles of Incorporation or By-Laws of the Company, (v) do not contravene, or constitute a default under, any agreement, judgment, injunction, order, decree, indenture, contract, lease, instrument or other commitment to which the Company is a party or by which the Company or any of its assets are bound and (vi) will not result in the creation or imposition of any Lien upon any asset of the Company under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company is a party or by which it or any of its assets may be bound or affected.

                         (b) This Amendment and the Credit Agreement as amended by this Amendment are the legal, valid and binding obligations of the Company, and are enforceable against the Company in accordance with their terms.

                         (c) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof as though made on the date hereof, except to the extent that such representations expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

                         (d) No Default or Event of Default has occurred and is continuing.

                    5. Reference to and Effect Upon the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "the Agreement", "hereunder", "hereof", "herein", or words of like import, shall mean and be a reference to the Credit Agreement, as amended hereby and each reference to the Credit Agreement in any other Loan Document shall mean and be a reference to the Credit Agreement, as amended hereby.

                    6. Reaffirmation; Expenses. The Company hereby reaffirms to the Agent and each of the Banks that, except as modified hereby, the Credit Agreement and all of the Loan Documents remain in full force and effect and have not been otherwise waived, modified or amended. Except as expressly modified hereby, all of the terms and conditions of the Credit Agreement shall remain unaltered and in full force and effect. The Company acknowledges that all legal expenses of the Agent related to this Amendment shall be paid by the Company.

                    7. Confirmation of Collateral Documents. The Company hereby (i) ratifies and confirms its obligations under the Collateral Documents and acknowledges and agrees that the Collateral Documents to which the Company is a party are the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms; and (ii) agrees that the Obligations (for purposes of each of such Collateral Documents) shall include, without limitation, the Obligations under and as defined in this Credit Agreement as amended by this Amendment.

                    8. Choice of Law. THIS AMENDMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE COMPANY, THE ADMINISTRATIVE AGENT, THE AGENT AND THE BANKS IN CONNECTION WITH THIS AMENDMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS.

                    9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by telecopier, with the intention that they shall have the same effect as an original counterpart thereof.
                    IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                        AVONDALE INDUSTRIES, INC.


                                        By: \s\ Thomas M. Kitchen
                                        Name:  Thomas M. Kitchen
                                        Title: Vice President

                                        CONTINENTAL BANK N.A.,
                                          as Agent


                                        By: \s\ Laurens F. Schaad, Jr.
                                        Name:  Laurens F. Schaad, Jr.
                                        Title: Vice President

                                        THE BANKS:

                                        CONTINENTAL BANK N.A.,
                                          as a Bank and as LC Issuer


                                        By: \s\ Laurens F. Schaad, Jr.
                                        Name:  Laurens F. Schaad, Jr.
                                        Title: Vice President

                                        WHITNEY NATIONAL BANK


                                        By: \s\ Elmer H. Hemphill, Jr.
                                        Name:  Elmer H. Hemphill, Jr.
                                        Title: Sr. Vice President

                                        FIRST INTERSTATE BANK OF TEXAS, N.A.


                                        By: \s\ Frank W. Schageman
                                        Name:  Frank W. Schageman
                                        Title: Assistant Vice President

                                        FIRST NATIONAL BANK OF COMMERCE


                                        By: \s\ Gary L. Lorio
                                        Name:  Gary L. Lorio
                                        Title: Vice President

                                      EXHIBIT A

                           PROPOSED NEGATIVE PLEDGE CLAUSE

                         (Redacted from the Limited Offering
                    Memorandum relating to the refinancing bonds)

                    The Company [Avondale Industries, Inc.] will not create, incur, assume or permit to exist any Lien upon any of its revenues, property (including, but not limited to, fixed assets, inventory, real property, receivables, intangible rights and stock) or other assets, whether now owned or hereafter acquired, other than Permitted Encumbrances unless (a) (i) the Revolving Credit Agreement dated as of May 10, 1994 by and among the Company, Continental Bank N.A. and the Banks as defined therein, including extensions according to its terms, is continuing in effect or (ii) the Consolidated Senior Debt Service Coverage Ratio is greater than 2.5 to 1.0 or (b) the Company delivers to the Trustee (i) an independent appraisal of all Project assets,
          (ii) perfected security interests in all Project assets, and

          (iii) to the extent the appraised value of the Project assets is less than the outstanding par amount of the Series 1994 Bonds, perfected security interests on additional Company assets, with an independent appraised value equal to the difference:

                    "Permitted Encumbrances" shall mean (a) Liens existing on the date of this Limited Offering Memorandum securing Indebtedness of the Company in connection with the Revolving Credit Agreement, by and among the Company, Continental Bank N.A. and the Banks as defined therein dated as of May 10, 1994; (b) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness of the Company secured by Liens permitted in clause (a) provided that such Indebtedness (i) does not exceed $50,000,000, (ii) is not secured by any additional assets and (iii) does not provide any additional rights to Continental Bank N.A. [or any new lender]; (c) Liens granted by the Company in its ordinary course of business for the purpose of meeting bonding requirements provided that such Liens do not secure such Indebtedness in an aggregate principal amount exceeding $25,000,000; (d) Liens granted by the Company in its ordinary course of business to owners of ships being constructed or repaired; (e) a Lien on the Company's 900-foot floating drydock/launch platform; (f) Liens on certain property located in Harrison County, Mississippi granted pursuant to a Guaranty Agreement between the Company and said Harrison County; (g) Liens granted by the Company in its ordinary course of business on property acquired after the date of this Limited Offering Memorandum; (h) Liens for taxes, assessments, charges or other governmental levies not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company or the respective Subsidiary, as the case may be, to the extent required by generally accepted accounting principles; (i) mechanics', worker's, materialmen's, operators', carriers', or other like Liens arising in the ordinary and normal course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings; and (j) Liens not created by the Company or the respective Subsidiary, as the case may be, which are promptly contested in good faith and by appropriate proceedings and which are discharged or bonded within 30 days of notice thereof to the Company or the respective Subsidiary, as the case may be.


                                       CONSENT

                    By Subsidiary Guarantee dated as of May 10, 1994 (the "Guarantee"), the undersigned (the "Guarantor") guaranteed to the Secured Parties (as defined therein), subject to the terms, conditions and limitations set forth therein, the prompt payment and performance of all of the Obligations (as defined therein). The Guarantor consents to the Company's execution of the foregoing First Amendment and Waiver to Revolving Credit Agreement and acknowledges the continued validity, enforceability and effectiveness of the Guarantee with respect to all loans, advances and extensions of credit to the Company, whether heretofore or hereafter made, together with all interest thereon and all expenses in connection therewith.

                                        AVONDALE GULFPORT MARINE, INC.


                                        By \s\ Thomas M. Kitchen
                                        Title:  Vice President

          Dated:  May 31, 1994

                                       CONSENT

                    By Subsidiary Guarantee dated as of May 10, 1994 (the "Guarantee"), the undersigned (the "Guarantor") guaranteed to the Secured Parties (as defined therein), subject to the terms, conditions and limitations set forth therein, the prompt payment and performance of all of the Obligations (as defined therein). The Guarantor consents to the Company's execution of the foregoing First Amendment and Waiver to Revolving Credit Agreement and acknowledges the continued validity, enforceability and effectiveness of the Guarantee with respect to all loans, advances and extensions of credit to the Company, whether heretofore or hereafter made, together with all interest thereon and all expenses in connection therewith.

                                        AVONDALE TECHNICAL SERVICES, INC.


                                        By \s\ Thomas M. Kitchen
                                        Title:  President

          Dated:  May 31, 1994

                                       CONSENT

                    By Subsidiary Guarantee dated as of May 10, 1994 (the "Guarantee"), the undersigned (the "Guarantor") guaranteed to the Secured Parties (as defined therein), subject to the terms, conditions and limitations set forth therein, the prompt payment and performance of all of the Obligations (as defined therein). The Guarantor consents to the Company's execution of the foregoing First Amendment and Waiver to Revolving Credit Agreement and acknowledges the continued validity, enforceability and effectiveness of the Guarantee with respect to all loans, advances and extensions of credit to the Company, whether heretofore or hereafter made, together with all interest thereon and all expenses in connection therewith.

                                        CRAWFORD TECHNICAL SERVICES, INC.


                                        By \s\ B. L. Hicks
                                        Title: Secretary

          Dated:  May 31, 1994

                                       CONSENT

                    By Subsidiary Guarantee dated as of May 10, 1994 (the "Guarantee"), the undersigned (the "Guarantor") guaranteed to the Secured Parties (as defined therein), subject to the terms, conditions and limitations set forth therein, the prompt payment and performance of all of the Obligations (as defined therein). The Guarantor consents to the Company's execution of the foregoing First Amendment and Waiver to Revolving Credit Agreement and acknowledges the continued validity, enforceability and effectiveness of the Guarantee with respect to all loans, advances and extensions of credit to the Company, whether heretofore or hereafter made, together with all interest thereon and all expenses in connection therewith.

                                        GENCO INDUSTRIES, INC.


                                        By \s\ B. L. Hicks
                                        Title: Secretaru

          Dated:  May 31, 1994

                    SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

                    THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT (this "Amendment") is entered into as of February 9, 1995, by and among AVONDALE INDUSTRIES, INC., a Louisiana corporation (the "Company"), the various financial institutions signatory hereto (collectively, the "Banks," and, individually, a "Bank"), and BANK OF AMERICA ILLINOIS, successor-in-interest to CONTINENTAL BANK, as agent for the Banks (the "Agent"). Words and phrases having defined meanings in the Credit Agreement referred to below shall have the same respective meanings when used herein, unless otherwise expressly defined herein.

                                     WITNESSETH:

                    WHEREAS, the parties hereto have entered into a Revolving Credit Agreement, dated as of May 10, 1994 (as amended by that certain First Amendment and Waiver to Revolving Credit Agreement dated as of May 31, 1994 (collectively, the "Existing Agreement" and as amended by this Amendment, the "Credit Agreement"), relating to a revolving credit facility in amount not to exceed $35,000,000 for the Company's ongoing working capital and general corporate needs;

                    WHEREAS, the Company, the Banks and the Agent desire to amend the Credit Agreement and provide for the waiver of certain of the provisions of the Credit Agreement, in each case, on the terms as hereinafter set forth, to (i) permit the financing of the advanced and modern shipyard technology project at the Company's shipyard located in Avondale, Louisiana (the "Shipyard Project") through Title XI of the Merchant Marine Act, 1936, as amended (the "Title XI Program") and (ii) make certain technical changes to the Credit Agreement as more fully described below;

                    WHEREAS, in connection with the Shipyard Project, the Company contemplates (i) that it will transfer a portion of the real property underlying its shipyard located in Avondale, Louisiana (the "Shipyard Real Property Assets") to Avondale Land Management Company, a newly formed general partnership organized under the laws of the State of Louisiana (the "Shipyard Partnership") and the Shipyard Real Property Assets will be leased back to the Company pursuant to two specific lease agreements, and (ii) that 99% of the partnership interest in the Shipyard Partnership will be owned by the Company and 1% of the partnership interest in the Shipyard Partnership will be owned by Avondale Properties, Inc., a Louisiana corporation ("Avondale Properties") and a newly formed wholly-owned Subsidiary of the Company; and

                    WHEREAS, the Agent may resign as Agent under the Credit Agreement and in the event of any such resignation, the Banks desire to appoint Bank of America National Trust and Savings Association ("BofA NTSA") as successor agent;

                    NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and for other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows;

                    1. Amendments to the Existing Agreement. Subject to and conditioned upon the fulfillment of each of the conditions precedent set forth in Section 4 hereof, the Existing Agreement is hereby amended as follows:

               (a) The definition of "Adjusted Consolidated Net Income -- Cash Flow Coverage" is hereby amended to delete the terms of clause (d) thereof in their entirety and to insert the following therefor:

               (d) Capital Expenditures of the Company or its Subsidiaries for such period (other than those Capital Expenditures that are (i) incurred in connection with the Shipyard Project, (ii) reviewed and approved by Deloitte & Touche and (iii) permitted by Section 7.7); and

               (b) The definition of "Cash Equivalent Investments" is hereby amended to delete the terms of clause (iii) thereof in their entirety and to insert the following therefor:

               (iii) repurchase agreements or reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above;

               (c) The definition of "Letter of Credit Availability" is hereby amended to delete the definition in its entirety and to insert the following therefor:

               "Letter of Credit Availability" shall mean, at any time, the lesser of (a) $35,000,000 minus any Letter of Credit Outstanding(s) and (b) the aggregate amount of then Available Commitments.

               (d) The following definitions are added to the Existing Agreement after the definition of "Loans" and before the definition of "Material Adverse Effect" contained therein:

               "MARAD" shall mean the United States Department of Transportation Maritime Administration and its successors.

               "MARAD Financing Documents" shall mean the documents, instruments and agreements initially entered into by the Company and its Subsidiaries in connection with the Shipyard Project, without giving effect to any amendments or modifications thereof or thereto.
               "MARAD Financing Liens" shall mean those Liens initially granted by the Company or the Subsidiaries to MARAD or its designee in connection with the Shipyard Project, which Liens shall, in no event, extend to or otherwise attach to any of the Collateral or secure Indebtedness in an aggregate principal amount in excess of $17,800,000 at any time.

               (e) The following definitions are added to the Existing Agreement after the definition of "Security Agreement (Company)" contained therein:

               "Shipyard Partnership" shall mean Avondale Land Management Company, a general partnership organized under the laws of the State of Louisiana.

               "Shipyard Project" shall mean the advanced and modern shipyard technology project of the Company intended to modernize the Company's shipyard located in Avondale, Louisiana and financed, in part, through Title XI of the Merchant Marine Act, 1936, as amended.

               "Shipyard Real Property Assets" shall mean that portion of the real property underlying the Company's shipyard located in Avondale, Louisiana which is contributed by the Company to the Shipyard Partnership in connection with the Shipyard Project and leased back to the Company.

               (f) The definition of "Subsidiary Guarantor" is hereby amended to delete the definition in its entirety and to insert the following therefor:

               "Subsidiary Guarantor" shall mean the following Subsidiaries of the Company: (i) Gulfport, (ii) Avondale Technical Services, Inc., a Louisiana corporation, (iii) Crawford Technical Services, Inc., a Louisiana corporation, (iv) Genco Industries, Inc., a Texas corporation, (v) Avondale Properties, Inc., a Louisiana corporation, and (vi) the Shipyard Partnership.

               (g) Section 2.4(a) of the Existing Agreement is hereby amended to delete the terms of clause (ii) of the first sentence thereof in their entirety and to insert the following therefor:

               (ii) at or before 10:00 a.m. Chicago time on the requested Borrowing Date, in the case of Base Rate
               Loans,

               (h) Section 3.2 of the Existing Agreement is hereby amended to delete the terms of the parenthetical contained at the end thereof and to insert the following therefor:

               (and will promptly provide the Agent with a copy of such Letter of Credit and the Agent shall promptly provide a copy thereof to each of the Banks).
               (i) Section 6.1(c) of the Existing Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

                    (c) as soon as available, but in any event within 45 days after the end of each fiscal month of the Company, (i) the information described on Schedule 6.1 with respect to the Company and the Subsidiary Guarantors, prepared in a form acceptable to the Agent and (ii) a calculation of the Company's "Working Capital", "Long-Term Debt" and "Net Worth" as defined in that certain Title XI Reserve Fund and Financial Agreement dated as of February 9, 1995 between the Company and the United States of America, and a statement as to whether the provisions of Section 13(b) of such Agreement are applicable to the Company as a result of the Company's failure to meet the thresholds set forth in Section 13(b)(i) of such Agreement; and

               (j) Section 6.2 of the Existing Agreement is hereby amended by adding a new subsection 6.2 (j) thereto after Section 6.2(i) and before Section 6.3:

               (j) until such time as the improvements contemplated by the Shipyard Project are completed, copies of any compliance statements (and any attachments thereto) or similar documents prepared by or on behalf of the Company or its Subsidiaries and delivered to MARAD or its designee in connection with the Shipyard Project promptly after the same have been sent to MARAD.

               (k) The following Section is added after Section 6.14 (Delivery of Assignment of Claims Notices) and before Section
          VII:

               Section 6.15 Financing of Shipyard Project. On or prior to March 1, 1995, the Company shall have received at least $16,000,000 in proceeds to be used to complete the Shipyard Project (or such an amount of proceeds shall have been placed in escrow) with the terms of such financing to be reasonably satisfactory to Agent.

               (l) Section 7.1(d) of the Existing Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

               (d) Maintenance of Debt Coverage Ratio. Permit the Cash Flow Coverage Ratio as of the last day of any of its fiscal quarters to be less than (i) .10 to 1 for any such fiscal quarter ending on or prior to December 31, 1994, (ii) .15 to 1 for any such fiscal quarter ending after January 1, 1995 and on or before September 30, 1995 or (iii) .20 to 1 for any such fiscal quarter ending thereafter.

               (m) Section 7.2(f) of the Existing Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

               (f) Liens (other than the MARAD Financing Liens) granted with respect to real and/or tangible or intangible personal property, which property is acquired after the date hereof (by purchase, construction or otherwise) by the Company or any Subsidiary, each of which Liens were incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided that no such Lien shall extend to or cover any other property of the Company or any such Subsidiary other than the respective property so acquired and improvements thereon or extend to or cover any Collateral;

               (n) Section 7.2(j) of the Existing Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

               (j) in addition to and without duplication of the Liens permitted under clause (f) above, Liens securing Indebtedness and other obligations of the Company or any of its Subsidiaries permitted by this Agreement which encumber Fixed Asset Property having a net book value (or if greater, a fair market value) which, in the aggregate, is less than or equal to $5,000,000;

               (o) Section 7.2 of the Existing Agreement is hereby amended to delete the word "and" and the end of subsection (k) thereof, replace the period and the end of subsection (l) thereof with a semi-colon and the word "and" and add the following subsection
          (m) thereto:

               (m)  the MARAD Financing Liens.

               (p) Section 7.2 of the Existing Agreement is hereby amended to delete the last sentence thereof in its entirety and to substitute the following therefor:

                    Clauses (a) through (m) of this Section 7.2 are
               referred to as "Permitted Liens."

               (q) Section 7.7 of the Existing Agreement is hereby amended to delete the terms thereof in their entirety and to insert the following therefor:

               Section 7.7 Limitation on Capital Expenditures. Incur Capital Expenditures which, in the aggregate for the Company and its Subsidiaries taken as a whole, exceed $7,500,000 for the Company's fiscal year ending
               December 31, 1994, $25,000,000 for the Company's fiscal year ending December 31, 1995 and $9,000,000 for any fiscal year thereafter.
               (r) Section 7.13 of the Existing Agreement is hereby amended to delete the terms of clauses (i) and (ii) thereof in their entirety and to insert the following therefor:

               (i) Indebtedness of the Company secured by Permitted Liens; provided, however, that the aggregate principal amount of Indebtedness secured by the Liens permitted pursuant to Section 7.2(j) shall not exceed $5,000,000 in the aggregate, (ii) unsecured Indebtedness of the Company in an aggregate principal amount not to exceed $5,000,000 in the aggregate less the amount of Indebtedness secured by Liens permitted by Section 7.2(j),

                    (s) Section VII of the Existing Agreement is hereby amended by adding the following new Sections 7.21 and 7.22 thereto:

                    Section 7.21 Additional Restrictions on Avondale Properties, Inc. and the Shipyard Partnership. The Company will not (i) permit Avondale Properties, Inc. to engage in any business activity other than the ownership of the 1% general partnership interest in the Shipyard Partnership or
               (ii) permit the Shipyard Partnership to engage in any business activity other than the ownership of the Shipyard Real Property Assets which are contributed to it by the Company in connection with the transactions contemplated by the MARAD Financing Documents and the leasing back to the Company of such property.

                    Section 7.22 Amendments to the MARAD Financing Documents. The Company will not alter, amend, modify, rescind, terminate or waive any provision of the MARAD Financing Documents or any of its rights thereunder.

                    2. Waiver and Consent to Appointment of New Agent. Each Bank hereby consents to the appointment of BofA NTSA as successor Agent to Bank of America Illinois effective upon, and only upon, the resignation of Bank of America Illinois in such capacity. Such appointment shall take effect promptly upon
          (i) the resignation of Bank of America Illinois as Agent and
          (ii) the acceptance by BofA NTSA of its appointment as successor Agent (the "Succession Date"). Until the Succession Date, Bank of America Illinois shall continue to act as Agent for the Banks and BofA NTSA shall have no rights or duties with respect thereto. The Banks and the Company authorize Bank of America Illinois and BofA NTSA to (i) enter into and deliver all necessary assignment documentation, (ii) amend all Loan Documents that Bank of America Illinois and BofA NTSA determine should be amended to reflect the assignment of the Agent's rights and duties to BofA NTSA and (iii) take all other actions and execute and deliver all other documents as may be required to fully assign the rights and duties of Bank of America Illinois as Agent to BofA NTSA and to maintain the perfection of the Agent's liens in the Collateral. Effective as of the Succession Date, BofA NTSA is hereby appointed as successor Agent and after such date:
          (a) BofA NTSA shall be entitled to all the rights (including rights to indemnification) and shall assume all of the duties of the Agent under the Credit Agreement; (b) Bank of America Illinois shall be discharged from its duties and obligations under the Credit Agreement and the other related instruments (except that nothing herein shall be deemed to affect Bank of America Illinois as a Bank under the Credit Agreement and the other related documents); and (c) Bank of America Illinois shall be entitled to the continued benefit of Section IX of the Credit Agreement with respect to all actions taken by it or its predecessor on or prior to the Succession Date. The Company and the Banks hereby waive any notice of resignation which the Agent may be required to give under the Credit Agreement in connection with the resignation and appointment contemplated by this Section
          2. In addition to the foregoing, each of the Company and each of the Banks agrees that the Agent may delegate all or a portion of its duties to, one or more of its Affiliates; provided, however, that the Agent shall remain responsible for the ultimate performance of any of the Agent's duties so delegated as if such delegation had not occurred.

                    3. Waivers in Connection with Transfer of Avondale Shipyard to the Shipyard Partnership. Subject to and conditioned upon the fulfillment of each of the conditions precedent set forth in Section 4 hereof, Sections 7.3(a) and (b), 7.5, 7.14 and
          7.20 of the Existing Agreement are hereby waived to the extent, and solely to the extent, necessary to permit the Company to complete the following transactions:

                    (a) The formation of the Shipyard Partnership solely for the purpose of acquiring title to the Shipyard Real Property Assets through the Company's contribution of such assets to the Shipyard Partnership.

                    (b) The formation of Avondale Properties solely for the purpose of holding a 1% general partnership interest in the Shipyard Partnership.

                    (c) The Company's contribution of the Shipyard Real Property to the Shipyard Partnership and the leasing back to the Company of the portion of such Shipyard Real Property Assets on which the improvements financed by the Title XI Program are to be located.

                    (d) The inclusion of the negative pledge clauses set forth in the MARAD Financing Documents.

                    (e) The initial Investments made by the Company in connection with the formation of each of Avondale Properties and the Shipyard Partnership.

                    4. Conditions Precedent to Amendment Effectiveness and Consent to Release Certain Collateral. (a) The amendments and modifications set forth in Section 1 hereof and the waivers and consent set forth in Sections 2 and 3 hereof shall become effective upon, and are expressly conditioned upon, the fulfillment of each of the following conditions precedent on or prior to March 1, 1995:

                    (i) Amendment. The Agent shall have received this Amendment, duly executed and delivered by an authorized officer of the Company and the Required Banks.

                    (ii) Subsidiary Guarantor Consent. The Agent shall have received (with a copy for each of the other Banks) from each of the Subsidiary Guarantors a reaffirmation of the Subsidiary Guarantee executed by it.

                  (iii) Material Adverse Change. In the opinion of the Required Banks (as evidenced by their execution of this Amendment), no event or condition shall have occurred or exist which could reasonably be expected to have a Material Adverse Effect.

                    (iv) Additional Subsidiary Documentation. The Agent shall have received a Subsidiary Guarantee and a Subsidiary Security Agreement executed by each of the Shipyard Partnership and Avondale Properties and the Company shall have pledged to the Agent as additional security all of the issued and outstanding capital stock of Avondale Properties, in each case, pursuant to such agreements and documents as shall be reasonably satisfactory to the Required Banks (as evidenced by their execution of this Amendment).

                    (v) MARAD Approval. The Agent shall have received copies of MARAD documentation approving the Shipyard Project and indicating that the Shipyard Project qualifies for financing under the Title XI Program.

                    (vi) Legal Opinion. The Agent shall have received the favorable opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, Louisiana counsel to the Company, addressed to the Agent, the LC Issuer and the Banks in form and substance satisfactory to the Agent and its counsel.

                  (vii) Other Documents. The Agent shall have received such other documents, instruments and agreement as it shall have reasonably requested in connection with the transactions contemplated by this Amendment.

                    (b) Each of the Banks hereby consents to and authorizes the Agent to release its Lien on the Collateral described on Exhibit A hereto.

                    5. Representations, Warranties and Covenants. In order to induce the Agent and the Banks to enter into this Amendment, the Company hereby represents, warrants and covenants to the Agent and the Banks as follows:

                         (a) The execution, delivery and performance by the Company of this Amendment (i) are within the Company's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of any applicable law, statute, ordinance, regulation, rule, order or other governmental restriction or of the Certificate or Articles of Incorporation or By-Laws of the Company, (v) do not contravene, or constitute a default under, any agreement, judgment, injunction, order, decree, indenture, contract, lease, instrument or other commitment to which the Company is a party or by which the Company or any of its assets are bound and (vi) will not result in the creation or imposition of any Lien upon any asset of the Company under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company is a party or by which it or any of its assets may be bound or affected.

                         (b) This Amendment and the Credit Agreement are the legal, valid and binding obligations of the Company, and are enforceable against the Company in accordance with their terms.

                         (c) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof as though made on the date hereof, except to the extent that such representations expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

                         (d) No Default or Event of Default has occurred and is continuing.

                         (e) None of the "MARAD Financing Liens" referred to above covers or will cover or attach to any of the Collateral.
                         (f) The Company shall use its best efforts to obtain from MARAD (i) an express consent to the liens and security interests granted to the Agent on the Collateral pursuant to, under and in connection with the Credit

               Agreement (together with a consent to the granting of liens on such Collateral in connection with a refinancing of the Obligations on terms and condition no more restrictive to the Company than those set forth in the Credit Agreement), and (ii) an access agreement executed by MARAD, such consent and such agreement to be in form and substance satisfactory to the Agent.

                    6. Reference to and Effect Upon the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Existing Agreement to "the Agreement", "hereunder", "hereof", "herein", or words of like import, shall mean and be a reference to the Credit Agreement, as amended hereby and each reference to the Existing Agreement in any other Loan Document shall mean and be a reference to the Credit Agreement, as amended hereby.

                    7. Reaffirmation; Expenses. The Company hereby reaffirms to the Agent and each of the Banks that, except as modified hereby, the Credit Agreement and all of the Loan Documents remain in full force and effect and have not been otherwise waived, modified or amended. Except as expressly modified hereby, all of the terms and conditions of the Credit Agreement shall remain unaltered and in full force and effect. The Company acknowledges that all reasonable legal expenses of the Agent related to this Amendment shall be paid by the Company.

                    8. Confirmation of Collateral Documents. The Company hereby (i) ratifies and confirms its obligations under the Collateral Documents and acknowledges and agrees that the Collateral Documents to which the Company is a party are the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms; and (ii) agrees that the Obligations (for purposes of each of such Collateral Documents) shall include, without limitation, the Obligations under and as defined in the Credit Agreement as amended by this Amendment.

                    9. Role of BA Securities, Inc. Each of the Company and the Lenders acknowledges that it is aware of the facts that
          (i) BA Securities, Inc. ("BASI") has acted as exclusive agent for the Company in connection with the sale of the bonds issued in connection with the Shipyard Project under the Title XI Program,
          (ii) Bank of America Illinois ("BAI") provides, for a fee, investment services regarding the Company's pension fund, and
          (iii) BAI from time to time provides incidental equipment trustee services to the Company. Each of the Company and the Lenders acknowledges and consents to any and all of the foregoing roles of BASI, BAI and their respective Affiliates and waives any objections it may have to actual or potential conflict of interest caused by BASI and BAI acting in such capacity. Each of the Lenders further agrees that in connection with any of the foregoing roles, BASI and BAI may take, or refrain from taking, any action which they in their discretion deem appropriate.

                    10. Choice of Law. THIS AMENDMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE COMPANY,

          THE SUBSIDIARIES, THE AGENT AND THE BANKS IN CONNECTION WITH THIS AMENDMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS.

                    11. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by telecopier, with the intention that they shall have the same effect as an original counterpart thereof.

                    IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                        AVONDALE INDUSTRIES, INC.

                                        By: \s\ Thomas M. Kitchen
                                        Name:  Thomas M. Kitchen
                                        Title: Vice President

                                        BANK OF AMERICA ILLINOIS,successor-
                                        in-interest to CONTINENTAL BANK,
                                        as Agent

                                        By: \s\ Daniel G. Farthing
                                        Name:  Daniel G. Farthing
                                        Title: Vice President

                                        THE BANKS:

                                        BANK OF AMERICA ILLINOIS,successor-
                                        in-interest to CONTINENTAL BANK,
                                        as a Bank and as LC Issuer


                                        By: \s\ Thomas Barnett
                                        Name:  Thomas Barnett
                                        Title: Vice President

                                        WHITNEY NATIONAL BANK

                                        By: \s\ Elmer H. Hemphill, Jr.
                                        Name:  Elmer H. Hemphill, Jr.
                                        Title: Senior Vice President

                                        FIRST INTERSTATE BANK OF TEXAS,N.A.

                                        By: \s\ Frank W. Schageman
                                        Name:  Frank W. Schageman
                                        Title: Assistant Vice President


                                        FIRST NATIONAL BANK OF COMMERCE


                                        By: \s\ David A. Doherty
                                        Name:  David A. Doherty
                                        Title: Vice President

                                       CONSENT

                    By Subsidiary Guarantee dated as of May 10, 1994 (the "Guarantee"), the undersigned (the "Guarantor") guaranteed to the Secured Parties (as defined therein), subject to the terms, conditions and limitations set forth therein, the prompt payment and performance of all of the Obligations (as defined therein). The Guarantor consents to the Company's execution of the foregoing Second Amendment to Revolving Credit Agreement and acknowledges the continued validity, enforceability and effectiveness of the Guarantee with respect to all loans, advances and extensions of credit to the Company, whether heretofore or hereafter made, together with all interest thereon and all expenses in connection therewith.

                                        AVONDALE GULFPORT MARINE, INC.


                                        By \s Thomas M. Kitchen
                                        Title: Vice President

          Dated:  February 9, 1995

                                       CONSENT

                    By Subsidiary Guarantee dated as of May 10, 1994 (the "Guarantee"), the undersigned (the "Guarantor") guaranteed to the Secured Parties (as defined therein), subject to the terms, conditions and limitations set forth therein, the prompt payment and performance of all of the Obligations (as defined therein). The Guarantor consents to the Company's execution of the foregoing Second Amendment to Revolving Credit Agreement and acknowledges the continued validity, enforceability and effectiveness of the Guarantee with respect to all loans, advances and extensions of credit to the Company, whether heretofore or hereafter made, together with all interest thereon and all expenses in connection therewith.

                                        AVONDALE TECHNICAL SERVICES, INC.


                                        By \s\ Thomas M. Kitchen
                                        Title:  President

          Dated:  February 9, 1995

                                       CONSENT

                    By Subsidiary Guarantee dated as of May 10, 1994 (the "Guarantee"), the undersigned (the "Guarantor") guaranteed to the Secured Parties (as defined therein), subject to the terms, conditions and limitations set forth therein, the prompt payment and performance of all of the Obligations (as defined therein). The Guarantor consents to the Company's execution of the foregoing Second Amendment to Revolving Credit Agreement and acknowledges the continued validity, enforceability and effectiveness of the Guarantee with respect to all loans, advances and extensions of credit to the Company, whether heretofore or hereafter made, together with all interest thereon and all expenses in connection therewith.

                                        CRAWFORD TECHNICAL SERVICES, INC.


                                        By \s\ B. L Hicks
                                        Title: Secretary

          Dated:  February 9, 1995

                                       CONSENT

                    By Subsidiary Guarantee dated as of May 10, 1994 (the "Guarantee"), the undersigned (the "Guarantor") guaranteed to the Secured Parties (as defined therein), subject to the terms, conditions and limitations set forth therein, the prompt payment and performance of all of the Obligations (as defined therein). The Guarantor consents to the Company's execution of the foregoing Second Amendment to Revolving Credit Agreement and acknowledges the continued validity, enforceability and effectiveness of the Guarantee with respect to all loans, advances and extensions of credit to the Company, whether heretofore or hereafter made, together with all interest thereon and all expenses in connection therewith.

                                        GENCO INDUSTRIES, INC.


                                        By \s\ Thomas M. Kitchen
                                        Title: Director

          Dated:  February 9, 1995

                                      EXHIBIT A

                    All of the following property whether now owned or existing or hereafter acquired or arising:

                    (i) each and every construction, supply or similar
               agreement relating to the Shipyard Project, as each may be amended from time to time; and

                    (ii) Avondale Industry Inc.'s ("Avondale's") rights to
               receive all monies which from time to time become due to Avondale in respect of the construction of the Shipyard Project regardless of legal theory by which monies are recovered.

                    "Shipyard Project" means the construction (including the designing, inspecting, outfitting and equipping) of the advanced and modern shipyards technology project undertaken by Avondale at its main shipyard facility in Avondale, Louisiana.